                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

      Filed by the Registrant /X/

      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED
                 BY RULE 14A-6(E)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-12

                              EXXON MOBIL CORPORATION
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)

      -----------------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if other than the
                                    Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------

/ /        Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

                                     [LOGO]

                         Notice of 2002 Annual Meeting
                              and Proxy Statement
                                   including
                              Financial Statements

                             YOUR VOTE IS IMPORTANT
                        PLEASE VOTE YOUR SHARES PROMPTLY

NOTICE OF ANNUAL MEETING

MAY 29, 2002

AND PROXY STATEMENT

                                                                          [LOGO]

Dear Shareholder:

We invite you to attend the annual meeting of shareholders on Wednesday, May 29, 2002, in Dallas, Texas. The meeting will begin promptly at 9:30 a.m. At the meeting, you will hear a report on our business and have a chance to meet your directors and executives.

This booklet includes the formal notice of the meeting, the proxy statement and financial statements. The proxy statement tells you about the agenda, procedures and rules of conduct for the meeting. It also describes how the board operates and gives personal information about our director candidates.

Based on favorable shareholder response, financial statements again are included with this proxy statement as Appendix A rather than with the summary annual report. The summary annual report mailed with this booklet includes summary financial statements.

Even if you only own a few shares, we want your shares to be represented at the meeting. You can vote your shares by Internet, toll-free telephone call, or proxy card. If you vote this year's proxy via the Internet, you can elect to access future proxy statements and annual reports on our Web site. If you are a registered shareholder, you can choose to discontinue receiving more than one annual report.

To attend the meeting in person, please follow the instructions on page 2. If you are not able to attend, you may listen to a live audiocast of the meeting on the Internet. Instructions for listening to this audiocast will be available at our Web site, www.exxonmobil.com, approximately one week prior to the event. A report on the meeting will be included in the June issue of EXXONMOBIL PERSPECTIVES, which will also be available on our Web site.

Sincerely yours,

/s/ Lee R. Raymond

Lee R. Raymond
Chairman of the Board

April 17, 2002

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS OF EXXON MOBIL CORPORATION

              TIME:
                                    Doors open:     8:00 a.m., central time
                                    Meeting begins: 9:30 A.M., central time

              DATE:
                                    Wednesday, May 29, 2002

              PLACE:
                                    Morton H. Meyerson Symphony Center
                                    2301 Flora Street
                                    Dallas, Texas 75201

              PURPOSE:
                                    - Elect directors
                                    - Ratify appointment of independent auditors
                                    - Vote on 8 shareholder proposals
                                    - Conduct other business if properly raised

                                    Only shareholders of record on April 5, 2002, may vote at the meeting. Only shareholders or their proxy holders and ExxonMobil guests may attend the meeting. Guests are not permitted to speak at the meeting.

                                    YOUR VOTE IS IMPORTANT. PLEASE VOTE YOUR SHARES PROMPTLY. TO
                                    VOTE YOUR SHARES, USE THE INTERNET OR CALL THE TOLL-FREE
                                    TELEPHONE NUMBER AS DESCRIBED IN THE INSTRUCTIONS ON YOUR PROXY
                                    CARD, OR COMPLETE, SIGN, DATE, AND RETURN YOUR PROXY CARD.

                                    [/S/ P. T. MULVA]
                                    Patrick T. Mulva
                                    Secretary

                                    April 17, 2002

EXXON MOBIL CORPORATION - PROXY STATEMENT 2002

                     TABLE OF CONTENTS                       PAGE
---------------------------------------------------------------------

General Information........................................      1

ELECTION OF DIRECTORS......................................      3

Director Compensation......................................      8

Board Committees...........................................      8

Director and Executive Officer Stock Ownership.............     11

BCC Report on Executive Compensation.......................     12

Executive Compensation Tables..............................     16

Stock Performance Graphs...................................     22

Board Audit Committee Report...............................     23

BOARD OF DIRECTORS PROPOSAL:

  Ratification of Independent Auditors.....................     24

SHAREHOLDER PROPOSALS......................................     25

Additional Information.....................................     45

Appendix A: Financial Section..............................     A1

Appendix B: Board Audit Committee Charter..................     B1

                                  PROXY STATEMENT 2002 - EXXON MOBIL CORPORATION

GENERAL INFORMATION

WHO MAY VOTE

Shareholders of ExxonMobil, as recorded in our stock register on April 5, 2002, may vote at the meeting.

HOW TO VOTE

You may vote in person at the meeting or by proxy. We recommend you vote by proxy even if you plan to attend the meeting. You can always change your vote at the meeting.

HOW PROXIES WORK

ExxonMobil's Board of Directors is asking for your proxy. Giving us your proxy means you authorize us to vote your shares at the meeting in the manner you direct. You may vote for all, some, or none of our director candidates. You may also vote for or against the other proposals or abstain from voting.

If your shares are held in your name, you can vote by proxy in three convenient ways:

    - VIA INTERNET: Go to www.eproxyvote.com/xom and follow the instructions. You will need to enter the Control Number printed on your proxy card. At this Web site, you can elect to access future proxy statements and annual reports via the Internet.

    - BY TELEPHONE: Call toll-free 1-877-779-8683 and follow the instructions. You will need to enter the Control Number printed on your proxy card.

    - IN WRITING: Complete, sign, date, and return your proxy card in the enclosed envelope.

Your proxy card covers all shares registered in your name and shares held in your Shareholder Investment Program (SIP) account. If you own shares in the ExxonMobil Savings Plan, your proxy card also covers those shares.

If you give us your signed proxy, but do not specify how to vote, we will vote your shares in favor of our director candidates; in favor of the management proposal to ratify the appointment of independent auditors; and against the shareholder proposals.

If you hold shares through someone else, such as a stockbroker, you may receive material from that firm asking how you want to vote. Check the voting form used by that firm to see if it offers Internet or telephone voting.

VOTING SHARES IN THE EXXONMOBIL SAVINGS PLAN

The trustee of the ExxonMobil Savings Plan will vote plan shares as participants direct. To the extent participants do not give instructions, the trustee will vote shares as it thinks best. This year, the proxy card also serves to give voting instructions to the trustee.

EXXON MOBIL CORPORATION - PROXY STATEMENT 2002

REVOKING A PROXY

You may revoke your proxy before it is voted by:

    - submitting a new proxy with a later date, including a proxy given via the Internet or by telephone;

    - notifying ExxonMobil's Secretary in writing before the meeting; or

    - voting in person at the meeting.

CONFIDENTIAL VOTING

Independent inspectors count the votes. Your individual vote is kept confidential from us unless special circumstances exist. For example, a copy of your proxy card will be sent to us if you write comments on the card.

QUORUM

In order to carry on the business of the meeting, we must have a quorum. This means at least a majority of the outstanding shares eligible to vote must be represented at the meeting, either by proxy or in person. Treasury shares, which are shares owned by ExxonMobil itself, are not voted and do not count for this purpose.

VOTES NEEDED

The director candidates who receive the most votes will be elected to fill the seats on the board. Approval of the other proposals requires the favorable vote of a majority of the votes cast. Only votes for or against a proposal count. Abstentions and broker non-votes count for quorum purposes but not for voting purposes. Broker non-votes occur when a broker returns a proxy but does not have authority to vote on a particular proposal.

ATTENDING IN PERSON

Only shareholders or their proxy holders and ExxonMobil's guests may attend the meeting. For safety and security reasons, cameras will not be allowed in the meeting and will need to be checked at the admissions counter.

For registered shareholders, an admission ticket is attached to your proxy card. Please bring the admission ticket with you to the meeting.

If your shares are held in the name of your broker, bank, or other nominee, you must bring to the meeting an account statement or letter from the nominee indicating that you are the beneficial owner of the shares on April 5, 2002, the record date for voting. You may receive an admission ticket in advance by sending a written request with proof of ownership to the address listed under "Contact information" on page 46.

Shareholders who do not present admission tickets at the meeting will be admitted only upon verification of ownership at the admissions counter.

                                  PROXY STATEMENT 2002 - EXXON MOBIL CORPORATION

CONDUCT OF THE MEETING

The Chairman has broad authority to conduct the annual meeting in an orderly and timely manner. This authority includes establishing rules for shareholders who wish to address the meeting. A copy of these rules will be available at the meeting. The Chairman is also entitled to exercise broad discretion in recognizing shareholders who wish to speak and in determining the extent of discussion on each item of business. In light of the number of business items on this year's agenda and the need to conclude the meeting within a reasonable period of time, we cannot assure that every shareholder who wishes to speak on an item of business will be able to do so. The Chairman may also rely on applicable law regarding disruptions or disorderly conduct to ensure that the meeting is conducted in a manner that is fair to all shareholders.

ELECTION OF DIRECTORS
(ITEM 1 ON THE PROXY CARD)

The board has nominated the director candidates named below. Personal information on each of our nominees is also given below. All of our nominees currently serve as ExxonMobil directors.

The Board of Directors performs a number of services for ExxonMobil and its shareholders, including:

    - overseeing the management of the company on your behalf;

    - reviewing ExxonMobil's long-term strategic plans;

    - exercising direct decision-making authority in key areas, such as declaring dividends;

    - choosing the CEO, setting the scope of his authority to manage the company's business day to day, and evaluating his performance; and

    - reviewing development and succession plans for ExxonMobil's top executives.

Most ExxonMobil directors--including 10 of our 12 nominees--are not ExxonMobil employees. Only nonemployee directors serve on ExxonMobil's Board Audit, Board Compensation, Public Issues, Board Affairs, and Board Advisory on Contributions committees.

All ExxonMobil directors are elected for one-year terms. Nonemployee directors cannot stand for election after they have reached age 70. Mr. Renna elected to retire effective January 31, 2002, so he is not standing for reelection. Also, Mr. Dahan has advised the board of his intention to retire, therefore, he is not standing for reelection.

The board met ten times in 2001. All of ExxonMobil's directors, on average, attended approximately 97% of board and committee meetings during the year 2001.

If a director nominee becomes unavailable before the election, your proxy authorizes the people named as proxies to vote for a replacement nominee if the board names one.

THE BOARD RECOMMENDS YOU VOTE FOR EACH OF THE FOLLOWING CANDIDATES:

EXXON MOBIL CORPORATION - PROXY STATEMENT 2002

BIOGRAPHIES OF OUR BOARD NOMINEES

-----------------------------------------------------------------------------------------------

MICHAEL J. BOSKIN                  T. M. Friedman Professor of Economics, and Senior Fellow,
                                   Hoover Institution, Stanford University. Holds bachelor's,
[PHOTO]                            master's, and Ph.D. degrees in economics. Joined Stanford
                                   University in 1970. Adjunct Scholar, American Enterprise
AGE 56                             Institute; Research Associate, National Bureau of Economic
Director since 1996                Research. Director, First Health Group Corporation; Oracle
                                   Corporation; Vodafone Group PLC; Western Multiplex
                                   Corporation. Chairman, Congressional Advisory Commission on
                                   the Consumer Price Index 1995-96; Council of Economic
                                   Advisors, 1989-93. Member, Advisory Committee of the Joint
                                   Committee on Taxation of the U.S. Congress; Panel of
                                   Advisors to the Congressional Budget Office. Dr. Boskin is
                                   the recipient of numerous professional awards.
-----------------------------------------------------------------------------------------------

WILLIAM T. ESREY                   Chairman and Chief Executive Officer, Sprint Corporation.
                                   Holds bachelor's degree in economics and master of business
[PHOTO]                            administration degree. Joined Sprint, a global
                                   communications company integrating long distance, local, and wireless communications services and one of the world's
AGE 62                             largest carriers of Internet traffic, in 1980. Held a
Director since 1998                variety of management positions. Elected Chief Executive
                                   Officer in 1985 and Chairman in 1990. Prior to joining
                                   Sprint, Mr. Esrey held management positions with Dillon,
                                   Read and Company; AT&T; New York Telephone Company; and
                                   Empire City Subway Co., Ltd. Director, Duke Energy
                                   Corporation; General Mills, Inc. Member, The Business
                                   Council; The Business Roundtable.
-----------------------------------------------------------------------------------------------

DONALD V. FITES                    Former Chairman and Chief Executive Officer, Caterpillar
                                   Inc. Holds bachelor's degree in civil engineering and
[PHOTO]                            master's degree in management. Joined Caterpillar, a
                                   manufacturer of heavy machinery, in 1956. Held a variety of
AGE 68                             management positions. Became Vice President in 1981,
Director since 1999                Executive Vice President in 1985, Director in 1986,
                                   President and Chief Operating Officer in 1989, and Chairman
                                   and Chief Executive Officer in 1990. Retired in 1999.
                                   Director of Mobil from 1990 to 1999. Director, AK Steel
                                   Corporation; AT&T Wireless Services, Inc.; Georgia-Pacific
                                   Corporation; Oshkosh Truck Corporation; Wolverine World
                                   Wide, Inc.; Valparaiso University. Trustee, Knox College.
                                   Chairman, The Salvation Army National Advisory Board; the
                                   World Methodist Council Financial Development Committee.
                                   Member, Board of Advisors, Thayer Capital Partners; The
                                   Business Council. Mr. Fites is the recipient of numerous
                                   awards, including two honorary doctorate of law degrees.

                                  PROXY STATEMENT 2002 - EXXON MOBIL CORPORATION

-----------------------------------------------------------------------------------------------

JAMES R. HOUGHTON                  Chairman of the Board, Corning Incorporated. Holds bachelor of arts and master of business administration degrees.
[PHOTO]                            Joined Corning, a communications, advanced materials, and
                                   display products company, in 1962. Held a variety of
AGE 66                             management positions. Elected Chairman of the Board and
Director since 1994                Chief Executive Officer of Corning in 1983. Retired in 1996.
                                   Elected Chairman of the Board in June 2001. Director,
                                   Corning Incorporated; Metropolitan Life Insurance Company.
                                   Trustee, Corning Museum of Glass; The Metropolitan Museum of
                                   Art; The Pierpont Morgan Library. Member, The Business
                                   Council; Council on Foreign Relations; Harvard Corporation.
-----------------------------------------------------------------------------------------------

WILLIAM R. HOWELL                  Chairman Emeritus, J.C. Penney Company, Inc. Holds bachelor of business administration degree. Joined J.C. Penney, a
[PHOTO]                            department store and catalog chain, in 1958. Held a variety of management positions. Elected Chairman of the Board and
AGE 66                             Chief Executive Officer in 1983. Retired as Chairman of the
Director since 1982                Board in 1997. Director, Bankers Trust New York Corporation
                                   and Bankers Trust Company; American Electric Power;
                                   Halliburton Co.; Pfizer, Inc.; Williams; Viseon.
-----------------------------------------------------------------------------------------------

HELENE L. KAPLAN                   Of Counsel to Skadden, Arps, Slate, Meagher & Flom LLP, a
                                   law firm that performed services for Mobil. Holds bachelor
[PHOTO]                            of arts degree and juris doctor. Director of Mobil 1989
                                   through 1999. Director, J.P. Morgan Chase & Co.; May
AGE 68                             Department Stores Company; Metropolitan Life, Inc.; Verizon
Director since 1999                Communications. Chair, Carnegie Corporation of New York.
                                   Trustee and Vice Chair, American Museum of Natural History;
                                   Commonwealth Fund; J. Paul Getty Trust; Institute for
                                   Advanced Study. Member, American Academy of Arts and
                                   Sciences; Council on Foreign Relations. Fellow, American
                                   Philosophical Society. Mrs. Kaplan is the recipient of
                                   numerous awards, including an honorary doctorate of law.

EXXON MOBIL CORPORATION - PROXY STATEMENT 2002

-----------------------------------------------------------------------------------------------

REATHA CLARK KING                  President and Executive Director, General Mills Foundation;
                                   Vice President, General Mills, Inc., a manufacturer and
[PHOTO]                            marketer of consumer food products. Holds bachelor of
                                   science degree in chemistry and mathematics, master of
AGE 64                             science degree in chemistry, master of business
Director since 1997                administration degree in finance management, and Ph.D.
                                   degree in thermochemistry. Prior to joining the General
                                   Mills Foundation in 1988, Dr. King held a variety of
                                   scientific and educational positions, including Research
                                   Chemist, National Bureau of Standards; Chemistry Professor,
                                   Associate Dean for Division of Natural Science &
                                   Mathematics, and Associate Dean for Academic Affairs, York
                                   College, City University of New York; President,
                                   Metropolitan State University. Director, H.B. Fuller
                                   Company; Minnesota Mutual Companies, Inc.; Wells Fargo and
                                   Company. Trustee, Clark Atlanta University; H.B. Fuller
                                   Foundation. Life Trustee, University of Chicago. Dr. King is
                                   the recipient of numerous awards, including 14 honorary
                                   doctorate degrees.
-----------------------------------------------------------------------------------------------

PHILIP E. LIPPINCOTT               Retired Chairman of the Board, Campbell Soup Company, a
                                   global manufacturer and marketer of high quality, branded
[PHOTO]                            convenience food products. Retired Chairman and Chief
                                   Executive Officer, Scott Paper Company. Holds bachelor of
AGE 66                             arts and master of business administration degrees. Joined
Director since 1986                Scott Paper, a company involved in sanitary paper, printing and publishing papers, and forestry operations, in 1959.
                                   Held a variety of management positions. Elected Director in
                                   1978, Chief Executive Officer in 1982 and Chairman in 1983.
                                   Retired in 1994. Director, Campbell Soup Company. Chairman
                                   of the Board and Director, Fox Chase Cancer Center. Trustee,
                                   The Penn Mutual Life Insurance Company. Member, The Business
                                   Council.
-----------------------------------------------------------------------------------------------

HARRY J. LONGWELL                  Executive Vice President. Holds bachelor's degree in
                                   petroleum engineering. Principal responsibilities include
[PHOTO]                            the corporation's worldwide upstream oil and gas activities;
                                   Imperial Oil Limited; aviation; and human resources. Since
AGE 60                             joining the Exxon organization in 1963, Mr. Longwell has
Director since 1995                held a variety of management positions in domestic and
                                   foreign operations, including Vice President-Production and
                                   President, Exxon Company, U.S.A.; Vice President, Esso
                                   Europe Inc.; Senior Vice President-Upstream and Executive
                                   Vice President, Exxon Company, International. Elected Senior
                                   Vice President and Director of Exxon in 1995, Executive Vice
                                   President and Director of ExxonMobil in 2001. Director,
                                   National Action Council for Minorities in Engineering;
                                   University of Dallas. Member, Board of Visitors, University
                                   of Texas, M.D. Anderson Cancer Center; Advisory Board,
                                   Dallas Area Habitat for Humanity.

                                  PROXY STATEMENT 2002 - EXXON MOBIL CORPORATION

-----------------------------------------------------------------------------------------------

MARILYN CARLSON NELSON             Chairman and Chief Executive Officer, Carlson Companies,
                                   Inc. Co-Chair, Carlson Holdings, Inc.; Carlson Wagonlit
[PHOTO]                            Travel, Inc. Holds bachelor's degree in international
                                   economics. Since joining Carlson Companies, a travel, hotel,
AGE 62                             restaurant, and marketing services company, in 1989, Mrs.
Director since 1991                Nelson has held a number of management positions, including
                                   Director, Senior Vice President, and Vice Chair. Director,
                                   Carlson Companies, Inc; Qwest Communications, Inc.; Mayo
                                   Foundation. Past Chair, Travel Industry Association of
                                   America. Member, Council of the World Economic Forum; World
                                   Travel and Tourism Council; Advisory Board, Curtis L.
                                   Carlson School of Management, University of Minnesota. Mrs.
                                   Nelson is the recipient of numerous awards, including three honorary doctorate degrees.
-----------------------------------------------------------------------------------------------

LEE R. RAYMOND                     Chairman of the Board and Chief Executive Officer. Holds
                                   bachelor's and Ph.D. degrees in chemical engineering. Since
[PHOTO]                            joining the Exxon organization in 1963, Mr. Raymond has held a variety of management positions in domestic and foreign
AGE 63                             operations, including Exxon Company, U.S.A.; Creole
Director since 1984                Petroleum Corporation; Exxon Company, International; Exxon
                                   Enterprises; Esso Inter-America, Inc. Elected Senior Vice
                                   President and Director of Exxon in 1984, President in 1987,
                                   Chairman and Chief Executive Officer in 1993, and added
                                   title of President in 1996. Director, J.P. Morgan Chase &
                                   Co.; American Petroleum Institute; American Enterprise
                                   Institute; United Negro College Fund. Trustee, Wisconsin
                                   Alumni Research Foundation. Member, The Business Council;
                                   The Business Roundtable; Council on Foreign Relations;
                                   Emergency Committee for American Trade; National Petroleum
                                   Council; Singapore-U.S. Business Council; Trilateral
                                   Commission; University of Wisconsin Foundation.
-----------------------------------------------------------------------------------------------

WALTER V. SHIPLEY                  Retired Chairman of the Board, The Chase Manhattan
                                   Corporation and The Chase Manhattan Bank, a banking and
[PHOTO]                            finance company. Holds bachelor of science degree. Joined
                                   Chase Bank in 1956. Held a variety of management positions.
AGE 66                             Director, Verizon Communications; Lincoln Center for the
Director since 1998                Performing Arts, Inc.; American Home Products Corporation.
                                   Chairman and Director, Goodwill Industries of Greater New
                                   York, Inc. Trustee, American Museum of Natural History.
                                   Member, The Business Council.

EXXON MOBIL CORPORATION - PROXY STATEMENT 2002

DIRECTOR COMPENSATION

ExxonMobil employees receive no extra pay for serving as directors. Nonemployee directors receive a base fee of $75,000 a year. We also pay members of the Audit and Compensation Committees a fee of $15,000 per year, and an additional fee of $10,000 per year to the chairs of those committees. For other committees, nonemployee directors receive $8,000 per year for each committee on which they serve, and the chairs receive an additional fee of $7,000 per year. No fees are paid to members of the Executive Committee. Nonemployee directors are reimbursed for actual expenses to attend meetings.

Nonemployee directors may elect to defer all or part of these fees either into ExxonMobil stock equivalents with dividends or into a deferred account that earns interest at the prime rate. Deferred fees are payable after the director leaves the board in one to five annual installments.

We also pay a portion of director compensation in stock. Each nonemployee director receives 8,000 shares of restricted stock when first elected to the board and, if the director remains in office, an additional 2,400 restricted shares each following year. While on the board, each nonemployee director receives the same cash dividends on restricted shares as a holder of regular common stock, but the director is not allowed to sell the shares. The restricted shares can be forfeited if the director leaves the board early.

BOARD COMMITTEES

The board appoints committees to help carry out its duties. In particular, board committees work on key issues in greater detail than would be possible at full board meetings. Each committee reviews the results of its meetings with the full board.

BOARD AUDIT COMMITTEE

    Mr. Houghton (Chairman)

    Mr. Esrey

    Mr. Howell

    Mrs. Kaplan

    Dr. King

    Mrs. Nelson

The Board Audit Committee met three times during 2001. The committee oversees accounting and internal control matters. The committee also recommends to the board the independent auditors to audit ExxonMobil's financial statements, subject to shareholder approval. The committee's report on its activities for the fiscal year 2001 is on page 23. Fees paid to the independent auditors are provided on pages 24-25. The committee's charter is attached as Appendix B to this proxy statement.

                                  PROXY STATEMENT 2002 - EXXON MOBIL CORPORATION

BOARD ADVISORY COMMITTEE ON CONTRIBUTIONS

    Dr. Boskin (Chairman)

    Mr. Esrey

    Mrs. Kaplan

    Dr. King

    Mr. Lippincott

    Mrs. Nelson

The Board Advisory Committee on Contributions met three times during 2001. The committee reviews the level of ExxonMobil's support for education and other public service programs, including the company's contributions to the ExxonMobil Foundation. The foundation works to improve the quality of education in America at all levels, with special emphasis on math and science. The foundation also supports the company's other cultural and public service giving.

BOARD AFFAIRS COMMITTEE

    Mrs. Nelson (Chairman)

    Mr. Fites

    Mr. Howell

    Mr. Lippincott

    Mr. Shipley

The Board Affairs Committee met once during 2001. The committee recommends director candidates; reviews nonemployee director compensation; and reviews other corporate governance practices. The committee will consider your suggestions for possible director candidates if you submit the name and biographical information in writing to ExxonMobil's Secretary at the address under "Contact information" on page 46. On request, the Secretary will also provide a description of the qualifications we look for in director candidates.

BOARD COMPENSATION COMMITTEE

    Mr. Howell (Chairman)

    Dr. Boskin

    Mr. Esrey

    Mr. Houghton

    Dr. King

The Board Compensation Committee (BCC) met seven times during 2001. The committee oversees compensation for ExxonMobil's senior executives, including salary, bonus, and incentive awards. The committee also reviews succession plans for key executive positions. The committee's report on executive compensation starts on page 12.

EXXON MOBIL CORPORATION - PROXY STATEMENT 2002

FINANCE COMMITTEE

    Mr. Raymond (Chairman)

    Dr. Boskin

    Mr. Fites

    Mr. Houghton

    Mr. Shipley

The Finance Committee met two times and acted by written consent one time during 2001. The committee reviews ExxonMobil's financial policies and strategies, including our capital structure, and authorizes corporate debt within limits set by the board.

PUBLIC ISSUES COMMITTEE

    Mr. Lippincott (Chairman)

    Mr. Fites

    Mrs. Kaplan

    Mr. Shipley

The Public Issues Committee met two times during 2001. The committee reviews ExxonMobil's policies and practices on relevant public issues, including their effects on safety, health and the environment. The committee hears reports from operating units on safety and environmental activities. The committee also visits operating sites to observe and comment on current practices, including spill and hazard prevention.

EXECUTIVE COMMITTEE

    Mr. Raymond (Chairman)

    Mr. Houghton

    Mr. Howell

    Mr. Lippincott

    Mrs. Nelson

Other directors serve as alternate members on a rotational basis.

The Executive Committee met once during 2001. The committee has broad power to act on behalf of the board. In practice, the committee meets only when it is impractical to call a meeting of the full board.

                                  PROXY STATEMENT 2002 - EXXON MOBIL CORPORATION

DIRECTOR AND EXECUTIVE OFFICER STOCK OWNERSHIP

These tables show how much ExxonMobil common stock each executive named in the Summary Compensation Table on page 16 and each nonemployee director and nominee owned on February 28, 2002. In these tables, ownership means the right to direct the voting or the sale of shares, even if those rights are shared with someone else. None of these individuals owns more than 0.13 percent of the outstanding shares. All share information in this proxy statement reflects the two-for-one stock split effective June 20, 2001.

                                                                                 Shares
                                                                                 Covered
                                                                                   by
                                                                 Shares         Exercisable
  Named Executive Officer                                         Owned         Options*
  ---------------------------------------------------------------------------------------
  Lee R. Raymond..............................................  1,534,909(1)    7,006,684
  Rene Dahan..................................................    246,468(2)    2,384,670
  Harry J. Longwell...........................................    394,538(3)    3,260,000
  Eugene A. Renna.............................................    378,152       2,119,960
  K. Terry Koonce.............................................    202,212(4)    1,193,024

 ----------

 (1) Includes 300 shares owned by spouse.

 (2) Includes 109,176 shares held jointly with spouse.

 (3) Includes 102 shares owned by spouse and 30,092 shares held jointly with spouse.

 (4) Includes 11,752 shares held jointly with spouse.

 *Includes options that will become exercisable within 60 days.

                                                                 Shares
  Nonemployee Director/Nominee                                   Owned*
  ------------------------------------------------------------------------
  Michael J. Boskin...........................................    25,900
  William T. Esrey............................................    24,540(1)
  Donald V. Fites.............................................    24,770
  James R. Houghton...........................................    34,500(2)
  William R. Howell...........................................    32,300(3)
  Helene L. Kaplan............................................    40,022
  Reatha Clark King...........................................    27,004(4)
  Philip E. Lippincott........................................    35,500
  Marilyn Carlson Nelson......................................    48,428(5)
  Walter V. Shipley...........................................    26,140

 ----------

 (1) Includes 1,040 shares held jointly with spouse.

 (2) Includes 5,000 shares owned by spouse.

 (3) Includes 5,400 restricted shares held as constructive trustee for former spouse.

 (4) Includes 1,000 shares owned by spouse.

 (5) Includes 18,528 shares held as co-trustee of family trusts.

 *The nonemployee directors are not granted ExxonMobil stock options.

On February 28, 2002, ExxonMobil's directors and executive officers (31 people) together owned 5,568,990 shares of ExxonMobil stock and 26,846,580 shares covered by exercisable options, representing about 0.48 percent of the outstanding shares.

EXXON MOBIL CORPORATION - PROXY STATEMENT 2002

BCC REPORT ON EXECUTIVE COMPENSATION

OVERVIEW

ExxonMobil's success depends on developing, motivating and retaining executives who have the skills and expertise required to lead a global organization. To that end, our executive compensation program is designed to motivate, reward and retain the management talent our company needs to achieve its business goals and maintain its leadership. We do this with:

    - competitive base salaries in keeping with a philosophy of career continuity;

    - rewards for exceptional performance and accomplishments; and

    - incentives to meet short-term and long-term objectives.

The nature of the petroleum business requires long-term, capital-intensive investments. These investments often take years to generate a return to shareholders. Accordingly, we grant incentive awards with a view toward long-term corporate performance. These awards may not fluctuate as much as year-to-year financial results. Under our program, a substantial portion of senior executives' potential compensation depends on increases in shareholder value.

ExxonMobil pays for performance based on an individual's level of responsibility. For this purpose, performance means both individual and corporate performance. Individual performance includes the ability to put ExxonMobil's business plans into effect and to react to unanticipated events. We base compensation decisions for all executives, including the Chief Executive Officer (CEO) and the other executives named in the Summary Compensation Table on page 16 on these criteria.

The three major components of ExxonMobil's compensation program are base salary, short term incentive awards, and long term incentive awards.

BASE SALARY

In keeping with the long-term and highly technical nature of ExxonMobil's business, we take a long-term approach to management development. This career-oriented philosophy requires a competitive base salary. Each year, we adjust ExxonMobil's salary structure based on competitive positioning (comparing ExxonMobil's salary structure with salaries paid by other companies), ExxonMobil's own business performance, and general economic factors. Specific weights are not given to these factors, but competitive positioning is the most important factor.

We use a number of surveys to determine ExxonMobil's competitive salary position. We compare our salary structure with the U.S.-based oil companies in the industry group used for comparing stock performance on page 22. We do not consider salary data from the foreign-based oil companies in that group. Their executive compensation structures are not considered comparable.

ExxonMobil's business, and the competition for executives, extend beyond the oil industry. Therefore, we also compare our salary structure with other major U.S.-based corporations. ExxonMobil is significantly larger and more diverse than the other surveyed companies.

                                  PROXY STATEMENT 2002 - EXXON MOBIL CORPORATION

Therefore, ExxonMobil targets its salary ranges between the median and high end of the survey data. Within these ranges, we determine individual executive salaries based on individual performance, level of responsibility, and experience. The BCC recommends the CEO's salary to the Board of Directors, sets the salaries for ExxonMobil's other elected officers, and reviews the salaries of other senior executives.

SHORT TERM INCENTIVE AWARDS

Short term incentive awards consist of cash bonuses and Earnings Bonus Units
(EBUs). See page 19 for a description of the terms of EBUs. We grant short term awards to executives to reward their contributions to the business during the past year. We also grant EBUs as incentives for strong, mid-term corporate performance. EBUs help stress that decisions and contributions in any one year affect future years. In 2001, approximately one half of executive bonuses were in the form of EBUs. The cumulative earnings required for maximum payout of each EBU granted this year was increased from those granted in 2000.

Each year, the BCC establishes a ceiling for cash bonuses and EBUs. The ceiling for 2001 was $145 million. Almost all of that amount was granted in awards to approximately 1,500 employees. The ceiling is based on ExxonMobil's business performance, progress towards long-term goals, and competitive position. No particular formula is used. Some of the measures of performance considered by the BCC include net income, earnings per share, return on capital employed, return on equity, dividends, and operational excellence. The BCC does not give specific weights to these measures. The 2001 ceiling was approximately the same as the 2000 ceiling based on several factors: ExxonMobil's second highest annual earnings, following record earnings in 2000, and overall business performance, continued strengthening of its worldwide competitive position and progress toward long-range strategic goals.

The bonus an executive receives depends on the executive's individual performance and level of responsibility. Each year, we assess relative performance based on factors including initiative, business judgment, technical expertise, and management skills.

LONG TERM INCENTIVE AWARDS

Long term incentive awards are intended to develop and retain strong management through share ownership and incentive awards that recognize future performance. Stock options were the primary long term incentive granted to executive officers and over 5,600 other key employees in 2001. The BCC believes that a significant portion of senior executives' compensation should depend on value created for the shareholders. Options are an excellent way to accomplish this because they tie the executives' interests directly to the shareholders' interests. See page 17 for a description of the terms of options.

The number of options granted to executive officers is based on individual performance and level of responsibility. For this purpose, the committee measures performance the same way as described above for short term awards. Option grants must be sufficient in size to provide a strong incentive for executives to work for long-term business interests and become significant owners of the business. The number of options held by an executive is not a factor in

EXXON MOBIL CORPORATION - PROXY STATEMENT 2002

determining subsequent grants. Granting options on that basis could create an incentive for executives to exercise options and sell their shares.

The company does not have required levels for equity holdings by senior management, but long term awards are designed to encourage share ownership. The five officers named in the Summary Compensation Table on page 16 have, on average, equity holdings of approximately 15 times salary as of year-end 2001. In addition, other elected officers have holdings that exceed typical ownership guidelines used by some companies in industry.

Last year, the BCC granted Career Shares to a limited number of senior executives. Career Shares are shares of ExxonMobil common stock that normally may not be sold until after an executive reaches normal retirement age. The shares may be forfeited if an executive leaves before that time. Given the size, complexity, and global scope of ExxonMobil's business, it is essential to retain an experienced senior management team. Career Shares help ExxonMobil retain key strategic and operating executives for the long term. These awards also provide an additional incentive for superior long-term corporate performance and align their total compensation with senior executives in the group of industry and other major U.S. corporations used in our compensation survey. The number of Career Shares granted to senior executives also reflects the increased responsibility and complexity of senior positions.

The committee bases individual Career Share grants on the executive's personal contribution and level of responsibility. The number of shares held by an executive is not a factor in determining individual grants since Career Shares are primarily designed to promote long-term retention.

U.S. INCOME TAX LIMITS ON DEDUCTIBILITY

U.S. income tax law limits the amount ExxonMobil can deduct for compensation paid to the CEO and the other four most highly paid executives. Performance-based compensation that meets IRS requirements is not subject to this limit. The short term awards and stock option grants described above are designed to meet these requirements so that ExxonMobil can continue to deduct the related expenses. Specifically, the shareholders have approved broad performance measures for short term awards to the top executives. The shareholders also set limits on short term awards to these executives (0.2% of operating net income) and on individual option grants (0.2% of outstanding shares at year-end 1996, adjusted for stock splits). These are not targets, only maximums established for deductibility purposes. Actual award levels have been significantly less based on the factors and judgments described in the preceding sections of this report.

CEO COMPENSATION

Within the framework described above, the BCC determines the CEO's compensation by judging his individual contributions to ExxonMobil's business, level of responsibility, and career experience. The BCC does not think narrow quantitative measures or formulas are sufficient for determining Mr. Raymond's compensation. The committee does not give specific weights to the factors considered, but the primary factor is the CEO's individual contribution to the business.

                                  PROXY STATEMENT 2002 - EXXON MOBIL CORPORATION

Considering all of the factors, the BCC believes the combination of Mr. Raymond's base salary and short term awards is appropriate compared to CEOs of ExxonMobil's competitors and other large, complex, global organizations.
Mr. Raymond's long term incentive awards reflect the complex, highly technical, and long-term nature of ExxonMobil's business. The Career Share award granted to Mr. Raymond recognizes his outstanding contributions to ExxonMobil's business performance, continued strengthening of the corporation's worldwide competitive position, and its progress toward long-range strategic goals. Noting the impact of the Exxon and Mobil merger during the past three years, and the resultant delay of some executive moves required to develop the next generation of corporate management, the board requested, and Mr. Raymond agreed, to defer his retirement beyond the normal retirement date of August 2003. The restrictions on the award are designed to retain his leadership through an orderly plan which will assure continuity in superior corporate management.

In determining Mr. Raymond's total compensation, the BCC considered
Mr. Raymond's level of responsibility, his leadership, and his overall contribution as CEO. The BCC believes his package is appropriately positioned relative to the CEOs of U.S.-based oil companies and other major U.S.-based corporations.

SUMMARY

The BCC is made up of nonemployee directors who do not participate in any of the compensation plans they administer. The BCC approves or endorses all the programs that involve compensation paid or awarded to senior executives.

The BCC is responsible for ensuring that ExxonMobil's compensation program serves the best interests of its shareholders. To help meet this responsibility, the BCC is guided by an independent analysis prepared by an outside consultant of the competitiveness of the total compensation of the CEO and other senior executives. This analysis, based on a survey of comparable positions at 18 other major corporations both within and outside the oil industry, focuses on the competitiveness of total compensation for the CEO and other senior executives. The BCC also considers the results of the salary surveys described above.

In the opinion of the committee, ExxonMobil has an appropriate and competitive compensation program. The combination of sound base salary, competitive short term bonuses, and emphasis on long term incentives provides a balanced and stable foundation for effective executive leadership.

William R. Howell, Chairman  James R. Houghton
Michael J. Boskin            Reatha Clark King
William T. Esrey

EXXON MOBIL CORPORATION - PROXY STATEMENT 2002

EXECUTIVE COMPENSATION TABLES

The following tables show the compensation of ExxonMobil's Chairman and the four other most highly paid executives. See the Board Compensation Committee (BCC) report beginning on page 12 for an explanation of our compensation philosophy. All share information listed below reflects the two-for-one stock split effective June 20, 2001.

SUMMARY COMPENSATION TABLE
--------------------------------------------------------------------------------

                                         Annual Compensation                       Long Term Compensation
                                  -----------------------------------------------------------------------------
                                                                                     Awards
                                                                           --------------------------     Payouts
                                                                           Restricted                    ---------
                                                      Other Annual           Stock                         LTIP      All Other
Name and                        Salary      Bonus     Compensation          Award(s)      Options         Payouts   Compensation
Principal Position       Year     ($)       ($)(b)        ($)                ($)(d)         (#)           ($)(f)      ($)(g)
------------------------------------------------------------------------------------------------------------------------------------
L. R. Raymond            2001  2,850,000   2,700,000       83,091(c)        7,424,000     1,050,000      1,355,130      261,288
CHAIRMAN AND CEO         2000  2,500,000   2,700,000       91,643           9,043,750     1,050,000      2,817,630      227,925
                         1999  2,110,417  13,900,000      222,571           8,356,250       850,000              0      128,547
.....................................................................................................................................
R. Dahan                 2001  1,250,000     863,000        5,370                   0       500,000        443,520      116,300
EXECUTIVE VICE
  PRESIDENT              2000  1,100,000     863,000        5,485             904,375       500,000        893,520       99,689
AND DIRECTOR             1999    953,333   2,640,000        5,484             835,625       400,000              0       75,136
.....................................................................................................................................
H. J. Longwell           2001  1,250,000     863,000        6,590             742,400       500,000        443,520      116,300
EXECUTIVE VICE
  PRESIDENT              2000  1,100,000     863,000        5,485             904,375       500,000        893,520       99,689
AND DIRECTOR             1999    953,333   2,640,000        5,484             835,625       400,000              0       75,136
.....................................................................................................................................
E. A. Renna (a)          2001  1,250,000     863,000       12,806                   0       500,000        714,185       75,000
EXECUTIVE VICE
  PRESIDENT              2000  1,100,000     863,000      458,101             904,375       500,000        878,111      105,420
AND DIRECTOR             1999    828,750   2,880,500            0             835,625       703,632(e)   1,172,501      102,095
(RETIRED--1/31/02)
.....................................................................................................................................
K. T. Koonce             2001    700,000     475,000        3,418             371,200       220,000        204,705       65,876
VICE PRESIDENT;          2000    620,000     412,500        1,181             452,188       180,000        425,205       67,087
PRESIDENT, EXXONMOBIL    1999    546,667     515,000            0             417,813       140,000              0       60,378
PRODUCTION COMPANY

    (a) Mr. Renna became an executive of ExxonMobil when the merger closed in November 1999. In order to provide more complete and comparable information, we have included in this table compensation paid by Mobil before the merger.
    (b)  1999 bonus includes regular annual bonus plus special merger bonus.
    (c) Represents certain perquisites, including membership fees of $36,920, and tax assistance of $31,598.
    (d) The value shown is the number of restricted shares times the market price of ExxonMobil stock on the day of grant. As of December 31, 2001, the total number and value of restricted shares held by these executives was: Mr. Raymond: 1,160,000 shares ($45,588,000);
         Mr. Dahan: 132,000 ($5,187,600); Mr. Longwell: 152,000 ($5,973,600);
         Mr. Renna: 40,000 ($1,572,000); and Mr. Koonce: 30,000 ($1,179,000).
         The values given do not reflect the fact that shares are restricted. The executives receive the same cash dividends on restricted shares as holders of regular common stock, but cannot sell the shares during the restricted period. See page 14 for more details on these shares, which we call Career Shares.
    (e) Includes 1999 ExxonMobil grant plus Mobil grants of 303,632 shares to Mr. Renna.
    (f)  Settlements of Earnings Bonus Units. See page 19 for more details.
    (g) 2001 values represent company credits and other allocations under defined contribution plans (Mr. Raymond: $171,000; Mr. Dahan: $76,700; Mr. Longwell: $76,700; Mr. Renna: $75,000; and Mr. Koonce: $43,700);
         and costs of executive life insurance (Mr. Raymond: $90,288;
         Mr. Dahan: $39,600; Mr. Longwell: $39,600; and Mr. Koonce: $22,176).

                                  PROXY STATEMENT 2002 - EXXON MOBIL CORPORATION

OPTION GRANTS IN LAST FISCAL YEAR
--------------------------------------------------------------------------------

                                  Individual Grants (a)                Potential Realizable Value
                                                                         at Assumed Annual Rates
                                                                       of Stock Price Appreciation
                                                                           for Option Term (b)
                       ----------------------------------------------------------------------------
                                    % of
                                    Total
                                    Options
                       Number of    Granted
                       Securities    to        Exercise
                       Underlying   Employees    or                     If Stock        If Stock
                        Options      in         Base                    At $60.46       At $96.28
                        Granted     Fiscal     Price      Expiration       5%              10%
Name                      (#)       Year       ($/Sh)       Date           ($)             ($)
---------------------------------------------------------------------------------------------------
All Shareholders'         N/A        N/A        N/A         N/A       158.6 billion   401.9 billion
  Stock Appreciation
....................................................................................................
L. R. Raymond          1,050,000      3.0       37.12     11/27/11       24,511,797      62,117,706
....................................................................................................
R. Dahan                 500,000      1.4       37.12     11/27/11       11,672,284      29,579,860
....................................................................................................
H. J. Longwell           500,000      1.4       37.12     11/27/11       11,672,284      29,579,860
....................................................................................................
E. A. Renna              500,000      1.4       37.12     11/27/11       11,672,284      29,579,860
....................................................................................................
K. T. Koonce             220,000      0.6       37.12     11/27/11        5,135,805      13,015,138

    (a) The exercise price is the market price of ExxonMobil stock on the grant date. Options granted to senior executives become exercisable after one year or on death. The maximum option term is 10 years after grant or five years after death, if earlier. Options may be forfeited in cases of detrimental activity or early termination of employment. We did not grant any stock appreciation rights to senior executives.

    (b) These columns show the gains option holders and all shareholders could realize if ExxonMobil stock appreciates at a 5% or 10% rate. These growth rates are arbitrary assumptions specified by the SEC, not ExxonMobil's predictions.

EXXON MOBIL CORPORATION - PROXY STATEMENT 2002

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES

-----------------------------------------------------------------------------------------------

                       Number                  Number of Securities
                         of                         Underlying          Value of Unexercised,
                       Shares                       Unexercised              In-the-Money
                       Underlying                 Options/SARs at            Options/SARs
                       Options/SARs   Value         FY-End (#)              at FY-End ($)*
                       Exercised   Realized    ---------------------   ------------------------
Name                     (#)         ($)       Exercisable Unexercisable Exercisable Unexercisable
-----------------------------------------------------------------------------------------------
L. R. Raymond          556,856    16,366,988   7,070,000   1,050,000    81,525,687    2,289,000
................................................................................................
R. Dahan               100,000     2,479,792   2,384,670     500,000    16,506,408    1,090,000
................................................................................................
H. J. Longwell               0             0   3,260,000     500,000    36,892,687    1,090,000
................................................................................................
E. A. Renna             66,566     1,754,441   1,863,758     803,632    16,781,719    3,397,604
................................................................................................
K. T. Koonce           103,828     2,603,835   1,203,024     220,000    14,269,898      479,600

  * The difference between the option exercise price and the market price of ExxonMobil stock at year-end. The actual gain, if any, an executive realizes will depend on the market price of ExxonMobil stock at the time of exercise. "In-the-money" means the market price of the stock is greater than the exercise price of the option on the date specified.

                                  PROXY STATEMENT 2002 - EXXON MOBIL CORPORATION

LONG TERM INCENTIVE PLANS--AWARDS IN LAST FISCAL YEAR

---------------------------------------------------------------------------------------------

                                Number of   Performance or
                                Shares,      Other Period     Estimated Future Payouts Under
                                Units or         Until         Non-Stock Price-Based Plans
                                 Other       Maturation or   --------------------------------
Name                             Rights         Payout           Maximum ($)
---------------------------------------------------------------------------------------------
L. R. Raymond                    900,000    5 years maximum             2,700,000
..............................................................................................
R. Dahan                         287,340    5 years maximum               862,020
..............................................................................................
H. J. Longwell                   287,340    5 years maximum               862,020
..............................................................................................
E. A. Renna                      287,340    5 years maximum               862,020
..............................................................................................
K. T. Koonce                     158,330    5 years maximum               474,990

  The awards shown above are Earnings Bonus Units or EBUs. Each EBU entitles the executive to receive an amount equal to ExxonMobil's cumulative net income per common share as announced each quarter beginning after the grant. Payout occurs on the fifth anniversary of the grant or when the maximum settlement value of $3.00 per unit is reached, if earlier. SEC rules classify EBUs as long term incentives, but because of the nature of ExxonMobil's business we view EBUs as short term awards. See page 13 for more details.

EXXON MOBIL CORPORATION - PROXY STATEMENT 2002

PENSION PLAN TABLE
--------------------------------------------------------------------------------

                                Years of Accredited Service
                       ---------------------------------------------
    Remuneration*         30          35          40          45
--------------------------------------------------------------------
1,000,000                480,000     560,000     640,000     720,000
.....................................................................
1,500,000                720,000     840,000     960,000   1,080,000
.....................................................................
2,000,000                960,000   1,120,000   1,280,000   1,440,000
.....................................................................
2,500,000              1,200,000   1,400,000   1,600,000   1,800,000
.....................................................................
3,000,000              1,440,000   1,680,000   1,920,000   2,160,000
.....................................................................
3,500,000              1,680,000   1,960,000   2,240,000   2,520,000
.....................................................................
4,000,000              1,920,000   2,240,000   2,560,000   2,880,000
.....................................................................
4,500,000              2,160,000   2,520,000   2,880,000   3,240,000
.....................................................................
5,000,000              2,400,000   2,800,000   3,200,000   3,600,000
.....................................................................
5,500,000              2,640,000   3,080,000   3,520,000   3,960,000
.....................................................................
6,000,000              2,880,000   3,360,000   3,840,000   4,320,000
.....................................................................
6,500,000              3,120,000   3,640,000   4,160,000   4,680,000
.....................................................................
7,000,000              3,360,000   3,920,000   4,480,000   5,040,000
.....................................................................
7,500,000              3,600,000   4,200,000   4,800,000   5,400,000
.....................................................................
8,000,000              3,840,000   4,480,000   5,120,000   5,760,000
.....................................................................
8,500,000              4,080,000   4,760,000   5,440,000   6,120,000
.....................................................................
9,000,000              4,320,000   5,040,000   5,760,000   6,480,000
.....................................................................

* For plan purposes, this means: (1) average annual salary over the highest paid 36-month period during the employee's last 10 years of employment; plus, (2) the average of the three highest cash bonus and EBU awards during the employee's last five years of employment.

                                  PROXY STATEMENT 2002 - EXXON MOBIL CORPORATION

Employees who meet the age, service, and other requirements of ExxonMobil's pension plans are eligible for a pension after retirement. The table shows the approximate yearly benefit that would be paid to an ExxonMobil employee in the top compensation and period of service categories. The table reflects a five-year certain and life annuity form of payment. Retiring employees may also elect to receive an equivalent lump-sum payment instead of an annuity. The actual benefit would be reduced by a portion of the employee's Social Security benefits.

Under the ExxonMobil plans, covered compensation for the named executive officers includes the amount shown in the "Salary" column of the Summary Compensation Table; the regular bonus shown in the "Bonus" column of that table; and the EBU award shown in the Long Term Incentive Plans table.

At February 28, 2002, the covered compensation and years of service were $7,139,589 (39 years) for Mr. Raymond; $2,594,183 (40 years) for Mr. Dahan; $2,594,183 (39 years) for Mr. Longwell; and $1,374,056 (40 years) for
Mr. Koonce. At Mr. Renna's retirement on January 31, 2002, his covered compensation and years of service were $2,518,600 (33 years). The benefit payable to Mr. Renna is calculated on the basis of combined compensation and years of service with Mobil and ExxonMobil.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities and Exchange Act of 1934 requires that our executive officers and directors file reports of their ownership and changes in ownership of ExxonMobil stock on Forms 3, 4, and 5 with the Securities and Exchange Commission and New York Stock Exchange. The Form 3 report of initial holdings filed when J. S. Simon, an ExxonMobil Vice President, first became an executive officer in 1999 inadvertently failed to include a previously-granted deferred share bonus. The deferred shares are not actually deliverable until after Mr. Simon retires, and are subject to forfeiture until then.

EXXON MOBIL CORPORATION - PROXY STATEMENT 2002

STOCK PERFORMANCE GRAPHS

Annual total returns to ExxonMobil shareholders were (8)% in 2001, 10% in 2000, and 13% in 1999 and have averaged 13% over the past five years. Total returns mean share price increase plus dividends paid, with dividends reinvested. The graphs below show the relative investment performance of ExxonMobil common stock, the S&P 500, and an industry peer group over the last five- and ten-year periods. The peer group consists of four other international integrated oil companies: BP, ChevronTexaco, Royal Dutch, and Shell Transport and Trading. Since last year's proxy statement, Texaco ceased to be a component of the peer group as a result of its merger with Chevron.

                       FIVE-YEAR CUMULATIVE TOTAL RETURNS
                    VALUE OF $100 INVESTED AT YEAR-END 1996

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

Dollars

                1996  1997  1998  1999  2000  2001
ExxonMobil       100   128   157   177   195   180
S&P 500          100   133   171   208   189   166
Industry Group   100   126   126   162   153   143

Fiscal Years Ended December 31

                       TEN-YEAR CUMULATIVE TOTAL RETURNS
                    VALUE OF $100 INVESTED AT YEAR-END 1991

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

Dollars

                1991  1992  1993  1994  1995  1996  1997  1998  1999  2000  2001
ExxonMobil       100   105   114   114   158   200   256   314   353   389   359
S&P 500          100   108   118   120   165   203   271   348   421   383   338
Industry Group   100    94   128   142   187   245   309   309   398   375   352

Fiscal Years Ended December 31

                                  PROXY STATEMENT 2002 - EXXON MOBIL CORPORATION

BOARD AUDIT COMMITTEE REPORT

The primary function of our committee is oversight of the corporation's financial reporting process, public financial reports, internal accounting and financial controls, and the independent audit of the annual consolidated financial statements. The board, in its business judgment, has determined that our members are "independent," as required by the New York Stock Exchange. Our committee acts under a charter attached to this proxy statement. We review the adequacy of the charter at least annually. Our members are not professionally engaged in the practice of accounting or auditing, and are not experts in either of those fields or in auditor independence.

In carrying out our responsibilities, we look to management and the independent auditors. Management is responsible for the preparation, presentation and integrity of the corporation's financial statements, the financial reporting process and internal controls. The independent auditors are responsible for auditing the corporation's annual financial statements in accordance with generally accepted auditing standards and expressing an opinion as to the statements' conformity with generally accepted accounting principles.

In performance of our oversight function, we have reviewed and discussed the consolidated financial statements with management and PricewaterhouseCoopers LLP
(PwC), the independent auditors. Management and PwC told us that the corporation's consolidated financial statements were fairly stated in accordance with generally accepted accounting principles. We discussed with PwC matters covered by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

We have also discussed with PwC their independence from the corporation and management, including the matters in Independence Standards Board Standard
No. 1 (Independence Discussions with Audit Committees) and the letter and disclosures from PwC to us pursuant to Standard No. 1. We considered whether the information technology consulting services relating to financial information systems design and implementation and other non-audit services provided by PwC to the corporation are compatible with maintaining the auditors' independence.

We discussed with the corporation's internal auditors and PwC the overall scope and plans for their respective audits. We met with the internal auditors and PwC, with and without management present, to discuss the results of their examinations, their evaluations of the corporation's internal controls, and the overall quality of the corporation's financial reporting.

Based on the reviews and discussions referred to above, in reliance on management and PwC, and subject to the limitations of our role, we recommended to the board, and the board has approved, the inclusion of the audited financial statements in the corporation's annual report on Form 10-K for the year ended December 31, 2001, for filing with the Securities and Exchange Commission.

We have also recommended to the board, and the board has appointed, PwC to audit the corporation's financial statements for 2002, subject to shareholder ratification of that appointment.

James R. Houghton, Chairman
William T. Esrey                           William R. Howell                           Helene L. Kaplan
Reatha Clark King                          Marilyn Carlson Nelson

EXXON MOBIL CORPORATION - PROXY STATEMENT 2002

BOARD OF DIRECTORS PROPOSAL: RATIFICATION OF INDEPENDENT AUDITORS
(ITEM 2 ON THE PROXY CARD)

Based on the recommendations of the Board Audit Committee, the board has appointed PricewaterhouseCoopers LLP (PwC) to audit our financial statements for 2002. We are asking you to ratify that appointment.

AUDIT FEES

The aggregate fees paid to PwC for professional services rendered for the audit of our annual financial statements for the fiscal year ended December 31, 2001, and for the reviews of the financial statements included in our quarterly reports on Form 10-Q for that fiscal year, are estimated to be $17.7 million.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

The aggregate fees billed by PwC for professional services rendered to ExxonMobil managed financial information systems design and implementation projects for the fiscal year ended December 31, 2001 were $49.8 million.

Competitive bidding was used by ExxonMobil project executives for each of three projects where ExxonMobil project teams were assisted by PwC resources. The ExxonMobil project executives responsible for overall system design and implementation used PwC to assist with such services as systems configuration and training. In each case, Board Audit Committee approval was obtained prior to engaging PwC for assistance. ExxonMobil has made all project management decisions including the selection of systems processes and controls. ExxonMobil internal audit department personnel performed design evaluations, as well as, pre and post implementation reviews to evaluate the adequacy of internal accounting and financial reporting controls associated with the enterprise business system projects. Two of the projects were completed during 2001. The final project is expected to be completed in 2002.

PwC has announced that it plans to separate its management consulting business, PwC Consulting, through an initial public offering.

ALL OTHER FEES

The aggregate fees billed by PwC for services rendered to us, other than the services described above under "Audit Fees" and "Financial Information Systems Design and Implementation Fees," for the fiscal year ended December 31, 2001 were $19.3 million. The more significant services are described below.

- Tax compliance and other tax services totaled $14.1 million. The services primarily included tax preparation assistance for individual ExxonMobil expatriate employees. PwC also assisted various ExxonMobil affiliates with the preparation of local tax filings and tax valuation services.

- Other audit-related services totaled $3.0 million. The services were principally comprised of benefit plan and joint venture audits, cost certifications and government compliance reviews.

                                  PROXY STATEMENT 2002 - EXXON MOBIL CORPORATION

- Actuarial services related to pension plan and other post-employment benefit obligations totaled $1.9 million. PwC finalized the sale of the business that provided these services on December 31, 2001.

PwC has been ExxonMobil's independent auditing firm for many years, and we believe they are well qualified for the job. A PwC representative will be at the annual meeting to answer appropriate questions and to make a statement if he desires.

THE BOARD RECOMMENDS YOU VOTE FOR THIS PROPOSAL.

SHAREHOLDER PROPOSALS
(ITEMS 3 THROUGH 10 ON THE PROXY CARD)

We expect the following proposals to be presented by shareholders at the annual meeting. Following SEC rules, other than minor formatting changes, we are reprinting the proposals and supporting statements as they were submitted to us. We take no responsibility for them. On request to the Secretary at the address listed under "Contact information" on page 46, we will provide the names of co-sponsors and information about the sponsors' shareholdings.

THE BOARD RECOMMENDS YOU VOTE AGAINST THESE PROPOSALS FOR THE REASONS WE GIVE AFTER EACH ONE.

SHAREHOLDER PROPOSAL: GOVERNMENT SERVICE
(ITEM 3 ON THE PROXY CARD)

This proposal was submitted by Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington, DC 20037.

"RESOLVED: That the stockholders of ExxonMobil assembled in Annual Meeting in person and by proxy hereby request the Board of Directors to have the Company furnish the stockholders each year with a list of people employed by the Corporation with the rank of Vice President or above, or as a consultant, or as a lobbyist, or as legal counsel or investment banker or director, who, in the previous five years have served in any governmental capacity, whether Federal, City or State, or as a staff member of any CONGRESSIONAL COMMITTEE or regulatory agency, and to disclose to the stockholders whether such person was engaged in any matter which had a bearing on the business of the Corporation and/or its subsidiaries, provided that information directly affecting the competitive position of the Corporation may be omitted.

REASONS: Full disclosure on these matters is essential at ExxonMobil because of its many dealings with Federal and State agencies, and because of pending issues forthcoming in Congress and/or State and Regulatory Agencies.

EXXON MOBIL CORPORATION - PROXY STATEMENT 2002

Last year the owners of 101.1 million shares, representing 4.5% of shares voting, voted FOR this proposal.

If you AGREE, please mark your proxy FOR this resolution."

THE BOARD RECOMMENDS YOU VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

The proponent submitted this same proposal for the ExxonMobil annual meeting last year when more than 95% of the votes cast by shareholders were AGAINST. As previously stated, this proposal would serve no useful purpose and would entail significant burdens in trying to interpret and then implement its vague requirements.

The board interprets this resolution as implying that individuals now associated with ExxonMobil who were once affiliated with federal, state or municipal governments might use their past associations in an inappropriate manner. While there may be rare occasions when ExxonMobil's employment requirements are met by someone who also happens to have had prior government experience, to list such persons solely because of past government associations seems to imply that this is the reason for employment and that he or she might behave in an unethical manner. We believe such inference is incorrect in practice and assumes behavior that is inconsistent with the corporation's long standing STANDARDS OF BUSINESS CONDUCT. Qualified employees who volunteer to serve in the public interest do so openly and no useful purpose would be served by publishing a list as proposed in this resolution.

Further, the listing of outside consultants, investment bankers and legal counsel with previous government service, as required by this resolution, would present the practical problem of trying to ascertain information about past activities of all individuals in those outside firms who could fall under the vaguely defined requirements of this proposal. As a result, this proposal might make it difficult for the corporation to obtain the most qualified outside advisors.

SHAREHOLDER PROPOSAL: POLICY ON BOARD DIVERSITY
(ITEM 4 ON THE PROXY CARD)

This proposal was submitted by Mr. Tom Gniewek, 123 Norwood Circle, Camden, Tennessee 38320.

"WHEREAS shareholders believe that our board of directors needs to be more representative of shareholders and reflect a diverse workforce and population so our company can remain competitive and,

Recently the Investor Responsibility Research Center reported inclusiveness at senior management and board levels was only 9% within Fortune 500 companies.

                                  PROXY STATEMENT 2002 - EXXON MOBIL CORPORATION

If we are to successfully compete in the increasingly diverse global marketplace of the future, we must select the best people regardless of race, gender, religion or physical challenge.

We believe a more diverse board with its wider range of perspectives would improve the quality of corporate decision-making. We request our corporation to enlarge its search for qualified board members including minorities and women.

The recent proxy of W.R. Grace states their Board... 'recognizes that its composition should reflect the global nature of the company's operation and the diversity of its workforce. The Board also recognizes that it is in a unique position to 'set the tone at the top' and to demonstrate its belief that diversity makes good business sense.'

Though ExxonMobil has three women, one of whom is African American on its board, we do believe this is inadequate to provide the necessary diversity for ExxonMobil to effectively compete in the future.

We request that the Board promptly take steps to include additional minorities and women candidates for nominations to the Board starting in 2001 and thereafter.

THEREFORE, BE IT RESOLVED that the shareholders request:

The Board issue a policy publicly committing the company to a more diverse board, a program of steps, and the timeline to move further in that direction.

The Board make available an annual report starting in 2001 summarizing efforts to encourage and increase the diversification of:

    - our Board of Directors

    - our Board search firms

    - all Board of Directors committees.

NOTES: Last year 90.3% of votes were cast against this proxy and 9.7% in favor. The previous year 7.9% was in favor. This is indicative of stockholder support which this proxy commands. Please vote."

THE BOARD RECOMMENDS YOU VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

As the proponent indicates above, more than 92% and 90% of votes cast by shareholders in 2000 and 2001, respectively, were cast AGAINST this proposal.

The board is committed to the diversity of its membership. However, we believe that developing and issuing another policy addressing board diversity and preparing a related annual report would replicate current policy and practice and create an unnecessary expense.

Again this year, the proposal essentially asks the board to do what it is already doing. The board has reviewed and approved "Guidelines for Selection of Nonemployee Directors," which

EXXON MOBIL CORPORATION - PROXY STATEMENT 2002

state that the corporation "seeks candidates with diverse backgrounds who possess knowledge and skills in areas of importance to the corporation, such as management, finance, marketing, technology, law, international business, or public service." The guidelines, which are made available on request to any interested shareholder, also state that the corporation "recognizes the strength and effectiveness of the board reflects the balance, experience, and diversity of the individual directors..." The Board Affairs Committee, whose members are all nonemployee directors, is responsible for recommending these guidelines and criteria as to the desired qualifications for director and for reviewing qualifications of individuals suggested as potential candidates for director. Mrs. Nelson is currently chair of the Board Affairs Committee.

The board is always searching for the most qualified candidates, regardless of race, sex, ethnicity, religion, or any other personal characteristic, with the background, experience, knowledge, and skills to oversee the operations of a corporation as large and complex as ExxonMobil.

SHAREHOLDER PROPOSAL: HUMAN RIGHTS POLICY
(ITEM 5 ON THE PROXY CARD)

This proposal was submitted by Amnesty International USA, 322 Eighth Avenue, New York, New York 10001, as lead proponent of a filing group.

"WHEREAS, we believe that transnational corporations operating in countries with repressive governments, ethnic conflict, weak rule of law, endemic corruption, or poor labor and environmental standards face serious risks to their reputation and share value if they are seen to be responsible for, or complicit in, human rights violations; and,

WHEREAS, Our company (Exxon Mobil Corporation) operates in several countries where allegations of serious human rights violations have been made including:
Angola, Cameroon, Chad, Colombia, Indonesia, and Nigeria; and,

WHEREAS, we believe our company does not possess a comprehensive human rights policy that would enable it to effectively manage and avoid these risks; and,

WHEREAS, the United Nations Universal Declaration of Human Rights (1948) is recognized as the basic international standard for human rights; and,

WHEREAS, several of our company's major competitors have already adopted a comprehensive human rights policy based upon the Universal Declaration of Human Rights; and,

WHEREAS, we believe that significant commercial advantages may accrue to our company by adopting a comprehensive human rights policy including: enhanced corporate reputation, improved employee recruitment and retention, improved community and stakeholder relations, and reduced risk of adverse publicity, consumer boycotts, divestment campaigns, and law suits;

                                  PROXY STATEMENT 2002 - EXXON MOBIL CORPORATION

THEREFORE BE IT RESOLVED that the shareholders request the Board of Directors of Exxon Mobil Corporation develop and adopt a comprehensive and verifiable human rights policy which shall include an explicit commitment to support and uphold the principles and values contained in the Universal Declaration of Human Rights.

BE IT FURTHER RESOLVED that the shareholders request the Board of Directors adopt such a policy at the earliest possible time and that they report on the progress made in this regard no later than November 1, 2002.

SUPPORTING STATEMENT: In addition to basing our company's human rights policy on the Universal Declaration of Human Rights, we believe that any adequate company human rights policy should also include consideration of the following:

    1. Workplace standards based upon the core conventions of the International Labor Organization (ILO Conventions No. 29, 87, 98, 100, 105, 111, 138, and 182).

    2. A policy on the use of security personnel, both private security and security forces provided by the government of a host country, that is based upon and consistent with internationally accepted human rights norms, such as the U.N. Code of Conduct for Law Enforcement Officials.

    3. A policy requiring a human rights and social impact assessment to be conducted prior to our company's decision to invest in countries that are experiencing civil conflict or which have poor human rights records, as evidenced by credible reports by independent human rights organizations or by the annual country reports on human rights prepared by the U.S. Department of State.

    4. A plan for implementing these commitments and policies throughout our company's global operations that provides for a secure and independent complaint mechanism, provisions for consultation with local affected communities, provisions for social auditing by credible independent agencies, and provisions for annual public reporting."

THE BOARD RECOMMENDS YOU VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

ExxonMobil condemns human rights violations in any form. We believe that our actions and our practices as outlined in the STANDARDS OF BUSINESS CONDUCT, and other documents, are consistent with the spirit and intent of the principles set forth in the Universal Declaration of Human Rights, to the extent that the provisions are relevant to private entities.

The shareholder proposal claims that the company "does not possess a comprehensive human rights policy," with the objective of effectively managing and avoiding the risks of operating in certain countries where "allegations of serious human rights violations have been made." In fact, the company has a comprehensive approach to implementing actions and policies that guide worldwide operations, including actions necessary to ensure appropriate regard for human rights in all locations where the company and its affiliates operate.

EXXON MOBIL CORPORATION - PROXY STATEMENT 2002

The company and its affiliates operate in over 200 countries and territories around the world. Specific guidance is provided to ensure that managers, supervisors, and all other employees understand senior management's expectations with regard to operating in diverse cultures and dispersed locations. Exxon Mobil Corporation's Guiding Principles and STANDARDS OF BUSINESS CONDUCT, which are intentionally broad, serve as the foundation for the company's activities. These are applied uniformly around the globe and are modified only as required by local law. A copy of these principles and standards is given to each employee worldwide.

In particular, our Guiding Principles and STANDARDS OF BUSINESS CONDUCT require adherence to the highest ethical standards, including being a good corporate citizen, obeying all laws and regulations, and respecting local and national cultures. Our Ethics Policy, which is one of the core policies that constitute the STANDARDS OF BUSINESS CONDUCT, states that even where laws are permissive, the company will choose the course of highest integrity in conducting its operations. These broad principles and policies extend to all activities of the company, including appropriate respect for human rights wherever the company and its affiliates operate.

To ensure adherence to the requirements of these principles and policies, management has put in place systems for communicating with employees and for monitoring compliance. For example, we conducted Business Practice Reviews in all functions and locations worldwide in 2000 and early 2001. All supervisors and most non-supervisory employees were required to participate. During these reviews, the requirements of our principles and policies were discussed, and employees were encouraged to raise any issues about these requirements in general, or about how the requirements apply to specific work situations.

These Business Practices Reviews will be conducted periodically in the future. Also, employees are encouraged to raise issues at any time with their supervisors, or to raise questions or disclose any potential problems in confidence through a publicized phone number. To ensure management stewardship, the company requires managers to confirm annually that they and their organization are in compliance with corporate policies.

With respect to security issues, we recognize that security and respect for human rights can and should be consistent. We have long been committed to the value of engaging with citizens and host governments to contribute to the welfare of the local community while mitigating any potential for conflict where possible. In areas where we operate, we make a direct and concrete contribution to furthering human rights by enhancing economic and social well-being. We are supporting numerous community-based initiatives around the world to develop institutional capacities in health and education fields, areas considered fundamental to the universal enjoyment of human rights.

SHAREHOLDER PROPOSAL: EXECUTIVE COMPENSATION FACTORS
(ITEM 6 ON THE PROXY CARD)

This proposal was submitted by Sisters of St. Dominic of Caldwell, New Jersey, 52 Old Swartswood Station Road, Newton, New Jersey 07860, as lead proponent of a filing group.

                                  PROXY STATEMENT 2002 - EXXON MOBIL CORPORATION

"WHEREAS:

    - We believe that executive compensation should reflect not only the financial performance of a company, but also the total performance, including social and environmental criteria;

    - During the period 1990-2000, corporate profits rose 114%, the S&P 500 rose 300%, and CEO pay rose 571%. During the same period, average worker pay rose 37%;

    - The average large company CEO made 531 times more than the average production worker in 1999 (BUSINESS WEEK). If the pay of the average manufacturing worker had increased as fast as CEO pay between 1990-2000, it would be $120,491/year, not $24,668/yr. If minimum wage rose as fast as CEO pay it would be $25.50/hour, not $5.15/hour;

    - Business leaders and thinkers ranging from J.P. Morgan to Peter Drucker have argued against wide pay gaps and call for limits on executive pay;

    - ExxonMobil's CEO received $41,696,282 in overall compensation in 2000 (2001 proxy statement);

    - ExxonMobil has been sued for up to $4.7 million for nearly 200 violations of the Clean Air Act and has been sued with a partner company for $4.8 million for toxic discharges into San Francisco Bay (THE HERALD, Glasgow). Federal and State agencies have initiated numerous actions against the company. Our liabilities for the Valdez spill have only recently been settled.

RESOLVED: Shareholders request that the Board Compensation Committee should consider non-financial factors, including social and environmental concerns, in determining compensation for top executives. We recommend the Committee consider setting executive performance goals that take into account disparities between increases in top executives' compensation and that of the lowest paid workers, as well as to environmental liability and progress.

STATEMENT OF SUPPORT

Links between executive compensation and environmental performance do not impose arbitrary limits. Instead, they address issues of

    - The lost profitability represented by waste by-products released into the environment instead of being utilized in production processes.

    - The increasing detrimental and unstable environmental impacts of operating waste and output.

By joining executive compensation with social and environmental liability and progress, our company can establish social and environmental accountability as an integral business goal that positively impacts the bottom line and helps to reverse global trends of waste and degradation."

EXXON MOBIL CORPORATION - PROXY STATEMENT 2002

THE BOARD RECOMMENDS YOU VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

The proponent submitted essentially the same proposal for the ExxonMobil annual meetings in 2000 and in 2001. More than 90% of the votes cast by shareholders were AGAINST on both occasions.

The Board Compensation Committee (BCC) does consider non-financial factors, including social and environmental concerns, in determining compensation for top executives. As described in the Board Compensation Committee Report starting on page 12 of this proxy statement, the BCC establishes a ceiling for incentive awards each year based on ExxonMobil's business performance, progress towards long-term goals and competitive positions. Some of the measures of performance considered by the BCC are financial results, including operational earnings and cost management. In addition, corporate citizenship, safety performance, environmental performance, and operational excellence are important factors which are also reviewed with and considered by the BCC. Environmental issues are discussed or reported at board and committee meetings on a regular basis. The BCC members are privy to all this information as members of the board, and they indeed received information relating to the company's environmental, corporate citizenship and financial performance at the very meeting at which the committee set specific compensation levels.

As further stated in the BCC Report, the committee does not assign specific weights to any of these factors, as the BCC does not think that narrow, quantitative measures or formulas are sufficient for determining executive compensation. Efforts to change the company's executive compensation program to a formula driven system could jeopardize the corporation's ability to maintain a competitive compensation system which attracts, retains and motivates key executives and would not, therefore, be in the best interests of the shareholders.

SHAREHOLDER PROPOSAL: ADDITIONAL REPORT ON ANWR DRILLING
(ITEM 7 ON THE PROXY CARD)

This proposal was submitted by Trillium Asset Management Corporation, 711 Atlantic Avenue, Boston, Massachusetts 02111, as lead proponent of a filing group.

"WHEREAS: the Arctic National Wildlife Refuge is the only conservation area in the nation that provides a complete range of Arctic and sub-Arctic ecosystems balanced with a wide variety of wildlife, including large populations of caribou, muskoxen, polar bears, snow geese and 180 species of other migratory birds;

the U.S. Fish and Wildlife Service considers the Arctic Refuge one of the finest examples of wilderness left on the planet;

the coastal plain of the Arctic Refuge is the only section of Alaska's entire North Slope not open for oil and gas leasing, exploration and production; and

                                  PROXY STATEMENT 2002 - EXXON MOBIL CORPORATION

RESOLVED: the Shareholders request that Board of Directors prepare a report, at reasonable cost and omitting proprietary information, on the potential environmental damage that would result from the company drilling for oil and gas in the coastal plain of the Arctic National Wildlife Refuge. The report should also cover the financial costs of the plan and the expected return.

SUPPORTING STATEMENT

'Ninety-five percent of Alaska's most promising oil-bearing lands are already open for development, but it is imperative that we continue to protect the wildlife, fish and wilderness that make up the rest of this invaluable part of our American heritage.'--President Jimmy Carter (1995)

Once part of the largest intact wilderness area in the United States, the North Slope now hosts one of the world's largest industrial complexes. In fact, oil companies already have access to 95 percent of Alaska's North Slope. More than 1500 miles of roads and pipelines and thousands of acres of industrial facilities sprawl over some 400 square miles of once pristine arctic tundra. Oil operations on the North Slope annually emit roughly 43,000 tons of nitrogen oxides and 100,000 metric tons of methane, emissions that contribute to smog, acid rain, and global warming.

The coastal plain is the biological heart of the Refuge, to which the vast Porcupine River caribou herd migrates each spring to give birth. The Department of Interior has concluded that development in the coastal plain would result in major adverse impacts on the caribou population. According to biologists from the Alaska Department of Fish and Game caribou inhabiting the oil fields do not thrive as well as members of the same herd that seldom encounter oil-related facilities.

The coastal plain is also the most important onshore denning area for the entire South Beaufort Sea polar bear population, and serves as crucial habitat for muskoxen and for at least 180 bird species that gather there for breeding, nesting and migratory activities.

Balanced against these priceless resources is the small potential for economically recoverable oil in the coastal plain. In fact, the most recent federal estimate predicted that only 3.2 billion barrels would be economically recoverable in the coastal plain--less than 6 months worth of oil for the United States.

Vote YES for this proposal, which would improve our Company's reputation as a leader in environmentally responsible energy recovery."

THE BOARD RECOMMENDS YOU VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

The board supports environmentally responsible development within the Coastal Plain of the Arctic National Wildlife Refuge (ANWR). Oil and gas exploration and development in this area is currently prohibited by federal regulations. We believe that with more than 30 years of oil and gas industry experience on Alaska's North Slope and with recent technological

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EXXON MOBIL CORPORATION - PROXY STATEMENT 2002

advancements, there is a strong case for the development of ANWR. However, at this time, the corporation has absolutely no property interests, or rights to acquire any property interest, or drilling rights in the Coastal Plain. Should the Federal government choose to authorize that development, the corporation may pursue those opportunities. We believe such exploration and development can be accomplished with little threat to the ecology of the Coastal Plain.

This proposal is essentially the same as proposals submitted for the ExxonMobil annual meetings in 2000 and 2001. More than 90% of the votes cast by shareholders in both years were AGAINST this proposal. While there has been considerable discussion in Washington regarding ANWR and the possible development of this resource, as yet, no change to the current restrictions has occurred.

The Coastal Plain is an area of about 1.5 million acres within ANWR's
19 million acres. Contrary to the proponents' claim that there is only a "small potential for economically recoverable oil" in this area, the U.S. Department of the Interior (DOI) estimates the Coastal Plain could contain between 9 and 16 billion barrels of recoverable oil. Development could significantly contribute to increased domestic oil production and to a reduction of U.S. dependence on foreign oil for many years.

An environmental impact report issued by the DOI in 1987 on the Coastal Plain area concluded that potential impacts from exploration and drilling activities would be minor or negligible on the wildlife resources, and that production activities would affect less than one percent of the Coastal Plain area. An example of such a small footprint can be found at the Alpine field, one of the most recently developed oil fields on the North Slope, where only 97 acres of surface land is needed to produce approximately 100,000 barrels of oil per day from a 40,000 acre oil field.

In the supporting statement, the proponents also speculate about the possible adverse impacts of Coastal Plain development on wildlife. Alaska Governor Tony Knowles wrote to the 435 members of Congress in 2001 stating,

"Alaskans understand the importance of treating our land with care and respect. The more than 20 years experience on Alaska's North Slope provides strong evidence that oil development at nearby ANWR poses little threat to the Coastal Plain's ecology. The Central Arctic Caribou Herd occupying the Prudhoe Bay area has grown steadily from a population of 6,000 in 1978, the year after North Slope oil production began, to over 27,000 today. The Inupiant people of the North Slope who depend on the caribou for subsistence are among the strongest supporters of Coastal Plain oil development."

In addition, over 74% of Alaskans polled in December of 2001 supported exploration in ANWR.

Given the uncertainties about what, if anything, will change with regard to current Federal regulations and when those changes might occur, preparation of a report as requested by the proponents would be so speculative as to be essentially meaningless. We believe such a report

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                                  PROXY STATEMENT 2002 - EXXON MOBIL CORPORATION

would provide little additional information and represent an inappropriate use of corporate resources.

SHAREHOLDER PROPOSAL: RENEWABLE ENERGY SOURCES
(ITEM 8 ON THE PROXY CARD)

This proposal was submitted by the Province of St. Joseph of the Capuchin Order, 1015 North Ninth Street, Milwaukee, Wisconsin 53233, as lead proponent of a filing group.

"WHEREAS:

    - Growing evidence points to global warming caused, in part, by fossil fuel burning. At the same time, in our opinion an increasing number of voices are calling for the development of alternative energy sources to reduce our nation's over-dependence on fossil fuels for its energy supply;

    - The European Union's energy ministers are committed to doubling their use of renewable energy by 2010;

    - The Intergovernmental Panel on Climate Change has found 'new and stronger evidence that most of the warming observed over the last 50 years is attributed to human activity' (IPCC, 2001: 10), and that 'stabilization of the concentration of carbon dioxide at its present level could only be achieved through an immediate reduction in its emissions of 50-70% and further reductions thereafter.' (IPCC, 1995)

    - International energy companies will face unprecedented pressure to reduce emissions and meet clean energy demands, since 178 countries have signed onto the final emissions reductions rules for the Kyoto Protocol, even though the U.S. refused to do so (Financial Times, 07/24/01). Our company operates in many of these countries.

    - Committed to combat pollution from fossil fuels and respond to growing demands for clean energy, two of our main international competitors, Royal Dutch/Shell and BP, have significantly increased their development of renewables. Royal Dutch/Shell will spend another $0.5-1.0 billion on renewable energy in the next five years. In July, BP announced its goal of being 'a new company able to offer global energy solutions' through gasoline and diesel producing lower emissions and becoming 'the world's leading producer of solar power.'

    - Meanwhile we believe ExxonMobil continues to resist efforts urging management to diversify its energy products from an over-dependence on pollution-causing fuels and begin similar demonstrable efforts to expand 'beyond petroleum.' In its January 20, 2000 filing of legal arguments to disallow this resolution, management stated: 'Renewable energy sources currently compose only an extremely insignificant percentage of the company's business.'

                                                                              35
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EXXON MOBIL CORPORATION - PROXY STATEMENT 2002

    - ExxonMobil's resistance to investing in renewable energy has contributed to a consumer boycott based on Europe. This boycott is being supported by government ministers, the public and the media. We believe this may threaten long-term shareholder value.

    - ExxonMobil has made some efforts to develop renewable sources of energy; however, by its concentration on cheap fossil fuels, it is cutting itself 'out of the loop' in the clean business segment. At the same time, we believe its ongoing denial of climatic effects from fossil fuel burning is increasingly isolating it from the innovative policies and strategies of our main international competitors (such as Shell and BP).

RESOLVED: shareholders request the Board to prepare a report (at reasonable cost and omitting proprietary information) by September 1, 2002 outlining how it will promote renewable energy sources and develop strategic plans to help bring bioenergy and other renewable energy sources into ExxonMobil's energy mix.

SUPPORTING STATEMENT

Supporting this resolution will indicate shareholder desire to emphasize greater diversification of energy products through the development of more non-polluting energy sources."

THE BOARD RECOMMENDS YOU VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

The proponents of this proposal have requested that the company pursue renewable energy sources without offering a sound business case for evaluation. Proponents have submitted similar proposals in the past for ExxonMobil annual meetings. In 2000, over 93 percent of the votes cast by shareholders were AGAINST, and in 2001 over 91 percent were AGAINST.

The proponents have cast renewables as an attractive business opportunity that also addresses the risk of climate change. ExxonMobil, in contrast to the proponents, has considerable experience in the evaluation of business opportunities and we do not share either view at this time. Participation in noneconomic projects would dilute shareholder value. As with other potential business options, should future developments occur that change our analysis, we would reconsider our position.

ExxonMobil has substantial experience in renewable energy as a business venture. The corporation has previously participated in significant commercial ventures with renewable energy, particularly solar energy, involving expenditures in excess of $500 million on research and commercial activities.

In considering renewables as a business opportunity, we note that renewables have not demonstrated an ability to compete effectively on a large scale with fossil fuels, nor are they expected to reach such a position for the foreseeable future. Performance to date indicates that to have any significant impact on conventional energies, renewables must overcome significant cost and reliability disadvantages. For example, in electric power generation, solar and wind are only as dependable as sunshine and the wind, which naturally limits their reliability for base load or peaking power needs with current technology.

36
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                                  PROXY STATEMENT 2002 - EXXON MOBIL CORPORATION

Also, it is important to note that the use of renewables is not free from impact on the environment, particularly if deployed on a scale necessary to make an appreciable contribution to global energy demand. Wind power faces challenges because of the impact of turbines on wildlife as well as its inherent sight and sound implications. Large-scale solar power and bio-energy pose significant land use issues, with the latter also requiring considerable use of water, fertilizer and energy in planting, cultivation, and harvesting of crops. In our view, these are significant factors with regard to the potential growth of renewables.

Despite these limitations, we do expect that renewables will continue to grow as a source of energy to meet future needs, but not to an extent sufficient to make a meaningful contribution to address climate change concerns. For the foreseeable future, it is our view that such growth will be highly dependent on support received through public policies and subsidies as well as through the capture of small, economical niche markets. While renewable energy supplies are expanding, it is important to recognize that they are doing so from a very small base. ExxonMobil's outlook for solar and wind energy indicates that even at a fairly optimistic growth rate of over 10 percent per year for 2000 to 2020, their share of the world's energy mix in 2020 will still be less than 0.5 percent.

Related to the outlook for renewables, one of our competitors cited by proponents has recently published a scenario for future energy supply in which renewables go through a boom and bust phase over the next 20 years. In their scenario, renewables do not become truly competitive until after 2040, based on as-yet-unforeseen technical developments. This illustrates that there is widespread uncertainty about the growth and economic potential for renewables over the current planning horizon.

In considering the shareholder proposal, it is important to note that management must evaluate a renewables option against other business opportunities, in contrast to the proponents who have not tried to make this comparison. We believe an investment in renewables faces a greater risk of poor returns than other available opportunities. As such, it would dilute shareholder return and negatively impact shareholder value. Therefore, after evaluating relevant considerations, management does not believe that renewables represent commercial opportunities at this time. Instead, we will continue to concentrate on our core energy and petrochemical businesses.

With regard to surface climate change, there continue to be substantial and well-documented gaps in today's knowledge of climate science. The proponents believe the science is settled--it is not. However, ExxonMobil recognizes that the risk of climate change and its potential impacts on society and ecosystems may prove to be significant. While studies must continue to better understand these risks and possible consequences, we will continue to take tangible actions and work with others to develop effective long-term solutions that minimize the risk of climate change from energy use without unacceptable social and economic damage.

Our actions include systematic implementation of steps to improve energy efficiency and reduce emissions. From 1973 to 1998, we were able to improve energy use at our refineries and chemical plants by more than 35 percent. In 1998, to ensure continued progress in this regard, we instituted our Global Energy Management System (G-EMS). From this effort, we expect to

                                                                              37
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EXXON MOBIL CORPORATION - PROXY STATEMENT 2002

improve our energy efficiency by another 15 percent over the next several years. Related additional benefits include lower emissions of carbon dioxide, sulfur dioxide, nitrogen oxide and other gases. A key to our performance gains have been investments in co-generation facilities that now account for over 40 percent of our power generating capacity with significantly reduced emissions of up to 50 percent in some cases. These energy savings are equivalent to about one-fourth the electricity generated by all wind and solar power facilities worldwide in 2000.

Also, we participate in research and development on a range of innovative technologies related to our business operations and to use of our products by customers. Our collaborations with General Motors and Toyota aim to enable the development of commercially-viable fuel cell vehicles with the potential to make a dramatic reduction in global greenhouse emissions from transportation.

As a further comment, we believe that proponents are mistaken in other matters that they cite to justify their proposal. For example, they imply that renewable energy sources are inevitably "clean," and they suggest that ExxonMobil is not taking steps to provide clean fuels.

First, the record clearly shows that ExxonMobil works actively to develop and provide new and improved products with reduced environmental impacts. As reported by the Foundation for Clean Air Progress, even with dramatically higher economic activity and vehicle miles traveled in the U.S., five of the six most important air quality measures have improved since 1970. Lead has fallen by 98 percent; particulates by 75 percent, smog-producing compounds by 42 percent, sulfur dioxide by 39 percent and carbon monoxide by 28 percent. Only nitrogen oxides have risen, but by much less than economic growth, and even these emissions have declined recently. Further enhancements to fuels and engines will provide additional reductions, promoted in part by our leading-edge research with General Motors and Toyota.

Second, all energy sources, including renewables as noted earlier, inevitably impact the environment to some degree. It is the role of sound economic and energy policy and regulations to balance those impacts versus the relative benefits. As a company, we remain steadfast in our commitment to minimize any adverse environmental impacts of our business operations and activities.

Finally, we recognize that there is no single solution to meet future energy needs and challenges. Enhanced supply of all economic fuels is important, and within the current spectrum of energy options, some companies may choose to devote resources to renewable energy. These companies are not limited to the oil and gas industry, and each may make its own informed judgment as to the expected value of investments in renewables. Experience, research and policy developments may alter the prospects for various options, so we will continue to maintain a close watch for new opportunities. Should prospects for renewables improve in the years ahead, we expect our management, technical and financial capabilities would allow us to participate effectively should we decide to again pursue opportunities in renewables. For now, our assessment is that we will best serve the interests of our shareholders by focusing our resources in other areas.

38
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                                  PROXY STATEMENT 2002 - EXXON MOBIL CORPORATION

In conclusion, the board recommends you vote against the proponents' recommendation that the corporation pursue business activity in renewables. For the reasons noted above, such activity is not in the best interests of shareholders at this time. However, ExxonMobil remains committed and engaged in research, innovation, technology development and investment to improve our own energy efficiency and to meet consumers' demands for new, affordable and environmentally-improved products.

SHAREHOLDER PROPOSAL: AMENDMENT OF EEO POLICY
(ITEM 9 ON THE PROXY CARD)

This proposal was submitted by the New York City Employees' Retirement System,
1 Centre Street, New York, New York, 10007, as lead proponent of a filing group.

"WHEREAS: ExxonMobil claims to bar all forms of employment discrimination but its post-merger written policies do not explicitly prohibit discrimination based on sexual orientation;

Prior to the merger Mobil explicitly prohibited discrimination based on sexual orientation in its equal employment opportunity policy;

Our competitors Chevron, Sunoco, Atlantic Richfield, BP Amoco and Texaco explicitly prohibit discrimination based on sexual orientation;

The hundreds of corporations with non-discrimination policies relating to sexual orientation have a competitive advantage to recruit and retain employees from the widest talent pool;

Employment discrimination on the basis of sexual orientation diminishes employee morale and productivity;

Our company has an interest in preventing discrimination and resolving complaints internally so as to avoid costly litigation and damage to its reputation as an equal opportunity employer;

San Francisco, Atlanta, Seattle and Los Angeles have adopted legislation restricting business with companies that do not guarantee equal treatment for lesbian and gay employees and similar legislation is pending in other jurisdictions;

Our company has operations in and makes sales to institutions in states and cities which prohibit discrimination on the basis of sexual orientation;

A recent National Gay and Lesbian Task Force study has found that 16%-44% gay men and lesbians in twenty cities nationwide experienced workplace harassment or discrimination based on their sexual orientation;

National public opinion polls consistently find more than three-quarters of the American people support equal rights in the workplace for gay men, lesbians and bisexuals;

EXXON MOBIL CORPORATION - PROXY STATEMENT 2002

RESOLVED: The Shareholders request the Board of Directors to amend ExxonMobil's written equal employment opportunity policy to explicitly prohibit discrimination based on sexual orientation and to substantially implement that policy.

STATEMENT: By implementing a written policy prohibiting discrimination based on sexual orientation, our Company will ensure a respectful and supportive atmosphere for all employees and enhance its competitive edge by joining the growing ranks of companies guaranteeing equal opportunity for all employees."

THE BOARD RECOMMENDS YOU VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

Similar proposals were submitted for the Exxon annual meeting in 1999 and the ExxonMobil annual meetings in 2000 and 2001. The proposal has been defeated each year, with votes AGAINST the proposal representing more than 94%, 91% and 87%, respectively.

We agree with the proponent that discrimination is bad for our business and employees and that is why we have a broad policy that prohibits any discrimination. It has always been ExxonMobil's policy not to discriminate on the basis of sexual orientation or any other non-work-related individual characteristic. The proponent has argued that this is not our policy or that, if it is, the policy is not adequately documented, communicated, monitored, and enforced. We believe it is perfectly clear that, as requested by the proposal, ExxonMobil has adopted a written policy, practices and procedures, prohibiting discrimination based on sexual orientation and that we have fully implemented that policy.

ExxonMobil has an all-inclusive global policy, so that there can be no doubt among employees, supervisors, contractors, or anyone else that discrimination and harassment for ANY reason is prohibited. Not only have ExxonMobil's written policies been in place for a number of years, but communication, training and monitoring programs are continuously upgraded. Our policies prohibit ANY form of discrimination or harassment in ANY company workplace, ANYWHERE in the world. Period.

ExxonMobil prefers an all-inclusive global policy, so that there can be no doubt among employees, supervisors, or contractors worldwide that discrimination and harassment for any reason is prohibited. The corporation maintains one consistent global policy, which makes management's expectations clear. The language included in the U.S. version of the EEO standards, to the effect that we provide equal employment opportunity regardless of "RACE, COLOR, SEX, RELIGION, NATIONAL ORIGIN, CITIZENSHIP STATUS, AGE, PHYSICAL OR MENTAL DISABILITY, VETERAN OR OTHER LEGALLY PROTECTED STATUS" is NOT a limitation of the scope of the employment policy. Rather, that language is included to respond to various U.S. federal legal requirements, including affirmative action requirements and requirements applicable to government contractors such as ourselves. The language does not mean, as we clearly document elsewhere in our employment policy materials, that discrimination is permitted on any other basis except merit and job-related qualifications.

ExxonMobil's STANDARDS OF BUSINESS CONDUCT, which was distributed to all employees of the newly merged company in 1999, contains four Guiding Principles overarching everything we do. As

                                  PROXY STATEMENT 2002 - EXXON MOBIL CORPORATION

we state with respect to employees, "we will strive to hire and retain the most qualified people available and maximize their opportunities for success through training and development." This principle is key. ExxonMobil is a meritocracy, designed to employ the best people and to create an environment in which they can reach their fullest potential. Discrimination on the basis of sexual orientation would be contrary to that principle and therefore prohibited at the outset.

Consistent with the Guiding Principles regarding our employees, we state in the EEO portions of the Standards that the corporation administers its personnel policies, programs, and practices in a non-discriminatory manner in all aspects of the employment relationship, including recruitment, hiring, work assignment, promotion, transfer, termination, wage and salary administration, and selection for training. That this language prohibits discrimination on the basis of sexual orientation is made explicit by the Chairman's statement on sexual orientation published in the company's newspaper, incorporated into policy training materials, and by additional confirming materials including statements made in our proxy statements in response to this shareholder proposal.

The EEO statements in the Standards must be read in conjunction with the Harassment in the Workplace statements. Together, these constitute the foundational documents (although by no means the entirety) of our non-discrimination policy. Training materials use case examples and questions and answers that specifically state that discrimination based on sexual orientation is prohibited.

In 2000 and early 2001, Business Practices Reviews were conducted in all functions and locations around the world. These are meetings of employees, led by trained personnel and managers, at which the company's key policies and practices are reviewed and explained with the help of various audiovisual and written materials. All supervisors and most non-supervisory employees were required to participate in these reviews. A specific required talking point for these reviews reads as follows, "No change in intent versus former Exxon or Mobil policies: policy protection goes beyond the law and includes sexual orientation."

As part of our ongoing policy compliance stewardship, we also have annual reporting and compliance monitoring procedures. Global policy stewardship for year-end 2000 included reports on the status of harassment and equal opportunity policy implementation, including summaries of harassment complaints that resulted in disciplinary actions. An annual compliance and representation letter process as implemented in the fourth quarter of 2001 included distribution of our employment related policies; a letter to all senior managers emphasizing their responsibilities regarding maintaining work environments free from harassment and discrimination; and a requirement for managers to sign and return a representation letter confirming that they and their organizations are in compliance with corporate policies.

Our policy prohibiting discrimination on the basis of sexual orientation has been disseminated to all employees, through written materials, Business Practices Reviews, and Intranet training modules. These materials remain continuously available in hard copy and through the company's Intranet site. The board's unequivocal statements on this issue have been distributed to ExxonMobil's two-million-plus shareholders, which includes 97% of our U.S. employees, as part of our proxy materials. Therefore, the board believes the proposal is moot.

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EXXON MOBIL CORPORATION - PROXY STATEMENT 2002

SHAREHOLDER PROPOSAL: SHAREHOLDER VOTE ON POISON PILLS
(ITEM 10 ON THE PROXY CARD)

This proposal was submitted by Mr. Chris Rossi, P.O. Box 249, Boonville, California 95415.

"Shareholders request that our Board of Directors seek shareholder approval prior to adopting any poison pill and also redeem or terminate any pill now in effect unless it has been approved by a shareholder vote at the next shareholder meeting.

The poison pill is an important issue for shareholder vote even if our company does not now have a poison pill or plan to adopt a poison pill in the future in my view. Currently our board can adopt a poison pill and/or redeem a current poison pill and adopt a new poison pill:

    1.  At any time

    2.  In a short period of time

    3.  Without shareholder approval

NEGATIVE EFFECTS OF POISON PILLS ON SHAREHOLDER VALUE

A study by the Securities and Exchange Commission found evidence that the negative effect of poison pills to deter profitable takeover bids outweigh benefits.

    Source: Office of the Chief Economist, Securities and Exchange

    Commission, The Effect of Poison Pills on the Wealth of Target

    Shareholders, October 23, 1986.

ADDITIONAL SUPPORT FOR THIS PROPOSAL TOPIC

    - Pills adversely affect shareholder value.
     POWER AND ACCOUNTABILITY, Robert Monks and Nell Minow

    - The Council of Institutional Investors
     WWW.CII.ORG recommends shareholder approval of all poison pills.

INSTITUTIONAL INVESTOR SUPPORT FOR SHAREHOLDER VOTE

Many institutional investors believe poison pills should be voted on by shareholders. A poison pill can insulate management at the expense of shareholders. A poison pill is such a powerful tool that shareholders should be able to vote on whether it is appropriate. I believe a shareholder vote on poison pills will avoid an unbalanced concentration of power in our directors who could focus on narrow interests at the expense of the vast majority of shareholders.

Many institutional investors believe poison pills should be submitted for a vote by shareholders. Institutional investors include:

(1) Teachers Insurance and Annuity Association College Retirement Equities Fund (TIAA-CREF). Source: TIAA-CREF Policy Statement on Corporate Governance.

(2) California Public Employees Retirement System (CalPERS). Source: CalPERS U.S. Corporate Governance Principles.

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                                  PROXY STATEMENT 2002 - EXXON MOBIL CORPORATION

INSTITUTIONAL INVESTOR SUPPORT IS HIGH-CALIBER SUPPORT

Shareholder right to vote on poison pill resolutions achieved a 57% average yes-vote from shareholders at 26 major companies in 2000 (Percentage based on yes-no votes). Source: IRRC, Average Voting Results, 9/27/00.

Institutional investors TIAA-CREF, Gamco Investors and the New York State Retirement Fund sponsored their own proposals on this same topic. This is further evidence of institutional support of this proposal topic. Source: IRRC Corporate Governance Bulletin, May-July 2001.

Institutional investor support is high-caliber support. Institutional investors have the advantage of a specialized staff and resources, long-term focus, fiduciary duty and independent perspective to thoroughly study the issues involved in this proposal topic.

                     In the interest of shareholder value:

                        SHAREHOLDER VOTE ON POISON PILLS
                                   YES ON 10"

THE BOARD RECOMMENDS YOU VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

We share the proponent's apparent commitment to maximizing shareholder value. We also support the principle of shareholder voting on rights plans. However, the proposal as drafted is imprecise and overly restrictive, and could prevent the board from acting in the best interests of shareholders under extraordinary circumstances.

The term "poison pill" is not defined in the proposal, but is commonly used to mean so-called shareholder rights plans. Generally, the purpose of such plans is to force potential acquirers of a company to negotiate with the company's board of directors. In our view, rights plans are neither good nor bad PER SE. They can be used as leverage to negotiate more favorable terms than might otherwise be offered, thereby aiding in increasing shareholder value, or they can be used to deter transactions which might be in the interests of shareholders. Thus, rights plans need to be judged on the basis of how they are used. The test should be whether a rights plan is likely to assist in the board's efforts to increase shareholder value.

ExxonMobil has never had a rights plan and we have no plans to adopt one. Further, given ExxonMobil's outstanding record of delivering shareholder value over the long term, as well as the scope and size of our business, we believe it unlikely that our board would ever need to consider such a plan. The future, however, is not predictable. Unexpected events can and do occur. If, as a result of circumstances we do not presently foresee, ExxonMobil were to adopt a rights plan at some point in the future, we would only do so if the board determined that the plan was likely to assist in the board's efforts to create additional shareholder value.

If ExxonMobil ever were to adopt a rights plan, it would be our preference to obtain prior shareholder approval. However, in some situations, due to timing constraints or other reasons we believe to be in the best interests of shareholders, circumstances might demand that a plan be adopted without shareholder approval.

                                                                              43
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EXXON MOBIL CORPORATION - PROXY STATEMENT 2002

In summary, the board must always place the interests of shareholders first and the board must retain the flexibility to act expeditiously to protect our shareholders in unexpected circumstances. In acting, the board's guiding principle, as in other aspects of our business, would be to maximize shareholder value.

                                  PROXY STATEMENT 2002 - EXXON MOBIL CORPORATION

ADDITIONAL INFORMATION

OTHER BUSINESS

We are currently not aware of any other business to be acted on at the meeting. Under the laws of New Jersey, where ExxonMobil is incorporated, no business other than procedural matters may be raised at the meeting unless proper notice has been given to the shareholders. If other business is properly raised, your proxies have authority to vote as they think best, including to adjourn the meeting.

PEOPLE WITH DISABILITIES

We can provide reasonable assistance to help you participate in the meeting if you tell us about your disability and your plan to attend. Please call or write the Secretary at least two weeks before the meeting at the number or address listed under "Contact information" on the next page.

OUTSTANDING SHARES

On February 28, 2002, 6,793,172,101 shares of common stock were outstanding. Each common share has one vote.

HOW WE SOLICIT PROXIES

In addition to this mailing, ExxonMobil employees may solicit proxies personally, electronically, or by telephone. ExxonMobil pays the costs of soliciting this proxy. We are paying D.F. King & Co. a fee of $27,500 plus expenses to help with the solicitation. We also reimburse brokers and other nominees for their expenses in sending these materials to you and getting your voting instructions.

SHAREHOLDER PROPOSALS FOR NEXT YEAR

Any shareholder proposal for the annual meeting in 2003 must be sent to the Secretary at the address of ExxonMobil's principal executive office listed under "Contact information" on the next page. The deadline for receipt of a proposal to be considered for inclusion in the proxy statement is December 18, 2002. The deadline for notice of a proposal for which a shareholder will conduct his or her own solicitation is March 3, 2003. On request, the Secretary will provide instructions for submitting proposals.

                                                                              45
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EXXON MOBIL CORPORATION - PROXY STATEMENT 2002

DUPLICATE ANNUAL REPORTS

Registered shareholders with multiple accounts may authorize ExxonMobil to discontinue mailing extra summary annual reports by marking the "discontinue annual report mailing for this account" box on the proxy card. If you vote via the Internet or by telephone, you will also have the opportunity to indicate that you wish to discontinue receiving extra annual reports. At least one account must continue to receive an annual report. Eliminating these duplicate mailings will not affect receipt of future proxy statements and proxy cards.

Also, you may call ExxonMobil Shareholder Services at the toll-free 800 number listed below at any time during the year to discontinue duplicate mailings.

CONTACT INFORMATION

If you have questions or need more information about the annual meeting, write to:

Secretary

Exxon Mobil Corporation

5959 Las Colinas Boulevard

Irving, TX 75039-2298

or call us at (972) 444-1157

For information about shares registered in your name or your Shareholder Investment Program account, call ExxonMobil Shareholder Services at 1-800-252-1800 or access your account via the Internet at www.equiserve.com. We also invite you to visit ExxonMobil's Web site at www.exxonmobil.com. Web site materials are not part of this proxy solicitation.

FINANCIAL STATEMENTS

The year 2001 consolidated financial statements and auditor's report, management's discussion and analysis of financial condition and results of operations, information concerning the quarterly financial data for the past two fiscal years and other information are provided in Appendix A.

SEC FORM 10-K

Shareholders may obtain a copy of the company's annual report to the Securities and Exchange Commission on Form 10-K without charge by writing to the Secretary at the address listed above or by visiting ExxonMobil's Web site at www.exxonmobil.com.

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                                A P P E N D I X  A

FINANCIAL SECTION

TABLE OF CONTENTS
Business Profile .................................................................................  A2
Financial Summary.................................................................................  A3
Management's Discussion and Analysis of Financial Condition and Results of Operations
 Functional Earnings .............................................................................  A4
 Review of 2001 and 2000 Results .................................................................  A5
 Liquidity and Capital Resources .................................................................  A7
 Capital and Exploration Expenditures ............................................................  A9
 Merger of Exxon Corporation and Mobil Corporation ...............................................  A9
 Merger Expenses and Reorganization Reserves .....................................................  A9
 Site Restoration and Other Environmental Costs .................................................. A10
 Taxes............................................................................................ A10
 Market Risks, Inflation and Other Uncertainties ................................................. A10
 Recently Issued Financial Accounting Standards .................................................. A11
 Critical Accounting Policies .................................................................... A11
 Forward Looking Statements ...................................................................... A13
Report of Independent Accountants ................................................................ A14
Consolidated Financial Statements
 Statement of Income ............................................................................. A15
 Balance Sheet ................................................................................... A16
 Statement of Shareholders' Equity ............................................................... A17
 Statement of Cash Flows ......................................................................... A18
Notes to Consolidated Financial Statements
   1. Summary of Accounting Policies ............................................................. A19
   2. Extraordinary Item and Accounting Change ................................................... A20
   3. Merger of Exxon Corporation and Mobil Corporation .......................................... A20
   4. Merger Expenses and Reorganization Reserves ................................................ A20
   5. Miscellaneous Financial Information ........................................................ A21
   6. Cash Flow Information ...................................................................... A21
   7. Additional Working Capital Data ............................................................ A21
   8. Equity Company Information ................................................................. A22
   9. Investments and Advances ................................................................... A22
   10.Investment in Property, Plant and Equipment ................................................ A23
   11.Leased Facilities .......................................................................... A23
   12.Employee Stock Ownership Plans ............................................................. A23
   13.Capital .................................................................................... A24
   14.Financial Instruments and Derivatives ...................................................... A25
   15.Long-Term Debt ............................................................................. A25
   16.Incentive Program .......................................................................... A31
   17.Litigation and Other Contingencies ......................................................... A32
   18.Annuity Benefits and Other Postretirement Benefits ......................................... A33
   19.Income, Excise and Other Taxes ............................................................. A35
   20.Disclosures about Segments and Related Information ......................................... A36
Quarterly Information ............................................................................ A37
Supplemental Information on Oil and Gas Exploration and Production Activities ................ A38-A42
Operating Summary .................................................................................A43

                                                                              A1

BUSINESS PROFILE

                                                                                               Return on          Capital and
                                             Earnings After            Average Capital       Average Capital      Exploration
                                              Income Taxes                Employed              Employed         Expenditures
                                         -----------------------------------------------------------------------------------------
Financial                                  2001          2000         2001        2000        2001   2000      2001        2000
----------------------------------------------------------------------------------------------------------------------------------
                                                      (millions of dollars)                    (percent)     (millions of dollars)
Petroleum and natural gas
  Upstream
    United States                        $  3,932      $  4,545     $ 12,900     $ 12,804     30.5   35.5    $  2,418     $  1,859
    Non-U.S.                                6,497         7,824       25,037       26,235     25.9   29.8       6,345        5,040
                                         ------------------------------------------------                    ---------------------
      Total                              $ 10,429      $ 12,369     $ 37,937     $ 39,039     27.5   31.7    $  8,763     $  6,899
                                         ------------------------------------------------                    ---------------------
  Downstream
    United States                        $  1,924      $  1,561     $  7,711     $  7,976     25.0   19.6    $    961     $  1,077
    Non-U.S.                                2,303         1,857       18,610       19,756     12.4    9.4       1,361        1,541
                                         ------------------------------------------------                    ---------------------
      Total                              $  4,227      $  3,418     $ 26,321     $ 27,732     16.1   12.3    $  2,322     $  2,618
                                         ------------------------------------------------                    ---------------------
Total petroleum and natural gas          $ 14,656      $ 15,787     $ 64,258     $ 66,771     22.8   23.6    $ 11,085     $  9,517
                                         ------------------------------------------------                    ---------------------
Chemicals
    United States                        $    398      $    644     $  5,506     $  5,644      7.2   11.4    $    432     $    351
    Non-U.S.                                  484           517        8,333        8,170      5.8    6.3         440        1,117
                                         ------------------------------------------------                    ---------------------
      Total                              $    882      $  1,161     $ 13,839     $ 13,814      6.4    8.4    $    872     $  1,468
Other operations                              489           551        3,721        3,992     13.1   13.8         285          163
Corporate and financing                      (222)         (589)       6,182        2,886        -      -          69           20
Merger expenses                              (525)         (920)           -            -        -      -           -            -
Gain from required asset divestitures          40         1,730            -            -        -      -           -            -
                                         ------------------------------------------------                    ---------------------
    Net income                           $ 15,320      $ 17,720     $ 88,000     $ 87,463     17.8   20.6    $ 12,311     $ 11,168
                                         ================================================                    =====================

Operating                                      2001          2000                                               2001         2000
----------------------------------------------------------------------------------------------------------------------------------
                                      (thousands of barrels daily)                                     (thousands of barrels daily)
Net liquids production                                                Refinery throughput
  United States                                 712           733       United States                           1,840        1,862
  Non-U.S.                                    1,830         1,820       Non-U.S.                                3,731        3,780
                                             --------------------                                               ------------------
  Total                                       2,542         2,553       Total                                   5,571        5,642

                                    (millions of cubic feet daily)                                       (thousands of metric tons)
Natural gas production available for sale                             Chemical prime product sales             25,780       25,637
  United States                               2,598         2,856
  Non-U.S.                                    7,681         7,487                                         (millions of metric tons)
                                             --------------------
  Total                                      10,279        10,343     Coal production
                                                                        United States                               3            2
                                      (thousands of barrels daily)      Non-U.S.                                   10           15
                                                                                                                ------------------
Petroleum product sales                                                 Total                                      13           17
  United States                               2,751         2,669
  Non-U.S.                                    5,220         5,324                                        (thousands of metric tons)
                                             --------------------
  Total                                       7,971         7,993     Copper production                           252          254

A2

FINANCIAL SUMMARY

                                                                      2001         2000         1999         1998         1997
----------------------------------------------------------------------------------------------------------------------------------
                                                                           (millions of dollars, except per share amounts)
Sales and other operating revenue
  Petroleum and natural gas                                        $ 192,680    $ 210,006    $ 167,802    $ 151,109    $ 179,137
  Chemicals                                                           15,943       17,501       13,777       13,589       16,190
  Other                                                                  794          932          950          929        2,408
                                                                   -------------------------------------------------------------
    Sales and other operating revenue, including excise taxes      $ 209,417    $ 228,439    $ 182,529    $ 165,627    $ 197,735
Earnings from equity interests and other revenue                       4,071        4,309        2,998        4,015        4,011
                                                                   -------------------------------------------------------------
Total revenue                                                      $ 213,488    $ 232,748    $ 185,527    $ 169,642    $ 201,746
                                                                   =============================================================
Earnings
  Petroleum and natural gas
    Upstream                                                       $  10,429    $  12,369    $   5,886    $   3,352    $   6,905
    Downstream                                                         4,227        3,418        1,227        3,474        3,088
                                                                   -------------------------------------------------------------
    Total petroleum and natural gas                                $  14,656    $  15,787    $   7,113    $   6,826    $   9,993
  Chemicals                                                              882        1,161        1,354        1,394        1,771
  Other operations                                                       489          551          426          384          434
  Corporate and financing                                               (222)        (589)        (514)        (460)        (466)
  Merger expenses                                                       (525)        (920)        (469)           -            -
  Gain from required asset divestitures                                   40        1,730            -            -            -
  Accounting change                                                        -            -            -          (70)           -
                                                                   -------------------------------------------------------------
Net income                                                         $  15,320    $  17,720    $   7,910    $   8,074    $  11,732
                                                                   =============================================================

Net income per common share                                        $    2.23    $    2.55    $    1.14    $    1.15    $    1.66
Net income per common share - assuming dilution                    $    2.21    $    2.52    $    1.12    $    1.14    $    1.64

Cash dividends per common share                                    $   0.910    $   0.880    $   0.844    $   0.833    $   0.810

Net income to average shareholders' equity (percent)                    21.3         26.4         12.6         12.9         18.7
Net income to total revenue (percent)                                    7.2          7.6          4.3          4.8          5.8

Working capital                                                    $   5,567    $   2,208    $  (7,592)   $  (5,187)   $    (377)
Ratio of current assets to current liabilities                          1.18         1.06         0.80         0.85         0.99

Total additions to property, plant and equipment                   $   9,989    $   8,446    $  10,849    $  12,730    $  11,652
Property, plant and equipment, less allowances                     $  89,602    $  89,829    $  94,043    $  92,583    $  93,527
Total assets                                                       $ 143,174    $ 149,000    $ 144,521    $ 139,335    $ 143,751

Exploration expenses, including dry holes                          $   1,175    $     936    $   1,246    $   1,506    $   1,252
Research and development costs                                     $     603    $     564    $     630    $     753    $     763

Long-term debt                                                     $   7,099    $   7,280    $   8,402    $   8,532    $  10,868
Total debt                                                         $  10,802    $  13,441    $  18,972    $  17,016    $  17,182
Fixed charge coverage ratio (times)                                     17.8         15.7          6.6          6.9          9.9
Debt to capital (percent)                                               12.4         15.4         22.0         20.6         20.3

Shareholders' equity at year-end                                   $  73,161    $  70,757    $  63,466    $  62,120    $  63,121
Shareholders' equity per common share                              $   10.74    $   10.21    $    9.13    $    8.98    $    9.04
Average number of common shares outstanding (millions)                 6,868        6,953        6,906        6,937        7,022

Number of regular employees at year-end (thousands)                     97.9         99.6        106.9        111.6        114.5


Note: Prior period per share amounts restated for the two-for-one stock split effective June 20, 2001.

                                                                                                                             A3

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


FUNCTIONAL EARNINGS                                         2001                 2000            1999
--------------------------------------------------------------------------------------------------------
                                                         (millions of dollars except per share amounts)
Earnings Including Merger Effects and Special Items
Upstream
  United States                                           $  3,932             $  4,545        $  1,842
  Non-U.S.                                                   6,497                7,824           4,044
Downstream
  United States                                              1,924                1,561             577
  Non-U.S.                                                   2,303                1,857             650
Chemicals
  United States                                                398                  644             738
  Non-U.S.                                                     484                  517             616
Other operations                                               489                  551             426
Corporate and financing                                       (222)                (589)           (514)
Merger expenses                                               (525)                (920)           (469)
Gain from required asset divestitures                           40                1,730               -
                                                          ---------------------------------------------
     Net income                                           $ 15,320             $ 17,720        $  7,910
                                                          =============================================
Net income per common share                               $   2.23             $   2.55        $   1.14
Net income per common share - assuming dilution           $   2.21             $   2.52        $   1.12
=======================================================================================================
Merger Effects and Special Items
Upstream
  United States                                           $      -             $      -        $      -
  Non-U.S.                                                       -                    -             119
Downstream
  United States                                                  -                    -               -
  Non-U.S.                                                       -                    -            (120)
Chemicals
  United States (extraordinary item)                           100                    -               -
  Non-U.S. (extraordinary item)                                 75                    -               -
Merger expenses                                               (525)                (920)           (469)
Gain from required asset divestitures (extraordinary item)      40                1,730               -
                                                          ---------------------------------------------
     Total                                                $   (310)            $    810        $   (470)
                                                          =============================================
=======================================================================================================
Earnings Excluding Merger Effects and Special Items
Upstream
  United States                                           $  3,932             $  4,545        $  1,842
  Non-U.S.                                                   6,497                7,824           3,925
Downstream
  United States                                              1,924                1,561             577
  Non-U.S.                                                   2,303                1,857             770
Chemicals
  United States                                                298                  644             738
  Non-U.S.                                                     409                  517             616
Other operations                                               489                  551             426
Corporate and financing                                       (222)                (589)           (514)
                                                          ---------------------------------------------
    Total                                                 $ 15,630              $16,910        $  8,380
                                                          =============================================
Earnings per common share                                 $   2.28             $   2.43        $   1.21
Earnings per common share - assuming dilution             $   2.26             $   2.40        $   1.19
=======================================================================================================

Note: Prior period per share amounts restated for the two-for-one stock split effective June 20, 2001.

A4

The following discussion and analysis of ExxonMobil's financial results, as well as the accompanying financial statements and related notes to consolidated financial statements to which they refer, are the responsibility of the management of Exxon Mobil Corporation. The corporation's accounting and financial reporting fairly reflect its straightforward business model involving the extracting, refining and marketing of hydrocarbons and hydrocarbon-based products. The corporation's business model involves the production (or purchase), manufacture and sale of physical products, and all commercial activities are directly in support of the underlying physical movement of goods.

  This straightforward approach extends to the financing of the business. In evaluating business or investment opportunities, the corporation views as economically equivalent any debt obligation, whether disclosed on the face of the consolidated balance sheet, or disclosed as other debt-like obligations in notes to the financial statements, such as those summarized in the table on page A7. This consistent, conservative approach to financing the capital-intensive needs of the corporation has helped Exxon Mobil to sustain the "triple-A" status of its long-term debt securities for more than eighty years.

REVIEW OF 2001 RESULTS
Earnings excluding merger effects and special items were $15,630 million, a decrease of $1,280 million from 2000. Net income in 2001 was $15,320 million, including $215 million of extraordinary gains and $525 million of merger costs, a decrease of $2,400 million from 2000, which benefited from $810 million in net favorable merger effects including gains from divestments required as a condition of regulatory approval of the merger. Upstream (Exploration and Production) earnings in 2001 declined, following lower crude oil realizations, which on average were down 18 percent versus 2000. Upstream volumes in 2001, on an oil equivalent basis, were up 1 percent excluding the effect of reduced natural gas production operations in Indonesia due to security concerns. Downstream (Refining and Marketing) earnings improved from 2000, reflecting stronger U.S. refining margins and improved marketing results outside of the U.S. Chemicals earnings declined versus 2000, as lower product realizations and weakening demand conditions put significant pressure on commodity margins and more than offset the $175 million of extraordinary gains associated with asset management activities. Prime product sales volumes were 1 percent higher than 2000, reflecting capacity additions in Singapore and Saudi Arabia. Merger implementation activities in 2001 reduced earnings by a net $485 million. Gains from asset divestitures that were a condition of regulatory approval of the merger added $40 million to earnings, partly offsetting merger implementation expenses of $525 million. Revenue for 2001 totaled $213 billion, down 8 percent from 2000.

  Excluding merger expenses, the combined total of operating costs (including operating, selling, general, administrative, exploration, depreciation and depletion expenses from the consolidated statement of income and ExxonMobil's share of similar costs for equity companies) in 2001 was $44.0 billion, up $400 million from 2000. Cost increases associated with new operations, higher energy costs and higher pension-related expenses were substantially offset by the favorable impact of continuing efficiency initiatives carried out in all busi-ness lines. The impact of these initiatives, including the capture of merger synergies, reduced operating costs by $1.2 billion in 2001, and cumulatively by $4 billion since 1998. Interest expense in 2001 was $293 million compared to $589 million in 2000 reflecting lower debt levels and interest rates.

Upstream
Upstream earnings of $10,429 million decreased $1,940 million, or 16 percent from last year's record level, primarily due to lower crude oil prices. The impacts of lower crude realizations and higher exploration expenses in future growth areas were partly offset by higher average natural gas realizations, principally in North America and Europe. U.S. and Canadian natural gas prices reached historical highs early in 2001 but dropped through the remainder of the year. Liquids production in 2001 of 2,542 kbd (thousands of barrels daily) was down slightly from 2000, as natural field declines in mature areas were largely offset by new volumes from work programs and new developments in the North Sea, U.S., Equatorial Guinea and Kazakhstan, some of which have not yet reached full capacity. Absent the effect of reduced Arun operations in Indonesia due to security concerns, worldwide gas production was up about 2 percent, with increases in Europe, Australia, Canada and Qatar. Including the impact of lower Indonesia volumes, full-year 2001 worldwide natural gas production of 10,279 mcfd (millions of cubic feet daily) compared with 10,343 mcfd in 2000. Combined liquids and gas volumes, on an oil equivalent basis, were up 1 percent excluding the effect of reduced natural gas production operations in Indonesia. Earnings from U.S. upstream operations were $3,932 million, a decrease of $613 million. Earnings outside the U.S. were $6,497 million, $1,327 million lower than 2000.

Downstream
Downstream earnings of $4,227 million were a record and improved 24 percent over 2000. Results benefited from higher refining margins early in the year, particularly in the U.S., improved worldwide refining operations and higher marketing margins outside the U.S. Refining margins in most areas peaked in the second quarter and declined during the second half of 2001. Earnings also benefited from a planned reduction in inventories as a result of optimizing operations around the world. Petroleum product sales of 7,971 kbd compared with 7,993 kbd in the prior year. Excluding the effect of the required merger related divestments in 2000, volumes were up slightly. Refinery throughput was 5,571 kbd compared with 5,642 kbd in 2000. U.S. downstream earnings were $1,924 million, up $363 million, reflecting stronger refining margins and improved operations. Earnings outside the U.S. of $2,303 million were $446 million higher than 2000. The improvement was driven by stronger marketing margins, partly offset by weaker European refining margins.

Chemicals
Chemicals earnings totaled $882 million, including $175 million of net gains on asset management activities. Absent this special item, chemicals earnings were $707 million, a decrease of $454 million from 2000. Most of the reduction occurred in the U.S. as lower product realizations and weakening demand conditions put significant pressure on

                                                                              A5

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

commodity margins. Record prime product sales volumes of 25,780 kt (thousands of metric tons) were 1 percent above the prior year's record level as higher sales outside the U.S., reflecting capacity additions in Singapore and Saudi Arabia, were partly offset by lower sales in the U.S. reflecting weaker industrial demand.

Other Operations
Earnings from other operating segments totaled $489 million, a decrease of $62 million from 2000, reflecting lower copper prices.

Corporate and Financing
Corporate and financing expenses decreased $367 million to $222 million, reflecting lower net interest costs due to lower debt levels and higher cash balances, along with favorable foreign exchange and tax effects.

REVIEW OF 2000 RESULTS
Earnings excluding merger effects and special items were $16,910 million, an increase of $8,530 million from 1999. Net income in 2000 of $17,720 million, including net favorable merger effects of $810 million, increased $9,810 million from 1999. Upstream earnings benefited from higher crude oil and natural gas realizations, which on average were up about 60 percent and 45 percent, respectively, versus 1999. Excluding the effects of lower entitlements caused by higher crude prices, liquids production was 3 percent higher than 1999. Downstream earnings improved from the very depressed results in 1999, driven by stronger worldwide refining margins and better refining operations. However, downstream profitability was restrained by difficulties in recovering the significant increases in raw material costs that occurred over much of the year. Merger implementation activities in 2000 added a net $810 million to net income, reflecting $1,730 million of extraordinary gains from asset divestitures that were a condition of regulatory approval of the merger. These gains more than offset merger implementation expenses of $920 million. Results in 1999 included $470 million of net charges for special items, primarily merger expenses with other special items essentially offsetting. Revenue for 2000 totaled $233 billion, up 25 percent from 1999, and the cost of crude oil and product purchases increased by 41 percent, both influenced by higher prices.

Excluding merger expenses, the combined total of operating costs (including operating, selling, general, administrative, exploration, depreciation and depletion expenses from the consolidated statement of income and ExxonMobil's share of similar costs for equity companies) in 2000 was $43.6 billion, down about $700 million from 1999. The impact of efficiency initiatives, including the capture of merger synergies, reduced operating costs by $1.6 billion. Interest expense in 2000 was $589 million compared to $695 million in 1999 as the effect of lower debt levels was partly offset by higher interest rates.

Upstream
Upstream earnings of $12,369 million were a record and increased due to higher crude oil and natural gas realizations, up about 60 percent and 45 percent, respectively. Liquids production of 2,553 kbd increased from 2,517 kbd in 1999. Excluding the effects of lower entitlements caused by higher crude prices, liquids production was 3 percent higher than 1999, mainly reflecting new production from fields in the North Sea and Venezuela and increased production from eastern Canada and Alaska. These increases more than offset the effects of natural field declines. Natural gas production of 10,343 mcfd was about the same as 1999 reflecting higher production in eastern Canada, Europe and Qatar, offset by lower production in Indonesia. Excluding entitlement impacts, natural gas production increased about 1 percent. Lower exploration expenses also benefited 2000 upstream earnings. Earnings from U.S. upstream operations were $4,545 million, an increase of $2,703 million from 1999. Earnings outside the U.S. were $7,824 million, $3,899 million higher than last year, excluding a $141 million deferred tax benefit and a $22 million property write-off in 1999.

Downstream
Downstream earnings of $3,418 million improved over $2 billion from the very depressed results in 1999, driven by stronger worldwide refining margins and better refining operations. Earnings also benefited from a planned reduction in inventories as a result of merging Exxon and Mobil operations around the world. Petroleum product sales of 7,993 kbd compared with 8,887 kbd in 1999. The decrease reflected the effects of the required divestiture of Mobil's European fuels joint venture and of U.S. marketing and refining assets, as well as lower supply sales in Asia-Pacific resulting from the low margin environment.
Refinery throughput was 5,642 kbd compared with 5,977 kbd in 1999. Excluding the effects of the divestments, refinery throughput in 2000 was at the same level as 1999 and petroleum product sales were down about 4 percent. Earnings from U.S. downstream operations were $1,561 million, up $984 million from the depressed results of 1999, reflecting stronger refining margins and improved operations, partly offset by weaker marketing margins. Earnings outside the U.S. of $1,857 million were $1,087 million higher than 1999 after excluding special charges in 1999 in Japan of $80 million for non-merger related restructuring of downstream operations and a $40 million write-off associated with the cancellation of a power project. The improvement was driven by stronger European and to a much lesser extent Southeast Asian refining margins and improved refining operations, partly offset by weaker marketing margins.

Chemicals
Chemicals earnings totaled $1,161 million compared with $1,354 million in 1999. Prime product sales volumes of 25,637 kt were up 354 kt. The decline in earnings was driven by higher feedstock and energy costs and unfavorable foreign exchange effects.

Other Operations
Earnings from other operating segments totaled $551 million, an increase of $125 million from 1999, reflecting record copper and coal sales, higher copper prices, lower operating expenses and favorable foreign exchange effects, partly offset by lower coal prices.

Corporate and Financing
Corporate and financing expenses of $589 million compared with $514 million in 1999. The increase resulted from unfavorable foreign exchange effects and lower tax-related benefits, partly offset by a reduction in administrative expenses as a result of combining Exxon and Mobil headquarters operations. The effect of lower debt levels was partly offset by higher interest rates during the year.

A6

LIQUIDITY AND CAPITAL RESOURCES
In 2001, cash provided by operating activities totaled $22.9 billion, the same level as 2000. Major sources of funds were net income of $15.3 billion and non-cash provisions of $7.9 billion for depreciation and depletion.

  Cash used in investing activities totaled $8.2 billion, up $4.9 billion from 2000 due to lower proceeds from sales of subsidiaries, investments and property, plant and equipment resulting from the absence of the asset divestitures in 2000 that were required as a condition of the regulatory approval of the merger, and due to higher additions to property, plant and equipment.

  Cash used in financing activities was $15.0 billion, up $0.9 billion, driven by higher purchases of common shares, offset by lower debt reductions. Dividend payments on common shares increased from $0.88 per share to $0.91 per share and totaled $6.3 billion, a payout of 41 percent. Total consolidated short-term and long-term debt declined by $2.6 billion to $10.8 billion. Shareholders' equity increased by $2.4 billion to $73.2 billion.

  During 2001, Exxon Mobil Corporation purchased 139 million shares of its common stock for the treasury at a gross cost of $5,721 million. These purchases were to offset shares issued in conjunction with company benefit plans and programs and to reduce the number of shares outstanding. Shares outstanding were reduced from 6,930 million at the end of 2000 to 6,809 million at the end of 2001. Purchases were made in both the open market and through negotiated transactions, and may be discontinued at any time.

  In 2000, cash provided by operating activities totaled $22.9 billion, up $7.9 billion from 1999. Major sources of funds were net income of $17.7 billion and non-cash provisions of $8.1 billion for depreciation and depletion.

  Cash used in investing activities totaled $3.3 billion, down $7.7 billion from 1999 due to higher proceeds from sales of subsidiaries, investments and property, plant and equipment resulting from asset divestitures that were required as a condition of the regulatory approval of the merger, and due to lower additions to property, plant and equipment.

   Cash used in financing activities was $14.2 billion, up $9.4 billion, driven by debt reductions in the current year versus debt increases in 1999, along with higher purchases of common shares. Dividend payments on common shares increased from $0.844 per share to $0.880 per share and totaled $6.1 billion, a payout of 35 percent. Total consolidated short-term and long-term debt declined by $5.6 billion to $13.4 billion. Shareholders' equity increased by $7.3 billion to $70.8 billion.

  Prior to the merger, the corporation purchased shares of its common stock for the treasury. Consistent with pooling accounting requirements, this repurchase program was terminated effective with the close of the Exxon Mobil merger on November 30, 1999. On August 1, 2000, the corporation announced its intention to purchase shares of its common stock. During 2000, Exxon Mobil Corporation purchased 54 million shares of its common stock for the treasury at a gross cost of $2,352 million. These purchases were to offset shares issued in conjunction with company benefit plans and programs and to reduce the number of shares outstanding. Shares outstanding were reduced from 6,955 million at the end of 1999 to 6,930 million at the end of 2000. Purchases were made in both the open market and through negotiated transactions.

  Although the corporation issues long-term debt from time to time and maintains a revolving commercial paper program, internally generated funds cover the majority of its financial requirements. The management of cash that may be temporarily available as surplus to the corporation's immediate needs is carefully controlled, both to optimize returns on cash balances, and to ensure its secure, ready availability to meet the corporation's cash requirements as they arise.

Long-Term Contractual Obligations and
Other Commercial Commitments
Set forth below is information about the corporation's long-term contractual obligations and other commercial commitments outstanding at December 31, 2001. It brings together data for easy reference from the consolidated balance sheet and from individual notes to consolidated financial statements. This information is important in understanding the financial position of the corporation. In considering the economic viability of investment opportunities, the corporation views any source of financing, whether it be operating leases, third party guarantees or equity company debt, as being economically equivalent to consolidated debt of the corporation.

                                             Payments due by Period
                                           --------------------------
Long-Term Contractual         Footnote               2003-   2007 and   Total
Obligations                   Reference    2002      2006     Beyond    Amount
--------------------------------------------------------------------------------
                                             (millions of dollars)
Long-term debt (1)             Note 15   $     -  $  3,498    $ 3,601  $ 7,099
  - Due in one year (2)                      339         -         -       339
ExxonMobil share
of equity company
long-term debt (3)             Note  8         -     1,922      2,028    3,950
  - Due in one year (2)                      590         -          -      590
Operating leases (4)           Note 11     1,327     2,910      2,687    6,924
Unconditional purchase
obligations (5)                Note 17       156       544      1,329    2,029
Firm capital
commitments (6)                            1,996       911        978    3,885
                                         --------------------------------------
Total                                    $ 4,408  $  9,785    $10,623  $24,816
                                         ======================================

Notes:

(1) Includes capitalized lease obligations of $266 million.
(2) The amounts due in one year are included in notes and loans payable of $3,703 million (note 7) for consolidated companies and in short-term debt of $1,232 million (note 8) for equity companies.
(3) The corporation includes its share of equity company debt in its calculation of return on average capital employed.
(4) Minimum commitments for operating leases, shown on an undiscounted basis, cover drilling equipment, tankers, service stations and other properties.

                                                                              A7

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

(5) Unconditional purchase obligations, shown on an undiscounted basis, mainly pertain to pipeline throughput agreements. The present value of these commitments, excluding imputed interest of $733 million, totaled $1,296 million.
(6) Firm commitments related to capital projects, shown on an undiscounted basis, totaled approximately $3.9 billion at the end of 2001, compared with $4.6 billion at year-end 2000. The largest single commitment outstanding at year-end 2001 was $2.1 billion associated with the development of crude oil and natural gas resources in Malaysia. The corporation expects to fund the majority of these commitments through internal cash flow.

Other Commercial Commitments
The corporation and certain of its consolidated subsidiaries were contingently liable at December 31, 2001, for $3,921 million, primarily relating to guarantees for notes, loans and performance under contracts (note 17). This included $672 million representing guarantees of non-U.S. excise taxes and customs duties of other companies, entered into as a normal business practice, under reciprocal arrangements. Also included in this amount were guarantees by consolidated affiliates of $1,641 million, representing ExxonMobil's share of obligations of certain equity companies.

  On December 31, 2001, unused credit lines for short-term financing totaled approximately $5.3 billion (note 7).

  The table below shows the corporation's fixed charge coverage and consolidated debt to capital ratios. The data demonstrate the corporation's creditworthiness. Throughout this period, the corporation's long-term debt securities maintained the top credit rating from both Standard and Poor's (AAA) and Moody's (Aaa), a rating it has sustained for 83 years.

                                        2001     2000      1999
                                        -----------------------
Fixed charge coverage ratio (times)     17.8     15.7       6.6
Debt to capital (percent)               12.4     15.4      22.0
Net debt to capital (percent) (1)        5.3      7.9      20.4
Credit rating                           AAA/Aaa  AAA/Aaa   AAA/Aaa

(1) Debt net of all cash

  Management views the corporation's financial strength, as evidenced by the above financial ratios and other similar measures, to be a competitive advantage of strategic importance. The corporation's sound financial position gives it the opportunity to access the world's capital markets in the full range of market conditions, and enables the corporation to take on large, long-term capital commitments in the pursuit of maximizing shareholder value.

  In addition to the above commitments, the corporation makes limited use of derivative instruments, which are discussed in Risk Management on page A10 and note 14 on page A25.

Litigation and Other Contingencies
As discussed in note 17 to the consolidated financial statements, a number of lawsuits, including class actions, were brought in various courts against Exxon Mobil Corporation and certain of its subsidiaries relating to the accidental release of crude oil from the tanker Exxon Valdez in 1989. The vast majority of the claims have been resolved leaving a few compensatory damages cases to be tried. All of the punitive damage claims were consolidated in the civil trial that began in May 1994.

  In that trial, on September 24, 1996, the United States District Court for the District of Alaska entered a judgment in the amount of $5.058 billion. The District Court awarded approximately $19.6 million in compensatory damages to fisher plaintiffs, $38 million in prejudgment interest on the compensatory damages and $5 billion in punitive damages to a class composed of all persons and entities who asserted claims for punitive damages from the corporation as a result of the Exxon Valdez grounding. The District Court also ordered that these awards shall bear interest from and after entry of the judgment. The District Court stayed execution on the judgment pending appeal based on a $6.75 billion letter of credit posted by the corporation. ExxonMobil appealed the judgment. On November 7, 2001, the United States Court of Appeals for the Ninth Circuit vacated the punitive damage award as being excessive under the Constitution and remanded the case to the District Court for it to determine the amount of the punitive damage award consistent with the Ninth Circuit's holding. The Ninth Circuit upheld the compensatory damage award which has been paid. The letter of credit was terminated on February 1, 2002. The ultimate cost to the corporation from the lawsuits arising from the Exxon Valdez grounding is not possible to predict and may not be resolved for a number of years.

  On December 19, 2000, a jury in Montgomery County, Alabama, returned a verdict against the corporation in a contract dispute over royalties in the amount of $87.69 million in compensatory damages and $3.42 billion in punitive damages in the case of Exxon Corporation v. State of Alabama, et al. The verdict was upheld by the trial court on May 4, 2001. ExxonMobil has appealed the judgment and believes it should be set aside or substantially reduced on factual and constitutional grounds. The ultimate outcome is not expected to have a materially adverse effect upon the corporation's operations or financial condition.

  On May 22, 2001, a state court jury in New Orleans, Louisiana, returned a verdict against the corporation and three other entities in a case brought by a landowner claiming damage to his property. The property had been leased by the landowner to a company that performed pipe cleaning and storage services for customers, including the corporation. The jury awarded the plaintiff $56 million in compensatory damages (90 percent to be paid by the corporation) and $1 billion in punitive damages (all to be paid by the corporation). The damage related to the presence of naturally occurring radioactive material (NORM) on the site resulting from pipe cleaning operations. The award has been upheld at the trial court. ExxonMobil will appeal the judgment to the Louisiana Fourth Circuit Court of Appeals and believes that the judgment should be set aside or substantially reduced on factual and constitutional grounds. The ultimate outcome is not expected to have a materially adverse effect upon the corporation's operations or financial condition.

  The U.S. Tax Court has decided the issue with respect to the pricing of crude oil purchased from Saudi Arabia for the years 1979-1981 in favor of the corporation. This decision is subject to appeal. Certain other issues for the years 1979-1993 remain pending before the Tax Court. The ultimate resolution of these issues and several other tax and legal issues, including resolution of tax issues related to the gas lifting imbalance along the German/Dutch border, is not expected to have a materially adverse effect upon the corporation's operations or financial condition.

A8

  There are no events or uncertainties known to management beyond those already included in reported financial information that would indicate a material change in future operating results or financial condition.

CAPITAL AND EXPLORATION EXPENDITURES
Capital and exploration expenditures in 2001 were $12.3 billion, up from $11.2 billion in 2000, reflecting the corporation's active investment program.

  Upstream spending was up 27 percent to $8.8 billion in 2001, from $6.9 billion in 2000, as a result of higher spending on major projects in Africa, the North Sea, and Canada, and increased drilling activity. Capital investments in the downstream totaled $2.3 billion in 2001, down $0.3 billion from 2000, primarily reflecting timing of investments in China partly offset by increased spending in the retail businesses. Chemicals capital expenditures were $0.9 billion in 2001, down from $1.5 billion in 2000, due to the completion of major projects in Singapore and Saudi Arabia, and timing of investment in China.

  Capital and exploration expenditures in the U.S. totaled $3.9 billion in 2001, an increase of $0.6 billion from 2000, reflecting higher spending in both the upstream and chemicals, partly offset by lower spending in the downstream. Spending outside the U.S. of $8.4 billion in 2001 was up $0.5 billion from 2000, reflecting higher expenditures in the upstream, partly offset by lower expenditures in the downstream and chemicals.

MERGER OF EXXON CORPORATION AND MOBIL CORPORATION
On November 30, 1999, a wholly-owned subsidiary of Exxon Corporation (Exxon) merged with Mobil Corporation (Mobil) so that Mobil became a wholly-owned subsidiary of Exxon (the "Merger"). At the same time, Exxon changed its name to Exxon Mobil Corporation (ExxonMobil). Under the terms of the agreement, approximately 1.0 billion shares of ExxonMobil common stock were issued in exchange for all the outstanding shares of Mobil common stock based upon an exchange ratio of 1.32015. Following the exchange, former shareholders of Exxon owned approximately 70 percent of the corporation, while former Mobil shareholders owned approximately 30 percent of the corporation. Each outstanding share of Mobil preferred stock was converted into one share of a new class of ExxonMobil preferred stock.

  As a result of the Merger, the accounts of certain downstream and chemicals operations jointly controlled by the combining companies have been included in the consolidated financial statements. These operations were previously accounted for by Exxon and Mobil as separate companies using the equity method of accounting.

  The Merger was accounted for as a pooling of interests. Accordingly, the consolidated financial statements give retroactive effect to the merger, with all periods presented as if Exxon and Mobil had always been combined.

  As a condition of the approval of the Merger, the U.S. Federal Trade Commission and the European Commission required that certain property -- primarily downstream, pipeline and natural gas distribution assets -- be divested. The carrying value of these assets was approximately $3 billion and before-tax proceeds were approximately $5 billion. Net after-tax gains of $40 million and $1,730 million were reported in 2001 and 2000, respectively, as extraordinary items consistent with pooling of interests accounting requirements. The divested properties historically earned approximately $200 million per year.

MERGER EXPENSES AND REORGANIZATION RESERVES
In association with the merger between Exxon and Mobil, $748 million pre-tax ($525 million after-tax), $1,406 million pre-tax ($920 million after-tax) and $625 million pre-tax ($469 million after-tax) of costs were recorded as merger-related expenses in 2001, 2000 and 1999, respectively. Charges included separation expenses related to workforce reductions (approximately 8,000 employees at year-end 2001), plus implementation and merger closing costs. The separation reserve balance at year-end 2001 of approximately $197 million is expected to be expended in 2002. Merger-related expenses are expected to grow to approximately $2.9 billion pre-tax on a cumulative basis by the end of 2002. Pre-tax operating synergies associated with the Merger, which are on track with expectations, including cost savings, efficiency gains, and revenue enhancements, are expected to reach approximately $7 billion per year by 2002.

  In the first quarter of 1999, the corporation recorded a $120 million after-tax charge for the non-merger related reorganization of Japanese downstream operations in its wholly-owned Esso Sekiyu K.K. and 50.1 percent owned General Sekiyu K.K. affiliates. The reorganization resulted in the reduction of approximately 700 administrative, financial, logistics and marketing service employee positions. The Japanese affiliates recorded a combined charge of $216 million (before-tax) to selling, general and administrative expenses for the employee related costs. Substantially all cash expenditures anticipated in the restructuring provision were paid in 1999. General Sekiyu also recorded a $211 million (before-tax) charge to depreciation and depletion for the write-off of costs associated with the cancellation of a power plant project at the Kawasaki terminal. Workforce reduction savings associated with this reorganization are approximately $50 million per year after-tax.

  The following table summarizes the activity in the reorganization reserves. The 1999 opening balance represents accruals for provisions taken in prior years.

               Opening                                Balance at
               Balance       Additions  Deductions     Year End
------------------------------------------------------------------
                                 (millions of dollars)

1999            $169            $563       $351         $381
2000             381             738        780          339
2001             339             187        329          197

                                                                              A9

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

SITE RESTORATION AND OTHER ENVIRONMENTAL COSTS
Over the years the corporation has accrued provisions for estimated site restoration costs to be incurred at the end of the operating life of certain of its facilities and properties. In addition, the corporation accrues provisions for environmental liabilities in the many countries in which it does business when it is probable that obligations have been incurred and the amounts can be reasonably estimated. This policy applies to assets or businesses currently owned or previously disposed.

  The corporation has accrued provisions for probable environmental remediation obligations at various sites, including multi-party sites where ExxonMobil has been identified as one of the potentially responsible parties by the U.S. Environmental Protection Agency. The involvement of other financially responsible companies at these multi-party sites mitigates ExxonMobil's actual joint and several liability exposure. At present, no individual site is expected to have losses material to ExxonMobil's operations, financial condition or liquidity.

  Charges made against income for site restoration and environmental liabilities were $371 million in 2001, $311 million in 2000 and $219 million in 1999. At the end of 2001, accumulated site restoration and environmental provisions, after reduction for amounts paid, amounted to $3.7 billion. ExxonMobil believes that any cost in excess of the amounts already provided for in the financial statements would not have a materially adverse effect upon the corporation's operations, financial condition or liquidity.

  ExxonMobil's worldwide environmental costs in 2001 totaled $1,782 million of which $505 million were capital expenditures and $1,277 million were operating costs (including the $371 million of site restoration and environmental provisions noted above). These costs were mostly associated with air and water conservation. Total costs for such activities are expected to increase to about $2.5 billion in both 2002 and 2003 (with capital expenditures representing about 50 percent of the total). The projected increase is primarily for capital projects to implement refining technology to manufacture low-sulfur motor fuels in many parts of the world.

TAXES
Income, excise and all other taxes and duties totaled $66.6 billion in 2001, a decrease of $1.8 billion or 3 percent from 2000. Income tax expense, both current and deferred, was $9.0 billion compared to $11.1 billion in 2000, reflecting lower pre-tax income in 2001. The effective tax rate of 39.3 percent in 2001 compared to 42.4 percent in 2000, benefiting from a higher level of favorably resolved tax-related issues. Excise and all other taxes and duties were $57.6 billion.

  Income, excise and all other taxes and duties totaled $68.4 billion in 2000, an increase of $6.9 billion or 11 percent from 1999. Income tax expense, both current and deferred, was $11.1 billion compared to $3.2 billion in 1999, reflecting higher pre-tax income in 2000. The effective tax rate increased from
31.8 percent in 1999 to 42.4 percent in 2000 as a result of a larger share of total earnings coming from the more highly taxed non-U.S. upstream segment and lower benefits from resolution of tax-related issues. Excise and all other taxes and duties decreased $1.0 billion to $57.3 billion.

MARKET RISKS, INFLATION AND OTHER UNCERTAINTIES
In the past, crude, natural gas, petroleum product and chemical prices have fluctuated widely in response to changing market forces. The impacts of these price fluctuations on earnings from upstream operations, downstream operations and chemicals operations have been varied, tending at times to be offsetting. Nonetheless, the global energy markets can give rise to extended periods in which market conditions are adverse to one or more of the corporation's businesses. Such conditions, along with the capital intensive nature of the industry and very long lead times associated with many of our projects, underscore the importance of maintaining a strong financial position. Management views the corporation's financial strength, including the AAA and Aaa ratings of its long-term debt securities by Standard and Poor's and Moody's, as a competitive advantage.

  Although price levels of crude oil and natural gas will occasionally spike upwards or drop precipitously, industry prices over the long term will continue to be driven by market supply and demand fundamentals. Accordingly, the corporation tests the viability of its oil and gas operations based on long-term price projections. The corporation's assessment is that its operations will continue to be successful in a variety of market conditions. This is the outcome of disciplined investment and asset management programs. Investment opportunities are tested against a variety of market conditions, including low price scenarios. As a result, investments that would succeed only in highly favorable price environments are screened out of the investment plan.

  The corporation has had an active asset management program in which under-performing assets are either improved to acceptable levels or considered for divestment. The asset management program involves a disciplined, regular review to ensure that all assets are contributing to the corporation's strategic and financial objectives. The result has been the creation of a very efficient capital base and has meant that the corporation has seldom been required to write-down the carrying value of assets, even during periods of low commodity prices.

RISK MANAGEMENT
The corporation's size, geographic diversity and the complementary nature of the upstream, downstream and chemicals businesses mitigate the corporation's risk from changes in interest rates, currency rates and commodity prices. The corporation relies on these operating attributes and strengths to reduce enterprise-wide risk. As a result, the corporation makes limited use of derivatives to offset exposures arising from existing transactions.

  The corporation does not trade in derivatives nor does it use derivatives with leverage features. The corporation maintains a system of controls that includes a policy covering the authorization, reporting, and monitoring of derivative activity. The corporation's derivative activities pose no material credit or market risks to ExxonMobil's operations, financial condition or liquidity. Interest rate, foreign exchange rate and commodity price exposures arising from derivative contracts undertaken in accordance with the corporation's policies have not been significant.

A10

The fair value of derivatives outstanding and recorded on the balance sheet at December 31, 2001 was $50 million before-tax. This is the amount that the corporation would have had to pay to third parties if these derivatives had been settled at year-end. These derivative fair values were substantially offset by the fair values of the underlying exposures being hedged. During 2001, the corporation recognized a before-tax gain of $23 million related to derivative activity. This gain included the offsetting amounts from the changes in fair value of the items being hedged by the derivatives. The fair value of derivatives outstanding at year-end and gains recognized during the year are immaterial in relation to the corporation's year-end cash balance of $6.5 billion, total assets of $143.2 billion, or net income for the year of $15.3 billion.

Debt-Related Instruments
The corporation is exposed to changes in interest rates, primarily as a result of its short-term debt and long-term debt carrying floating interest rates. The corporation makes limited use of interest rate swap agreements to adjust the ratio of fixed and floating rates in the debt portfolio. The impact of a 100 basis point change in interest rates affecting the corporation's debt would not be material to earnings, cash flow or fair value.

Foreign Currency Exchange Rate Instruments
The corporation conducts business in many foreign currencies and is subject to foreign currency exchange rate risk on cash flows related to sales, expenses, financing and investment transactions. The impacts of fluctuations in foreign currency exchange rates on ExxonMobil's geographically diverse operations are varied and often offsetting in amount. The corporation makes limited use of currency exchange contracts to reduce the risk of adverse foreign currency movements related to certain foreign currency debt obligations. Exposure from market rate fluctuations related to these contracts is not material. Aggregate foreign exchange transaction gains and losses included in net income are discussed in note 5 to the consolidated financial statements.

Commodity Instruments
The corporation makes limited use of commodity forwards, swaps and futures contracts of short duration to mitigate the risk of unfavorable price movements on certain crude, natural gas and petroleum product purchases and sales. Commodity price exposure related to these contracts is not material.

Inflation and Other Uncertainties
The general rate of inflation in most major countries of operation has been relatively low in recent years, and the associated impact on operating costs has been countered by cost reductions from efficiency and productivity improvements.

  The operations and earnings of the corporation and its affiliates throughout the world have been, and may in the future be, affected from time to time in varying degree by political developments and laws and regulations, such as forced divestiture of assets; restrictions on production; imports and exports; price controls; tax increases and retroactive tax claims; expropriation of property; cancellation of contract rights and environmental regulations. Both the likelihood of such occurrences and their overall effect upon the corporation vary greatly from country to country and are not predictable.

RECENTLY ISSUED STATEMENTS
OF FINANCIAL ACCOUNTING STANDARDS
In June 2001, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 141 (FAS 141), "Business Combinations," and No. 142 (FAS 142), "Goodwill and Other Intangible Assets." Under FAS 141, the pooling of interests method of accounting is no longer permitted and the purchase method must be used for business combinations initiated after June 30, 2001. Under FAS 142, which will be effective for the corporation beginning January 1, 2002, goodwill and certain intangibles will no longer be amortized but will be subject to annual impairment tests. The effect of adoption of the new standards on the corporation's financial statements will be negligible.

  In August 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 143 (FAS 143), "Accounting for Asset Retirement Obligations." FAS 143 is required to be adopted by the corporation no later than January 1, 2003 and its primary impact will be to change the method of accruing for upstream site restoration costs. These costs are currently accrued ratably over the productive lives of the assets. At the end of 2001 the cumulative amount accrued under this policy was approximately $3.2 billion. Under FAS 143, the fair value of asset retirement obligations will be recorded as liabilities when they are incurred, which are typically at the time the assets are installed. Amounts recorded for the related assets will be increased by the amount of these obligations. Over time the liabilities will be accrued for the change in their present value and the initial capitalized costs will be depreciated over the useful lives of the related assets. The corporation is evaluating the impact of adopting FAS 143.

  In August 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 144 (FAS 144), "Accounting for the Impairment or Disposal of Long-Lived Assets." FAS 144 is required to be adopted prospectively by the corporation no later than January 1, 2002. FAS 144 supercedes previous guidance related to the impairment or disposal of long-lived assets. For long-lived assets to be held and used, it resolves certain implementation issues of the former standards, but retains the basic requirements of recognition and measurement of impairment losses. For long-lived assets to be disposed of by sale, it broadens the definition of those disposals that should be reported separately as discontinued operations. There is no impact on the corporation of adopting FAS 144, except that future sales of long-lived assets may be required to be presented as discontinued operations, which would be a different presentation than under previous accounting standards.

CRITICAL ACCOUNTING POLICIES
The corporation's accounting and financial reporting fairly reflect its straightforward business model involving the extracting, refining and marketing of hydrocarbons and hydrocarbon-based products. The preparation of financial statements in conformity with U.S. Generally Accepted Accounting Principles
(GAAP) requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities. The following summary provides further information about the critical accounting policies and should be read in conjunction with note 1 on page A19.

                                                                             A11

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Principles of Consolidation
The consolidated financial statements include the accounts of those significant subsidiaries that the corporation controls. They also include the corporation's undivided interests in upstream assets and liabilities. Amounts representing the corporation's percentage interest in the underlying net assets of other significant affiliates that it does not control, but exercises significant influence, are included in "Investments and advances"; the corporation's share of the net income of these companies is included in the consolidated statement of income caption "Earnings from equity interests and other revenue." The accounting for these non-consolidated companies is referred to as the equity method of accounting.

  Additional disclosures of summary balance sheet and income information for those subsidiaries accounted for under the equity method of accounting can be found in note 8 on page A22. The corporation believes this to be important information necessary to a full understanding of the corporation's financial statements.

  Investments in companies that are partially owned by the corporation are integral to the corporation's operations. In some cases they serve to balance worldwide risks and in others they provide the only available means of entry into a particular market or area of interest. The other parties who also have an equity interest in these companies are either independent third parties or host governments that share in the business results according to their percentage ownership. The corporation does not invest in these companies in order to remove liabilities from its balance sheet. In fact, the corporation has long been on record supporting an alternative accounting method that would require each investor to consolidate its percentage share of all assets and liabilities in these partially owned companies rather than only the percentage in the net equity. This method of accounting for investments in partially owned companies is not permitted by GAAP except where the investments are in the undivided interests in upstream assets and liabilities. However, for purposes of calculating return on average capital employed, which is not covered by GAAP standards, the corporation includes its share of debt of these partially owned companies in the determination of average capital employed.

Revenue Recognition
Revenues associated with sales of crude oil, natural gas, petroleum and chemical products and all other items are recorded when title passes to the customer.

  The corporation does not engage in arrangements whereby the corporation has ongoing relationships with its buyers that require it to repurchase its products or provide buyers with the right of return. As a result, the recognition of revenues is straightforward.

Derivative Instruments
As discussed on page A10, the corporation makes limited use of derivatives. Derivative instruments are not held for trading purposes nor do they have leverage features. The corporation's size, geographic diversity and the complementary nature of the upstream, downstream, and chemicals businesses mitigate the corporation's risk from changes in interest rates, currency rates, and commodity prices, reducing the corporation's need for derivatives to manage business risk.

  Because of their limited use, accounting policies for derivatives do not impact information that is significant or critical to an understanding of the corporation's financial condition and results of operations.

Inventories
Crude oil, products and merchandise are carried at the lower of current market value or cost (generally determined under the last-in, first-out method - LIFO).

  There are other acceptable methods of accounting for inventory such as first-in, first-out or average cost. The corporation uses the LIFO method because it charges each sale with the cost of the most recently purchased inventory. As such, the profit recognized on these sales is based on the latest cost structure and generally results in a better matching of costs and revenues.

Property, Plant and Equipment
The corporation's exploration and production activities are accounted for under the "successful efforts" method. Depreciation, depletion and amortization, based on cost less estimated salvage value of the asset, are primarily determined under either the unit-of-production method or the straight-line method. Unit-of-production rates are based on oil, gas and mineral reserves estimated to be recoverable from existing facilities. The straight-line method is based on estimated asset service life taking obsolescence into consideration. The service lives of refinery and chemicals components generally extend to 25 and 20 years, respectively, and reflect the corporation's long-term commitment to effective asset optimization.

  Under the "successful efforts" method, costs are accumulated on a field-by-field basis with certain exploratory expenditures and exploratory dry holes being expensed as incurred. Exploratory wells that find oil and gas in an area requiring a major capital expenditure before production can begin are evaluated annually to ensure that commercial quantities of reserves have been found or that additional exploration work is underway or planned. Costs of productive wells and development dry holes are capitalized and amortized on the unit-of-production method for each field. The corporation uses this accounting policy instead of the "full cost" method because it provides a more timely accounting of the success or failure of the corporation's exploration and production activities. If the full cost method were used, all costs would be capitalized and depreciated on a country-by-country basis. The capitalized costs would be subject to an impairment test by country. The full cost method would tend to delay the expense recognition of unsuccessful projects.

  Oil, gas and other properties held and used by the corporation are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. The corporation estimates the future undiscounted cash flows of the affected properties to judge the recoverability of carrying amounts. In general, analyses are based on proved reserves, except in circumstances where it is probable that additional resources will be developed and contribute to cash flows in the future.

  Evaluations of oil and gas reserves are important to the effective management of upstream assets. They are integral to making investment decisions about oil and gas properties such as whether develop-

A12
ment should proceed or enhanced recovery methods should be undertaken. Proved oil and gas reserve quantities are also used as the basis of calculating the unit-of-production rates for depreciation and evaluating for impairment. These reserves are the estimated quantities of crude oil, natural gas and natural gas liquids that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made. The estimation of reserves is an ongoing process based on rigorous technical evaluations and extrapolations of well information such as flow rates and reservoir pressure declines.

  Supplemental information on oil and gas exploration and production activities can be found on pages A38 to A42. Included in that section on page A41 is information on Canadian tar sands proven reserves. This information is shown separately from the conventional liquids and natural gas proved reserves. For internal management purposes, the corporation does not view these reserves separately, but instead considers them and their development as an integral part of total upstream operations. Refining tar sands reserves produces the same petroleum products that are produced from refining conventional oil and gas reserves. However, U.S. Securities and Exchange Commission regulations define these tar sands reserves as mining reserves and not a part of conventional oil and gas reserves.

Site Restoration and Environmental Conservation Costs
Site restoration costs that may be incurred by the corporation at the end of the operating life of certain of its facilities and properties are accrued ratably over the asset's productive life. Liabilities for environmental conservation are recorded when it is probable that obligations have been incurred and the amounts can be reasonably estimated.

The necessity of recording liabilities for these costs is prescribed by GAAP. Estimating the probability of whether obligations have been incurred and the amounts that should be recorded requires significant management judgment. This judgment is based on extensive cost and engineering studies using the latest available technology.

Foreign Currency Translation
The "functional currency" for translating the accounts of the majority of downstream and chemicals operations outside the U.S. is the local currency. Local currency is also used for upstream operations that are relatively self-contained and integrated within a particular country. The U.S. dollar is used for operations in highly inflationary economies and certain other countries.

  The method of translating the foreign currency financial statements of the corporation's international subsidiaries into U.S. dollars is prescribed by GAAP. Under these principles, it is necessary to select the functional currency of these subsidiaries. The functional currency is the currency of the primary economic environment in which the subsidiary operates. Management selects the functional currency after evaluating this economic environment. Downstream and chemicals operations normally use the local currency, except in highly inflationary countries, primarily Latin America, as well as in Singapore, which uses the U.S. dollar, because it predominantly sells into the U.S. dollar export market. Upstream operations also use the local currency as the functional currency, except where crude and natural gas production is predominantly sold in the export market in U.S. dollars. These operations, which use the U.S. dollar as their functional currency, are in Malaysia, Indonesia, Nigeria, Equatorial Guinea and the Middle East countries.

Litigation and Other Contingencies
Claims for substantial amounts have been made against Exxon Mobil and certain of its consolidated subsidiaries in pending lawsuits and tax disputes. These are summarized on page A8, with a more extensive discussion included in note 17 on page A32.

The general guidance provided by GAAP requires that liabilities for contingencies should be recorded when it is probable that a liability has been incurred before the date of the balance sheet and that the amount can be reasonably estimated. Significant management judgement is required to comply with this guidance, and it includes management reviews with the corporation's attorneys, taking into consideration all of the relevant facts and circumstances.

FORWARD-LOOKING STATEMENTS
Statements in this discussion regarding expectations, plans and future events or conditions are forward-looking statements. Actual future results, including merger expenses and synergies; financing sources; the resolution of contingencies; the effect of changes in prices; interest rates and other market conditions; and environmental and capital expenditures could differ materially depending on a number of factors, such as the outcome of commercial negotiations; changes in the supply of and demand for crude oil, natural gas, and petroleum and petro-chemical products; and other factors discussed above and under the caption "Factors Affecting Future Results" in Item 1 of ExxonMobil's 2001 Form 10-K.

                                                                             A13

REPORT OF INDEPENDENT ACCOUNTANTS

[PRICEWATERHOUSECOOPERS LOGO]
                                                                   Dallas, Texas
                                                               February 27, 2002
To the Shareholders of Exxon Mobil Corporation

In our opinion, the consolidated financial statements appearing on pages A15 through A36 present fairly, in all material respects, the financial position of Exxon Mobil Corporation and its subsidiary companies at December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the corporation's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

                                                 /s/ PricewaterhouseCoopers LLP

A14

CONSOLIDATED STATEMENT OF INCOME

                                                                    2001             2000           1999
---------------------------------------------------------------------------------------------------------
                                                                           (millions of dollars)

Revenue
  Sales and other operating revenue, including excise taxes        $209,417        $228,439      $182,529
  Earnings from equity interests and other revenue                    4,071           4,309         2,998
                                                                   --------------------------------------
      Total revenue                                                $213,488        $232,748      $185,527
                                                                   --------------------------------------
Costs and other deductions
  Crude oil and product purchases                                  $ 92,286        $108,951      $ 77,011
  Operating expenses                                                 18,170          18,135        16,806
  Selling, general and administrative expenses                       12,900          12,044        13,134
  Depreciation and depletion                                          7,944           8,130         8,304
  Exploration expenses, including dry holes                           1,175             936         1,246
  Merger related expenses                                               748           1,406           625
  Interest expense                                                      293             589           695
  Excise taxes                                                       21,907          22,356        21,646
  Other taxes and duties                                             33,377          32,708        34,765
  Income applicable to minority and preferred interests                 569             412           145
                                                                   --------------------------------------
      Total costs and other deductions                             $189,369        $205,667      $174,377
                                                                   --------------------------------------
Income before income taxes                                         $ 24,119        $ 27,081      $ 11,150
  Income taxes                                                        9,014          11,091         3,240
                                                                   --------------------------------------
Income before extraordinary item                                   $ 15,105        $ 15,990      $  7,910
  Extraordinary gain, net of income tax                                 215           1,730             -
                                                                   --------------------------------------
Net income                                                         $ 15,320        $ 17,720      $  7,910
                                                                   ======================================
Net income per common share (dollars)
  Before extraordinary item                                        $   2.20        $   2.30      $   1.14
  Extraordinary gain, net of income tax                                0.03            0.25             -
                                                                   --------------------------------------
  Net income                                                       $   2.23        $   2.55      $   1.14
                                                                   ======================================

Net income per common share - assuming dilution (dollars)
  Before extraordinary item                                        $   2.18        $   2.27      $   1.12
  Extraordinary gain, net of income tax                                0.03            0.25             -
                                                                   --------------------------------------
  Net income                                                       $   2.21        $   2.52      $   1.12
                                                                   ======================================


The information on pages A19 through A36 is an integral part of these statements.

                                                                                                      A15

CONSOLIDATED BALANCE SHEET

                                                                                             Dec. 31          Dec. 31
                                                                                              2001              2000
--------------------------------------------------------------------------------------------------------------------------
                                                                                                (millions of dollars)
Assets
  Current assets
    Cash and cash equivalents                                                                $  6,547         $  7,080
    Notes and accounts receivable, less estimated doubtful amounts                             19,549           22,996
    Inventories
      Crude oil, products and merchandise                                                       6,743            7,244
      Materials and supplies                                                                    1,161            1,060
    Prepaid taxes and expenses                                                                  1,681            2,019
                                                                                             --------------------------
        Total current assets                                                                 $ 35,681         $ 40,399
  Investments and advances                                                                     10,768           12,618
  Property, plant and equipment, at cost, less accumulated depreciation and depletion          89,602           89,829
  Other assets, including intangibles, net                                                      7,123            6,154
                                                                                             --------------------------
        Total assets                                                                         $143,174         $149,000
                                                                                             ==========================
Liabilities
  Current liabilities
    Notes and loans payable                                                                  $  3,703         $  6,161
    Accounts payable and accrued liabilities                                                   22,862           26,755
    Income taxes payable                                                                        3,549            5,275
                                                                                             --------------------------
        Total current liabilities                                                            $ 30,114         $ 38,191
  Long-term debt                                                                                7,099            7,280
  Annuity reserves and accrued liabilities                                                     12,475           11,934
  Deferred income tax liabilities                                                              16,359           16,442
  Deferred credits                                                                              1,141            1,166
  Equity of minority and preferred shareholders in affiliated companies                         2,825            3,230
                                                                                             --------------------------
        Total liabilities                                                                    $ 70,013         $ 78,243
                                                                                             ==========================

Shareholders' equity
  Benefit plan related balances                                                              $   (159)        $   (235)
  Common stock without par value (9,000 million shares authorized)                              3,789            3,661
  Earnings reinvested                                                                          95,718           86,652
  Accumulated other nonowner changes in equity
    Cumulative foreign exchange translation adjustment                                         (5,947)          (4,862)
    Minimum pension liability adjustment                                                         (535)            (310)
    Unrealized gains/(losses) on stock investments                                               (108)             (17)
  Common stock held in treasury (1,210 million shares in 2001 and 1,089 million               (19,597)         (14,132)
   shares in 2000)                                                                           --------------------------
        Total shareholders' equity                                                           $ 73,161         $ 70,757
                                                                                             --------------------------
        Total liabilities and shareholders' equity                                           $143,174         $149,000
                                                                                             ==========================


The information on pages A19 through A36 is an integral part of these statements.

A16

CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

                                                                 2001                       2000                       1999
                                                     ------------------------------------------------------------------------------
                                                                     Nonowner                   Nonowner                  Nonowner
                                                     Shareholders'  Changes in  Shareholders'  Changes in  Shareholders' Changes in
                                                        Equity        Equity       Equity        Equity       Equity       Equity
                                                     ------------------------------------------------------------------------------
                                                                                   (millions of dollars)
Benefit plan related balances                        $    (159)                 $    (235)                 $    (298)
Common stock (see note 13)
    At beginning of year                                 3,661                      3,403                      4,870
      Issued                                                 -                          -                         92
      Other                                                128                        258                        303
      Cancellation of common stock held in treasury          -                          -                     (1,862)
                                                     ---------                  ---------                  ---------
    At end of year                                   $   3,789                  $   3,661                  $   3,403
                                                     ---------                  ---------                  ---------
Earnings reinvested
    At beginning of year                                86,652                     75,055                     75,109
       Net income for the year                          15,320      $ 15,320       17,720      $  17,720       7,910     $   7,910
       Dividends - common and preferred shares          (6,254)                    (6,123)                    (5,872)
       Cancellation of common stock held in treasury         -                          -                     (2,092)
                                                     ---------                  ---------                  ---------
    At end of year                                   $  95,718                  $  86,652                  $  75,055
                                                     ---------                  ---------                  ---------
Accumulated other nonowner changes in equity
    At beginning of year                                (5,189)                    (2,568)                    (1,981)
       Foreign exchange translation adjustment          (1,085)       (1,085)      (2,562)        (2,562)       (727)         (727)
       Minimum pension liability adjustment               (225)         (225)         (11)           (11)        109           109
       Unrealized gains/(losses) on stock investments      (91)          (91)         (48)           (48)         31            31
                                                     ---------                  ---------                  ---------
    At end of year                                   $  (6,590)                 $  (5,189)                 $  (2,568)
                                                     ---------                  ---------                  ---------
                                                                    --------                   ---------                 ---------
       Total                                                        $ 13,919                   $  15,099                 $   7,323
                                                                    ========                   =========                 =========
Common stock held in treasury
    At beginning of year                               (14,132)                   (12,126)                   (15,831)
       Acquisitions, at cost                            (5,721)                    (2,352)                      (976)
       Dispositions                                        256                        346                        727
       Cancellation, returned to unissued                    -                          -                      3,954
                                                     ---------                  ---------                  ---------
    At end of year                                   $ (19,597)                 $ (14,132)                 $ (12,126)
                                                     ---------                  ---------                  ---------
Shareholders' equity at end of year                  $  73,161                  $  70,757                  $  63,466
                                                     =========                  =========                  =========

                                                                                 Share Activity
                                                       ---------------------------------------------------------------------
                                                              2001                        2000                        1999
                                                       ---------------------------------------------------------------------
                                                                              (millions of shares)
Common stock
  Issued (see note 13)
    At beginning of year                                       8,019                       8,019                       8,338
      Issued                                                       -                           -                           8
      Cancelled                                                    -                           -                        (327)
                                                       -------------               -------------               -------------
    At end of year                                             8,019                       8,019                       8,019
                                                       -------------               -------------               -------------
Held in treasury (see note 13)
    At beginning of year                                      (1,089)                     (1,064)                     (1,422)
     Acquisitions, at cost                                      (139)                        (54)                        (33)
     Dispositions                                                 18                          29                          64
     Cancellation, returned to unissued                            -                           -                         327
                                                       -------------               -------------               -------------
    At end of year                                            (1,210)                     (1,089)                     (1,064)
                                                       -------------               -------------               -------------
Common shares outstanding at end of year                       6,809                       6,930                       6,955
                                                       =============               =============               =============


The information on pages A19 through A36 is an integral part of these statements.


                                                                                                                         A17

CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                                                2001          2000         1999
---------------------------------------------------------------------------------------------------------------------------------
                                                                                                     (millions of dollars)
Cash flows from operating activities
  Net income
    Accruing to ExxonMobil shareholders                                                    $   15,320    $    17,720    $   7,910
    Accruing to minority and preferred interests                                                  569            412          145
  Adjustments for non-cash transactions
    Depreciation and depletion                                                                  7,944          8,130        8,304
    Deferred income tax charges/(credits)                                                         650             10       (1,439)
    Annuity and accrued liability provisions                                                      498           (662)         412
  Dividends received greater than/(less than) equity in current earnings of equity companies       78           (387)         146
  Extraordinary gain, before income tax                                                          (194)        (2,038)           -
  Changes in operational working capital, excluding cash and debt
    Reduction/(increase) - Notes and accounts receivable                                        3,062         (4,832)      (3,478)
                         - Inventories                                                            154           (297)          50
                         - Prepaid taxes and expenses                                             118           (204)         177
    Increase/(reduction) - Accounts and other payables                                         (5,103)         5,411        3,046
  All other items - net                                                                          (207)          (326)        (260)
                                                                                           ---------------------------------------
    Net cash provided by operating activities                                              $   22,889    $    22,937    $  15,013
                                                                                           ---------------------------------------

Cash flows from investing activities
  Additions to property, plant and equipment                                               $   (9,989)   $    (8,446)   $ (10,849)
  Sales of subsidiaries, investments and property, plant and equipment                          1,078          5,770          972
  Additional investments and advances                                                          (1,035)        (1,648)      (1,476)
  Collection of advances                                                                        1,735            985          387
  Additions to other marketable securities                                                          -            (41)         (61)
  Sales of other marketable securities                                                              -             82           42
                                                                                           ---------------------------------------
    Net cash used in investing activities                                                  $   (8,211)   $    (3,298)   $ (10,985)
                                                                                           ---------------------------------------

Net cash generation before financing activities                                            $   14,678    $    19,639    $   4,028
                                                                                           ---------------------------------------

Cash flows from financing activities
  Additions to long-term debt                                                              $      547    $       238    $     454
  Reductions in long-term debt                                                                   (506)          (901)        (341)
  Additions to short-term debt                                                                    705            500        1,870
  Reductions in short-term debt                                                                (1,212)        (2,413)      (2,359)
  Additions/(reductions) in debt with less than 90 day maturity                                (2,306)        (3,129)       2,210
  Cash dividends to Exxon Mobil shareholders                                                   (6,254)        (6,123)      (5,872)
  Cash dividends to minority interests                                                           (194)          (251)        (219)
  Changes in minority interests and sales/(purchases) of affiliate stock                         (401)          (227)        (200)
  Common stock acquired                                                                        (5,721)        (2,352)        (670)
  Common stock sold                                                                               301            493          348
                                                                                           ---------------------------------------
    Net cash used in financing activities                                                  $  (15,041)   $   (14,165)   $  (4,779)
                                                                                           ---------------------------------------
Effects of exchange rate changes on cash                                                   $     (170)   $       (82)   $      53
                                                                                           ---------------------------------------
Increase/(decrease) in cash and cash equivalents                                           $     (533)   $     5,392    $    (698)
Cash and cash equivalents at beginning of year                                                  7,080          1,688        2,386
                                                                                           ---------------------------------------
Cash and cash equivalents at end of year                                                   $    6,547    $     7,080    $   1,688
                                                                                           =======================================


The information on pages A19 through A36 is an integral part of these statements.

A18

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The accompanying consolidated financial statements and the supporting and supplemental material are the responsibility of the management of Exxon Mobil Corporation.

  The corporation's principal business is energy, involving the worldwide exploration, production, transportation and sale of crude oil and natural gas (upstream) and the manufacture, transportation and sale of petroleum products (downstream). The corporation is also a major worldwide manufacturer and marketer of petrochemicals and participates in coal and minerals mining and electric power generation.

  The preparation of financial statements in conformity with Generally Accepted Accounting Principles requires management to make estimates that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities. Actual results could differ from these estimates.

1. Summary of Accounting Policies
Principles of Consolidation. The consolidated financial statements include the accounts of those significant subsidiaries owned directly or indirectly with more than 50 percent of the voting rights held by the corporation, and for which other shareholders do not possess the right to participate in significant management decisions. They also include the corporation's share of the undivided interest in upstream assets and liabilities. Amounts representing the corporation's percentage interest in the underlying net assets of other significant subsidiaries and less than majority owned companies in which a significant equity ownership interest is held, are included in "Investments and advances"; the corporation's share of the net income of these companies is included in the consolidated statement of income caption "Earnings from equity interests and other revenue."

  Investments in other companies, none of which is significant, are generally included in "Investments and advances" at cost or less. Dividends from these companies are included in income as received.

Revenue Recognition. Revenues associated with sales of crude oil, natural gas, petroleum and chemical products and all other items are recorded when title passes to the customer.

  Revenues from the production of natural gas properties in which the corporation has an interest with the other producers are recognized on the basis of the company's net working interest. Differences between actual production and net working interest volumes are not significant.

Derivative Instruments. The corporation makes limited use of derivatives. Derivative instruments are not held for trading purposes nor do they have leverage features. When the corporation does enter into derivative transactions, it is to offset exposures associated with interest rates, foreign currency exchange rates and hydrocarbon prices. The gains and losses resulting from the changes in fair value of these instruments are recorded in income, except when the instruments are designated as hedging the currency exposure of net investments in foreign subsidiaries, in which case they are recorded in the cumulative foreign exchange translation account, as part of shareholders equity.

  The gains and losses on derivative instruments that are designated as fair value hedges (i.e., those hedging the exposure to changes in the fair value of an asset or a liability or the changes in the fair value of a firm commitment), are offset by the gains and losses from the changes in fair value of the hedged items, which are also recognized in income. Most of these designated hedges are entered into at the same time that the hedged items are transacted, they are fully effective and in combination with the offsetting hedged items, they result in no net impact on income. In some situations, the corporation has chosen not to designate certain immaterial derivatives used for hedging economic exposure as hedges for accounting purposes due to the excessive administrative effort that would be required to account for these items as hedging transactions. These derivatives are recorded on the balance sheet at fair value and the gains and losses arising from changes in fair value are recognized in income. All derivatives activity is immaterial.

Inventories. Crude oil, products and merchandise inventories are carried at the lower of current market value or cost (generally determined under the last-in, first-out method - LIFO). Costs include applicable purchase costs and operating expenses but not general and administrative expenses or research and development costs. Inventories of materials and supplies are valued at cost or less.

Property, Plant and Equipment. Depreciation, depletion and amortization, based on cost less estimated salvage value of the asset, are primarily determined under either the unit-of-production method or the straight-line method. Unit-of-production rates are based on oil, gas and other mineral reserves estimated to be recoverable from existing facilities. The straight-line method of depreciation is based on estimated asset service life taking obsolescence into consideration.

  Maintenance and repairs are expensed as incurred. Major renewals and improvements are capitalized and the assets replaced are retired.

  The corporation's upstream activities are accounted for under the "successful efforts" method. Under this method, costs of productive wells and development dry holes, both tangible and intangible, as well as productive acreage are capitalized and amortized on the unit-of-production method. Costs of that portion of undeveloped acreage likely to be unproductive, based largely on historical experience, are amortized over the period of exploration. Other exploratory expenditures, including geophysical costs, other dry hole costs and annual lease rentals, are expensed as incurred. Exploratory wells that find oil and gas in an area requiring a major capital expenditure before production can begin are evaluated annually to assure that commercial quantities of reserves have been found or that additional exploration work is underway or planned. Exploratory well costs not meeting either of these tests are charged to expense.

  Oil, gas and other properties held and used by the corporation are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. The corporation estimates the future undiscounted cash flows of the affected properties to judge the recoverability of carrying amounts. In general, analyses are based on proved reserves, except in circumstances where it is probable that additional resources will be developed and contribute to cash flows in the future.

Site Restoration and Environmental Conservation Costs. Site restoration costs that may be incurred by the corporation at the end of the operating life of certain of its facilities and properties are reserved ratably over the asset's productive life.

                                                                             A19

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

  Liabilities for environmental conservation are recorded when it is probable that obligations have been incurred and the amounts can be reasonably estimated. These liabilities are not reduced by possible recoveries from third parties, and projected cash expenditures are not discounted.

Foreign Currency Translation. The "functional currency" for translating the accounts of the majority of downstream and chemical operations outside the U.S. is the local currency. Local currency is also used for upstream operations that are relatively self-contained and integrated within a particular country, such as in Canada, the United Kingdom, Norway and Continental Europe. The U.S. dollar is used for operations in highly inflationary economies, in Singapore which is predominantly export oriented and for some upstream operations, primarily in Malaysia, Indonesia, Nigeria, Equatorial Guinea and the Middle East countries. For all operations, gains or losses on remeasuring foreign currency transactions into functional currency are included in income.

2. Extraordinary Item and Accounting Change
Net income for 2001 included net after-tax gains from asset management activities in the chemicals segment and regulatory required asset divestitures in the amount of $215 million (including an income tax credit of $21 million), or $0.03 per common share. Net income for 2000 included net after-tax gains from regulatory required asset divestitures in the amount of $1,730 million (net
$308 million of income taxes), or $0.25 per common share. These net after-tax gains were reported as extraordinary items according to accounting requirements for business combinations accounted for as pooling of interests.

  As of January 1, 2001, Exxon Mobil adopted Financial Accounting Standards Board Statement No. 133 (FAS 133), "Accounting for Derivative Instruments and Hedging Activities" as amended by Statements No. 137 and 138. This statement requires that all derivatives be recognized as either assets or liabilities in the financial statements and be measured at fair value. Since the corporation makes limited use of derivatives, the effect of adoption of FAS 133 on the corporation's operations or financial condition was negligible.

3. Merger of Exxon Corporation and Mobil Corporation
On November 30, 1999, a wholly-owned subsidiary of Exxon Corporation (Exxon) merged with Mobil Corporation (Mobil) so that Mobil became a wholly-owned subsidiary of Exxon (the "Merger"). At the same time, Exxon changed its name to Exxon Mobil Corporation (ExxonMobil). Under the terms of the agreement, approximately 1.0 billion shares of ExxonMobil common stock were issued in exchange for all the outstanding shares of Mobil common stock based upon an exchange ratio of 1.32015. Following the exchange, former shareholders of Exxon owned approximately 70 percent of the corporation, while former Mobil shareholders owned approximately 30 percent of the corporation. Each outstanding share of Mobil preferred stock was converted into one share of a new class of ExxonMobil preferred stock.

  As a result of the Merger, the accounts of certain downstream and chemicals operations jointly controlled by the combining companies have been included in the consolidated financial statements. These operations were previously accounted for by Exxon and Mobil as separate companies using the equity method of accounting.

  The Merger was accounted for as a pooling of interests. Accordingly, the consolidated financial statements give retroactive effect to the Merger, with all periods presented as if Exxon and Mobil had always been combined. Certain reclassifications have been made to conform the presentation of Exxon and Mobil.

  As a condition of the approval of the Merger, the U.S. Federal Trade Commission and the European Commission required that certain property -- primarily downstream, pipeline and natural gas distribution assets -- be divested. The carrying value of these assets was approximately $3 billion and net after-tax gains of $40 million and $1,730 million were reported as extraordinary items in 2001 and 2000, respectively. The divested properties historically earned approximately $200 million per year.

4. Merger Expenses and Reorganization Reserves
In association with the Merger, $748 million pre-tax ($525 million after-tax), $1,406 million pre-tax ($920 million after-tax), and $625 million pre-tax ($469 million after-tax) of costs were recorded as merger-related expenses in 2001, 2000 and 1999, respectively. These cumulative charges of $2,779 million included separation expenses of approximately $1,345 million related to workforce reductions (approximately 8,000 employees at year-end 2001), plus implementation costs and merger closing costs. The separation reserve balance at year-end 2001 of approximately $197 million, is expected to be expended in 2002.

  In the first quarter of 1999, the corporation recorded a $120 million after-tax charge for the non-merger related reorganization of Japanese downstream operations in its wholly-owned Esso Sekiyu K.K. and 50.1 percent owned General Sekiyu K.K. affiliates. The reorganization resulted in the reduction of approximately 700 administrative, financial, logistics and marketing service employee positions. The Japanese affiliates recorded a combined charge of $216 million (before-tax) to selling, general and administrative expenses for the employee related costs. Substantially all cash expenditures anticipated in the restructuring provision have been paid as of the end of 1999. General Sekiyu also recorded a $211 million (before-tax) charge to depreciation and depletion for the write-off of costs associated with the cancellation of a power plant project at the Kawasaki terminal.

  The following table summarizes the activity in the reorganization reserves. The 1999 opening balance represents accruals for provisions taken in prior years.

               Opening                                       Balance at
               Balance       Additions      Deductions        Year End
-----------------------------------------------------------------------------
                              (millions of dollars)

1999            $169            $563           $351            $381
2000             381             738            780             339
2001             339             187            329             197

A20

5. Miscellaneous Financial Information
Research and development costs totaled $603 million in 2001, $564 million in 2000 and $630 million in 1999.

  Net income included aggregate foreign exchange transaction losses of $142 million in 2001, $236 million in 2000 and $5 million in 1999.

  In 2001, 2000, and 1999, net income included gains of $238 million, and $175 million, and losses of $7 million, respectively, attributable to the combined effects of LIFO inventory accumulations and draw-downs. The aggregate replacement cost of inventories was estimated to exceed their LIFO carrying values by $4.2 billion and $6.7 billion at December 31, 2001 and 2000, respectively.

6. Cash Flow Information
The consolidated statement of cash flows provides information about changes in cash and cash equivalents. Highly liquid investments with maturities of three months or less when acquired are classified as cash equivalents.

  Cash payments for interest were: 2001 - $562 million, 2000 - $729 million and 1999 - $882 million. Cash payments for income taxes were: 2001 - $9,855 million, 2000 - $8,671 million and 1999 - $3,805 million.

7. Additional Working Capital Data                    Dec. 31   Dec. 31
                                                        2001      2000
------------------------------------------------------------------------
                                                   (millions of dollars)
Notes and accounts receivable
  Trade, less reserves of $279 million
    and $258 million                               $   13,597  $  17,568
  Other, less reserves of $62 million
    and $48 million                                     5,952      5,428
                                                   ---------------------
                                                   $   19,549  $  22,996
                                                   =====================

Notes and loans payable
  Bank loans                                       $    1,063  $   1,244
  Commercial paper                                      1,804      3,761
  Long-term debt due within one year                      339        650
  Other                                                   497        506
                                                    --------------------
                                                   $    3,703  $   6,161
                                                    ====================
Accounts payable and accrued liabilities
  Trade payables                                   $   12,696  $  15,357
  Obligations to equity companies                         632        586
  Accrued taxes other than income taxes                 4,768      5,423
  Other                                                 4,766      5,389
                                                   ---------------------
                                                   $   22,862  $  26,755
                                                   =====================

On December 31, 2001, unused credit lines for short-term financing totaled approximately $5.3 billion. Of this total, $2.1 billion support commercial paper programs under terms negotiated when drawn. The weighted average interest rate on short-term borrowings outstanding at December 31, 2001 and 2000 was 3.8 percent and 6.4 percent, respectively.

                                                                             A21

Notes to Consolidated Financial Statements

8. Equity Company Information
The summarized financial information below includes amounts related to certain less than majority owned companies and majority owned subsidiaries where minority shareholders possess the right to participate in significant management decisions (see note 1). These companies are primarily engaged in crude production, natural gas marketing and refining operations in North America; natural gas production, natural gas distribution, and downstream operations in Europe and crude production in Kazakhstan and the Middle East. Also included are several power generation, petrochemical/lubes manufacturing and chemical ventures; 1999 included amounts related to Mobil's European Fuels joint venture which was divested as a condition of the Merger approval.

                                                                            2001                  2000               1999
                                                                     -------------------------------------------------------------
                                                                             ExxonMobil           ExxonMobil           ExxonMobil
Equity Company Financial Summary                                     Total     Share       Total    Share       Total    Share
----------------------------------------------------------------------------------------------------------------------------------
                                                                                        (millions of dollars)
Total revenues
  Percent of revenues from companies included in the ExxonMobil
    consolidation was 9% in 2001, 11% in 2000 and 8% in 1999        $ 95,009  $ 36,695   $ 81,371  $ 32,452    $ 94,534  $ 32,124
                                                                    --------------------------------------------------------------
Income before income taxes                                          $  6,952  $  2,922   $  7,632  $  3,092    $  4,100  $  2,095
Less: Related income taxes                                            (1,562)     (748)    (1,382)     (658)       (734)     (449)
                                                                    --------------------------------------------------------------
        Net income                                                  $  5,390  $  2,174   $  6,250  $  2,434    $  3,366  $  1,646
                                                                    ==============================================================
Current assets                                                      $ 18,992  $  7,369   $ 28,784  $ 11,479    $ 21,518  $  7,739
Property, plant and equipment, less accumulated depreciation          36,565    13,135     36,553    13,733      44,213    15,509
Other long-term assets                                                 5,127     2,284      6,656     2,979       4,806     2,106
                                                                    --------------------------------------------------------------
        Total assets                                                $ 60,684  $ 22,788   $ 71,993  $ 28,191    $ 70,537  $ 25,354
                                                                    --------------------------------------------------------------
Short-term debt                                                     $  3,142  $  1,232   $  2,636  $  1,093    $  2,856  $  1,129
Other current liabilities                                             16,218     6,349     25,377    10,357      18,129     6,324
Long-term debt                                                        10,496     3,950     11,116     4,094      13,486     3,978
Other long-term liabilities                                            6,253     2,862      7,054     3,273       5,372     2,598
Advances from shareholders                                             8,443     2,179      8,485     2,510       3,636     1,919
                                                                    --------------------------------------------------------------
        Net assets                                                  $ 16,132  $  6,216  $  17,325  $  6,864    $ 27,058  $  9,406
                                                                    ==============================================================

9. Investments and Advances                                                                                    Dec. 31  Dec. 31
                                                                                                                 2001     2000
---------------------------------------------------------------------------------------------------------------------------------
                                                                                                             (millions of dollars)
Companies carried at equity in underlying assets
  Investments                                                                                                 $ 6,216  $ 6,864
  Advances                                                                                                      2,179    2,510
                                                                                                              -----------------
                                                                                                              $ 8,395  $ 9,374
Companies carried at cost or less and stock investments carried at fair value                                   1,060    1,230
                                                                                                              -----------------
                                                                                                              $ 9,455  $10,604
Long-term receivables and miscellaneous investments at cost or less                                             1,313    2,014
                                                                                                              -----------------
               Total                                                                                          $10,768  $12,618
                                                                                                              =================

A22

10. Investment in Property, Plant and Equipment                             Dec. 31, 2001              Dec. 31, 2000
                                                                      --------------------------------------------------
                                                                          Cost             Net       Cost          Net
------------------------------------------------------------------------------------------------------------------------
                                                                                     (millions of dollars)
Petroleum and natural gas
  Upstream                                                              $109,616         $46,597   $106,287      $45,731
  Downstream                                                              50,691          25,560     51,862       26,730
                                                                        ------------------------------------------------
    Total petroleum and natural gas                                     $160,307         $72,157   $158,149      $72,461
Chemicals                                                                 17,973           9,690     17,860        9,935
Other                                                                     12,223           7,755     11,737        7,433
                                                                        ------------------------------------------------
    Total                                                               $190,503         $89,602   $187,746      $89,829
                                                                        ================================================

Accumulated depreciation and depletion totaled $100,901 million at the end of 2001 and $97,917 million at the end of 2000. Interest capatalized in 2001, 2000 and 1999 was $518 million, $641 million and $595 million, respectively.

--------------------------------------------------------------------------------

11. Leased Facilities
At December 31, 2001, the corporation and its consolidated subsidiaries held non-cancelable operating charters and leases covering drilling equipment, tankers, service stations and other properties with minimum lease commitments as indicated in the table.

Net rental expenditures for 2001, 2000 and 1999 totaled $2,454 million, $1,935 million and $2,172 million, respectively, after being reduced by related rental income of $199 million, $195 million and $317 million, respectively. Minimum rental expenditures totaled $2,562 million in 2001, $1,992 million in 2000 and $2,311 million in 1999.

-------------------------------------------------------------------
                              Minimum           Related
                            Commitment        Rental income
-------------------------------------------------------------------
                              (millions of dollars)
2002                       $ 1,327              $  110
2003                         1,107                 103
2004                           801                  95
2005                           569                  87
2006                           433                  48
2007 and beyond              2,687                 103
                           ----------------------------
  Total                    $ 6,924              $  546
                           ============================

--------------------------------------------------------------------------------
12. Employee Stock Ownership Plans
In 1989, the Exxon leveraged employee stock ownership plan (Exxon LESOP) trust borrowed $1,000 million under the terms of notes guaranteed by Exxon. The Exxon LESOP trust used the proceeds of the borrowing to purchase shares of Exxon's convertible Class A Preferred Stock. The final Exxon LESOP note was repaid in 1999. By year-end 1999, all remaining shares of Exxon Class A Preferred Stock were converted to ExxonMobil common shares.

  In 1989, the Mobil Oil Corporation employee stock ownership plan (Mobil LESOP) trust borrowed $800 million under the terms of notes and debentures guaranteed by Mobil. The trust used the proceeds of the borrowing to purchase shares of Mobil's Series B Convertible Preferred Stock which upon the merger were converted into shares of ExxonMobil Class B Preferred Stock with similar terms. By year-end 1999, all remaining shares of Class B Preferred Stock were converted to ExxonMobil common shares.

    The Exxon LESOP and Mobil LESOP were merged in late 1999 to create the ExxonMobil LESOP. The ExxonMobil LESOP is a constituent part of the ExxonMobil Savings Plan which, effective February 8, 2002, is an employee stock ownership plan in its entirety. Employees eligible to participate in the ExxonMobil Savings Plan may elect to participate in the ExxonMobil LESOP. Corporate contributions to the plan and dividends are used to make principal and interest payments on the ExxonMobil LESOP trust notes. As corporate contributions and dividends are credited, common shares are allocated to participants' plan accounts. The corporation's contribution to the ExxonMobil LESOP, representing the amount by which debt service exceeded dividends on shares held by the ExxonMobil LESOP, was $58 million, $15 million, and $19 million in 2001, 2000 and 1999, respectively.

  Accounting for the plans has followed the principles that were in effect for the respective plans when they were established. The amount of compensation expense related to the plans and recorded by the corporation during the periods was $83 million in 2001, $13 million in 2000, and $5 million in 1999. The ExxonMobil LESOP trust held 104.2 million shares of ExxonMobil common stock at the end of 2001 and 109.2 million shares at the end of 2000.

                                                                             A23

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13. Capital
On May 30, 2001, the company's Board of Directors approved a two-for-one stock split of common stock for shareholders of record on June 20, 2001. The authorized common stock was increased from 4.5 billion shares without par value to 9 billion shares without par value, and the issued shares were split on a two-for-one basis on June 20, 2001.

  At the effective time of the merger of Exxon and Mobil, the authorized common stock of ExxonMobil was increased from 3 billion shares to 4.5 billion shares. Under the terms of the merger agreement, approximately 1.0 billion shares of ExxonMobil common stock were issued in exchange for all of the outstanding shares of Mobil's common stock based upon an exchange ratio of 1.32015 ExxonMobil shares for each Mobil share. Mobil's common stock accounted for as treasury stock was cancelled at the effective time of the merger.

  In 1989, $1,800 million of benefit related balances were recorded as debt and as a reduction to shareholders' equity, representing Exxon and Mobil guaranteed borrowings by the Exxon LESOP to purchase Exxon Class A Preferred Stock and the Mobil LESOP to purchase Mobil Class B Preferred Stock. As common shares are earned by employees and the debt is repaid, the benefit plan related balances are being reduced. Preferred dividends of $36 million were paid during 1999 on preferred shares described in note 12, all of which were converted to ExxonMobil common stock by year-end 1999. The table below summarizes the earnings per share calculations.

                                                                                    2001           2000          1999
                                                                                  ------------------------------------
Net income per common share
---------------------------
Income before extraordinary item (millions of dollars)                            $15,105        $15,990        $7,910
  Less: Preferred stock dividends                                                       -              -           (36)
                                                                                  ------------------------------------
Income available to common shares                                                 $15,105        $15,990        $7,874
                                                                                  ====================================
Weighted average number of common shares outstanding (millions of shares)           6,868          6,953         6,906
Net income per common share
  Before extraordinary item                                                       $  2.20        $  2.30        $ 1.14
  Extraordinary gain, net of income tax                                              0.03           0.25             -
                                                                                  ------------------------------------
  Net income                                                                      $  2.23        $  2.55        $ 1.14
                                                                                  ====================================
Net income per common share - assuming dilution
-----------------------------------------------
Income before extraordinary item (millions of dollars)                            $15,105        $15,990        $7,910
  Adjustment for assumed dilution                                                      (4)            (8)            1
                                                                                  ------------------------------------
Income available to common shares                                                 $15,101        $15,982        $7,911
                                                                                  ====================================
Weighted average number of common shares outstanding (millions of shares)           6,868          6,953         6,906
  Plus: Issued on assumed exercise of stock options                                    73             80            88
  Plus: Assumed conversion of preferred stock                                           -              -            42
                                                                                  ------------------------------------
Weighted average number of common shares outstanding                                6,941          7,033         7,036
                                                                                  ====================================
Net income per common share
 Before extraordinary item                                                        $  2.18        $  2.27        $ 1.12
 Extraordinary gain, net of income tax                                               0.03           0.25             -
                                                                                  ------------------------------------
 Net income                                                                       $  2.21        $  2.52        $ 1.12
                                                                                  ====================================
Dividends paid per common share                                                   $ 0.910        $ 0.880        $0.844

A24

14. Financial Instruments and Derivatives
The fair value of financial instruments is determined by reference to various market data and other valuation techniques as appropriate. Long-term debt is the only category of financial instruments whose fair value differs materially from the recorded book value. The estimated fair value of total long-term debt, including capitalized lease obligations, at December 31, 2001 and 2000, was $7.9 billion and $8.0 billion, respectively, as compared to recorded book values of $7.1 billion and $7.3 billion.

  The corporation's size, geographic diversity and the complementary nature of the upstream, downstream and chemicals businesses mitigate the corporation's risk from changes in interest rates, currency rates and commodity prices. The corporation relies on these operating attributes and strengths to reduce enterprise-wide risk. As a result, the corporation makes limited use of derivatives to offset exposures arising from existing transactions.

  The corporation does not trade in derivatives nor does it use derivatives with leveraged features. The corporation maintains a system of controls that includes a policy covering the authorization, reporting and monitoring of derivative activity. The corporation's derivative activities pose no material credit or market risks to ExxonMobil's operations, financial condition or liquidity. Interest rate, foreign exchange rate and commodity price exposures arising from derivative contracts undertaken in accordance with the corporation's policies have not been significant.

  The fair value of derivatives outstanding and recorded on the balance sheet at December 31, 2001 was $50 million before-tax. This is the amount that the corporation would have had to pay to third parties if these derivatives had been settled at year-end. These derivative fair values were substantially offset by the fair values of the underlying exposures being hedged. During 2001, the corporation recognized a before-tax gain of $23 million related to derivative activity. This gain included the offsetting amounts from the changes in fair value of the items being hedged by the derivatives.

15. Long-Term Debt
At December 31, 2001, long-term debt consisted of $6,465 million due in U.S. dollars and $634 million representing the U.S. dollar equivalent at year-end exchange rates of amounts payable in foreign currencies. These amounts exclude that portion of long-term debt, totaling $339 million, which matures within one year and is included in current liabilities. The amounts of long-term debt maturing, together with sinking fund payments required, in each of the four years after December 31, 2002, in millions of dollars, are: 2003 - $880, 2004 - $2,176, 2005 - $328 and 2006 - $114. Certain of the borrowings described may from time to time be assigned to other ExxonMobil affiliates. At December 31, 2001, the corporation's unused long-term credit lines were not material.

  The total outstanding balance of defeased debt at year-end 2001 was $408 million. Summarized long-term borrowings at year-end 2001 and 2000 were as shown in the adjacent table:

                                                2001      2000
--------------------------------------------------------------------
                                            (millions of dollars)
Exxon Mobil Corporation
Guaranteed zero coupon notes due 2004
  - Face value ($1,146) net of
    unamortized discount                       $  836     $ 749

Exxon Capital Corporation
6.0% Guaranteed notes due 2005                    106       106
6.125% Guaranteed notes due 2008                  160       175

SeaRiver Maritime Financial Holdings, Inc.
Guaranteed debt securities due 2003-2011 (1)      105       115
Guaranteed deferred interest
  debentures due 2012
  - Face value ($771) net of unamortized
     discount plus accrued interest               903       811

Imperial Oil Limited
Variable rate notes due 2004 (2)                  600       600

ExxonMobil Canada Ltd.
3.0% Swiss franc debentures due 2003 (3)          328       331
5.0% U.S. dollar Eurobonds due 2004 (4)           262       274

Mobil Producing Nigeria Unlimited
8.625% notes due 2003-2006                        146       188

Mobil Corporation
8.625% debentures due 2021                        247       247
7.625% debentures due 2033                        204       203

Industrial revenue bonds due 2003-2033 (5)      1,535     1,469
ESOP Trust notes due 2003                          65       100
Other U.S. dollar obligations (6)                 751     1,062
Other foreign currency obligations                585       598
Capitalized lease obligations (7)                 266       252
                                               ----------------
    Total long-term debt                       $7,099    $7,280
                                               ================

(1) Average effective interest rate of 4.1% in 2001 and 6.4% in 2000.
(2) Average effective interest rate of 4.2% in 2001 and 6.6% in 2000.
(3) Swapped into floating rate U.S. dollar debt.
(4) Swapped into floating rate debt.
(5) Average effective interest rate of 3.0% in 2001 and 4.5% in 2000.
(6) Average effective interest rate of 8.0% in 2001 and 7.8% in 2000.
(7) Average imputed interest rate of 6.4% in 2001 and 7.2% in 2000.

                                                                             A25

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Condensed consolidating financial information related to guaranteed securities issued by subsidiaries

Exxon Mobil Corporation has fully and unconditionally guaranteed the 6.0% notes due 2005 ($106 million of long-term debt at year-end 2001) and the 6.125% notes due 2008 ($160 million) of Exxon Capital Corporation and the deferred interest debentures due 2012 ($903 million) and the debt securities due 2003-2011 ($105 million long-term and $10 million short-term) of SeaRiver Maritime Financial Holdings, Inc. Exxon Capital Corporation and SeaRiver Maritime Financial Holdings, Inc. are 100 percent owned subsidiaries of Exxon Mobil Corporation.

The following condensed consolidating financial information is provided for Exxon Mobil Corporation, as guarantor, and for Exxon Capital Corporation and SeaRiver Maritime Financial Holdings, Inc., as issuers, as an alternative to providing separate financial statements for the issuers. The accounts of Exxon Mobil Corporation, Exxon Capital Corporation and SeaRiver Maritime Financial Holdings, Inc. are presented utilizing the equity method of accounting for investments in subsidiaries.

                                                                                   SeaRiver
                                                         Exxon Mobil               Maritime                Consolidating
                                                         Corporation     Exxon     Financial                    and
                                                            Parent      Capital    Holdings,   All Other    Eliminating
                                                          Guarantor   Corporation     Inc.    Subsidiaries  Adjustments Consolidated
                                                       -----------------------------------------------------------------------------
                                                                                       (millions of dollars)
Condensed consolidated statement of income for twelve months ended December 31, 2001
------------------------------------------------------------------------------------
Revenue
  Sales and other operating revenue, including
    excise taxes                                          $ 28,800    $     -     $    -        $180,617   $        -    $ 209,417
  Earnings from equity interests and other revenue          13,535          -         32           3,709      (13,205)       4,071
  Intercompany revenue                                       6,252        584         62         106,498     (113,396)          -
                                                          ------------------------------------------------------------------------
    Total revenue                                           48,587        584         94         290,824     (126,601)     213,488
                                                          ------------------------------------------------------------------------
Costs and other deductions
  Crude oil and product purchases                           19,483          -          -         174,484     (101,681)      92,286
  Operating expenses                                         5,702          3          1          17,613       (5,149)      18,170
  Selling, general and administrative expenses               2,158          2          -          10,802          (62)      12,900
  Depreciation and depletion                                 1,584          5          3           6,352            -        7,944
  Exploration expenses, including dry holes                    125          -          -           1,050            -        1,175
  Merger related expenses                                       89          -          -             771         (112)         748
  Interest expense                                           1,043        531        114           4,924       (6,319)         293
  Excise taxes                                               1,957          -          -          19,950            -       21,907
  Other taxes and duties                                        14          -          -          33,363            -       33,377
  Income applicable to minority and preferred interests          -          -          -             569            -          569
                                                          ------------------------------------------------------------------------
    Total costs and other deductions                        32,155        541        118         269,878     (113,323)     189,369
                                                          ------------------------------------------------------------------------
  Income before income taxes                                16,432         43        (24)         20,946      (13,278)      24,119
  Income taxes                                               1,327         15        (20)          7,692            -        9,014
                                                          ------------------------------------------------------------------------
Income before extraordinary item                            15,105         28         (4)         13,254      (13,278)      15,105
  Extraordinary gain, net of income tax                        215          -          -               -            -          215
                                                          ------------------------------------------------------------------------
Net income                                                $ 15,320    $    28    $    (4)      $  13,254   $  (13,278)   $  15,320
                                                          ========================================================================

A26

                                                                                    SeaRiver
                                                           Exxon Mobil              Maritime              Consolidating
                                                           Corporation    Exxon     Financial                 and
                                                             Parent      Capital    Holdings,   All Other  Eliminating
                                                            Guarantor   Corporation   Inc.    Subsidiaries  Adjustment Consolidated
                                                           ------------------------------------------------------------------------
                                                                                 (millions of dollars)
Condensed consolidated statement of income for twelve months ended December 31, 2000
------------------------------------------------------------------------------------
Revenue
  Sales and other operating revenue, including excise taxes $ 36,211    $      -    $   -     $192,228  $       -   $ 228,439
  Earnings from equity interests and other revenue            14,399           -       35        3,577    (13,702)      4,309
  Intercompany revenue                                         4,148         997       90       92,832    (98,067)          -
                                                            ------------------------------------------------------------------
    Total revenue                                             54,758         997      125      288,637   (111,769)    232,748
                                                            ------------------------------------------------------------------
  Costs and other deductions
   Crude oil and product purchases                            22,790           -        -      173,012    (86,851)    108,951
   Operating expenses                                          5,787           3        1       17,051     (4,707)     18,135
   Selling, general and administrative expenses                1,978           -        -       10,203       (137)     12,044
   Depreciation and depletion                                  1,510           5        3        6,612          -       8,130
   Exploration expenses, including dry holes                     115           -        -          821          -         936
   Merger related expenses                                       402           -        -        1,171       (167)      1,406
   Interest expense                                            1,449         916      116        4,313     (6,205)        589
   Excise taxes                                                2,614           -        -       19,742          -      22,356
   Other taxes and duties                                         15           -        -       32,693          -      32,708
   Income applicable to minority and preferred interests           -           -        -          412          -         412
                                                            ------------------------------------------------------------------
    Total costs and other deductions                          36,660         924      120      266,030    (98,067)    205,667
                                                            ------------------------------------------------------------------
Income before income taxes                                    18,098          73        5       22,607    (13,702)     27,081
  Income taxes                                                 2,108          20      (10)       8,973          -      11,091
                                                            ------------------------------------------------------------------
Income before extraordinary item                              15,990          53       15       13,634    (13,702)     15,990
  Extraordinary gain, net of income tax                        1,730           -        -          962       (962)      1,730
                                                            ------------------------------------------------------------------
Net income                                                  $ 17,720    $     53    $  15     $ 14,596  $ (14,664)  $  17,720
                                                            ==================================================================

Condensed consolidated statement of income for twelve months ended December 31, 1999
------------------------------------------------------------------------------------
Revenue
  Sales and other operating revenue, including excise taxes $ 25,758    $    -      $   -     $156,771  $       -   $ 182,529
  Earnings from equity interests and other revenue             7,585          37       31        2,102     (6,757)      2,998
  Intercompany revenue                                         1,585         660       61       35,825    (38,131)          -
                                                            ------------------------------------------------------------------
    Total revenue                                             34,928         697       92      194,698    (44,888)    185,527
                                                            ------------------------------------------------------------------
Costs and other deductions
  Crude oil and product purchases                             13,926           -        -       97,296    (34,211)     77,011
  Operating expenses                                           4,669           3        1       13,285     (1,152)     16,806
  Selling, general and administrative expenses                 2,230           -        -       10,908         (4)     13,134
  Depreciation and depletion                                   1,396           5        3        6,900          -       8,304
  Exploration expenses, including dry holes                      110           -        -        1,136          -       1,246
  Merger related expenses                                        479           -        -          146          -         625
  Interest expense                                             1,150         561       95        1,653     (2,764)        695
  Excise taxes                                                 2,846           -        -       18,800          -      21,646
  Other taxes and duties                                          14           -        -       34,751          -      34,765
  Income applicable to minority and preferred interests            -           -        -          145          -         145
                                                            ------------------------------------------------------------------
    Total costs and other deductions                          26,820         569       99      185,020    (38,131)    174,377
                                                            ------------------------------------------------------------------
Income before income taxes                                     8,108         128       (7)       9,678     (6,757)     11,150
  Income taxes                                                   198          28      (13)       3,027          -       3,240
                                                            ------------------------------------------------------------------
Income before extraordinary item                               7,910         100        6        6,651     (6,757)      7,910
  Extraordinary gain, net of income tax                            -           -        -            -          -           -
                                                            ------------------------------------------------------------------
Net income                                                  $  7,910    $    100    $   6     $  6,651  $  (6,757)  $   7,910
                                                            =================================================================

                                                                                                                          A27

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Condensed consolidating financial information related to guaranteed securities issued by subsidiaries

                                                                               SeaRiver
                                                    Exxon Mobil                Maritime                  Consolidating
                                                    Corporation    Exxon       Financial                     and
                                                      Parent       Capital     Holdings,    All Other     Eliminating
                                                     Guarantor   Corporation      Inc.     Subsidiaries   Adjustments  Consolidated
                                                    -------------------------------------------------------------------------------
                                                                                  (millions of dollars)
Condensed consolidated balance sheet for year ended December 31, 2001
---------------------------------------------------------------------
Cash and cash equivalents                           $   1,375    $       -    $       -    $   5,172    $       -    $   6,547
Notes and accounts receivable - net                     2,458            -            -       17,091            -       19,549
Inventories                                               996            -            -        6,908            -        7,904
Prepaid taxes and expenses                                155            5            8        1,513            -        1,681
                                                    --------------------------------------------------------------------------
  Total current assets                                  4,984            5            8       30,684            -       35,681
Investments and advances                               92,091            -          415      317,456     (399,194)      10,768
Property, plant and equipment - net                    16,843          108            6       72,645            -       89,602
Other long-term assets                                    753            -          137        6,233            -        7,123
Intercompany receivables                                8,466        1,365        1,431      266,527     (277,789)           -
                                                    ---------------------------------------------------------------------------
  Total assets                                      $ 123,137    $   1,478    $   1,997    $ 693,545    $(676,983)   $ 143,174
                                                    ===========================================================================

Notes and loans payable                             $       -    $      35    $      10    $   3,658    $       -    $   3,703
Accounts payable and accrued liabilities                2,735            6            1       20,120            -       22,862
Income taxes payable                                      767            -            -        2,782            -        3,549
                                                    ---------------------------------------------------------------------------
  Total current liabilities                             3,502           41           11       26,560            -       30,114
Long-term debt                                          1,258          266        1,008        4,567            -        7,099
Deferred income tax liabilities                         2,989           33          302       13,035            -       16,359
Other long-term liabilities                             4,373            -            -       12,068            -       16,441
Intercompany payables                                  37,854          248          382      239,305     (277,789)           -
                                                    ---------------------------------------------------------------------------
  Total liabilities                                    49,976          588        1,703      295,535     (277,789)      70,013

Earnings reinvested                                    95,718           84         (100)      48,907      (48,891)      95,718
Other shareholders' equity                            (22,557)         806          394      349,103     (350,303)     (22,557)
                                                    ---------------------------------------------------------------------------
  Total shareholders' equity                           73,161          890          294      398,010     (399,194)      73,161
                                                    ---------------------------------------------------------------------------
  Total liabilities and shareholders' equity        $ 123,137    $   1,478    $   1,997    $ 693,545    $(676,983)   $ 143,174
                                                    ===========================================================================

Condensed consolidated balance sheet for year ended December 31, 2000
---------------------------------------------------------------------
Cash and cash equivalents                           $   4,235    $       -    $       -    $   2,845    $       -    $   7,080
Notes and accounts receivable - net                     4,427            -            -       18,569            -       22,996
Inventories                                             1,102            -            -        7,202            -        8,304
Prepaid taxes and expenses                                262            -           14        1,743            -        2,019
                                                    ---------------------------------------------------------------------------
  Total current assets                                 10,026            -           14       30,359            -       40,399
Investments and advances                               79,589            -          408      303,090     (370,469)      12,618
Property, plant and equipment - net                    18,559          113            9       71,148            -       89,829
Other long-term assets                                    508            2          150        5,494            -        6,154
Intercompany receivables                                9,339       19,124        1,355      212,790     (242,608)           -
                                                    ---------------------------------------------------------------------------
  Total assets                                      $ 118,021    $  19,239    $   1,936    $ 622,881    $(613,077)   $ 149,000
                                                    ===========================================================================
Notes and loans payable                             $      60    $      74    $       7    $   6,020    $       -    $   6,161
Accounts payable and accrued liabilities                3,918            8            2       22,827            -       26,755
Income taxes payable                                      902            9            -        4,364            -        5,275
                                                    ---------------------------------------------------------------------------
  Total current liabilities                             4,880           91            9       33,211            -       38,191
Long-term debt                                          1,209          281          925        4,865            -        7,280
Deferred income tax liabilities                         3,334           31          292       12,785            -       16,442
Other long-term liabilities                             4,428            9            -       11,893            -       16,330
Intercompany payables                                  33,413       17,965          412      190,818     (242,608)           -
                                                    ---------------------------------------------------------------------------
  Total liabilities                                    47,264       18,377        1,638      253,572     (242,608)      78,243

Earnings reinvested                                    86,652           56          (96)      36,946      (36,906)      86,652
Other shareholders' equity                            (15,895)         806          394      332,363     (333,563)     (15,895)
                                                    ---------------------------------------------------------------------------
  Total shareholders' equity                           70,757          862          298      369,309     (370,469)      70,757
                                                    ---------------------------------------------------------------------------
  Total liabilities and shareholders' equity        $ 118,021    $  19,239    $   1,936    $ 622,881    $(613,077)   $ 149,000
                                                    ===========================================================================

A28

                                                                               SeaRiver
                                                    Exxon Mobil                Maritime                  Consolidating
                                                    Corporation     Exxon      Financial                     and
                                                      Parent       Capital     Holdings,    All Other     Eliminating
                                                     Guarantor   Corporation     Inc.      Subsidiaries   Adjustments  Consolidated
                                                    -------------------------------------------------------------------------------
                                                                             (millions of dollars)
Condensed consolidated statement of cash flows for twelve months ended December 31, 2001
----------------------------------------------------------------------------------------
Cash provided by/(used in) operating activities       $   7,277    $      12    $     113    $  16,239    $    (752)   $  22,889
                                                      ---------------------------------------------------------------------------
Cash flows from investing activities
  Additions to property, plant and equipment             (2,058)           -            -       (7,931)           -       (9,989)
  Sales of long-term assets                                 536            -            -          542            -        1,078
  Net intercompany investing                              3,152       17,759          (76)      (1,345)     (19,490)           -
  All other investing, net                                  (31)           -            -          731            -          700
                                                      ---------------------------------------------------------------------------
    Net cash provided by/(used in) investing
      activities                                          1,599       17,759          (76)      (8,003)     (19,490)      (8,211)
                                                      ---------------------------------------------------------------------------

Cash flows from financing activities
  Additions to short- and long-term debt                      -            -            -        1,252            -        1,252
  Reductions in short- and long-term debt                   (62)         (15)          (7)      (1,634)           -       (1,718)
  Additions/(reductions) in debt with less than
    90 day maturity                                           -          (39)           -       (2,267)           -       (2,306)
  Cash dividends                                         (6,254)           -            -         (752)         752       (6,254)
  Common stock acquired                                  (5,721)           -            -            -            -       (5,721)
  Net intercompany financing activity                         -      (17,717)         (30)      (1,743)      19,490            -
  All other financing, net                                  301            -            -         (595)           -         (294)
                                                      ---------------------------------------------------------------------------
    Net cash provided by/(used in) financing
       activities                                       (11,736)     (17,771)         (37)      (5,739)      20,242      (15,041)
                                                      ---------------------------------------------------------------------------
Effects of exchange rate changes on cash                      -            -            -         (170)           -         (170)
                                                      ---------------------------------------------------------------------------
Increase/(decrease) in cash and cash equivalents      $  (2,860)   $       -    $       -    $   2,327    $       -    $    (533)
                                                      ===========================================================================

Condensed consolidated statement of cash flows for twelve months ended December 31, 2000
----------------------------------------------------------------------------------------
Cash provided by/(used in) operating activities       $   7,704    $      61    $      94    $  16,063    $    (985)   $  22,937
                                                      ---------------------------------------------------------------------------
Cash flows from investing activities
  Additions to property, plant and equipment             (1,832)           -            -       (6,614)           -       (8,446)
  Sales of long-term assets                               1,088            -            -        4,682            -        5,770
  Net intercompany investing                              6,386       (7,143)        (114)      (6,285)       7,156           -
  All other investing, net                                  (26)           -            -         (596)           -         (622)
                                                      ---------------------------------------------------------------------------
    Net cash provided by/(used in) investing
      activities                                          5,616       (7,143)        (114)      (8,813)       7,156       (3,298)
                                                      ---------------------------------------------------------------------------
Cash flows from financing activities
  Additions to short- and long-term debt                     23            -            -          715            -          738
  Reductions in short- and long-term debt                  (247)        (214)          (7)      (2,846)           -       (3,314)
  Additions/(reductions) in debt with less than
    90 day maturity                                        (990)          16            -       (2,155)           -       (3,129)
  Cash dividends                                         (6,123)           -            -         (985)         985       (6,123)
  Common stock acquired                                  (2,352)           -            -            -            -       (2,352)
  Net intercompany financing activity                         -        7,280           27         (151)      (7,156)           -
  All other financing, net                                  493            -            -         (478)           -           15
                                                      ---------------------------------------------------------------------------
    Net cash provided by/(used in) financing
      activities                                         (9,196)       7,082           20       (5,900)      (6,171)     (14,165)
                                                      ---------------------------------------------------------------------------
Effects of exchange rate changes on cash                      -            -            -          (82)           -          (82)
                                                      ---------------------------------------------------------------------------
Increase/(decrease) in cash and cash equivalents      $   4,124    $       -    $       -    $   1,268    $       -    $   5,392
                                                      ===========================================================================

                                                                             A29

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Condensed consolidating financial information related to guaranteed securities issued by subsidiaries

                                                                                SeaRiver
                                                      Exxon Mobil               Maritime                 Consolidating
                                                      Corporation    Exxon      Financial                    and
                                                         Parent     Capital     Holdings,     All Other   Eliminating
                                                       Guarantor   Corporation    Inc.       Subsidiaries Adjustments Consolidated
                                                      ----------------------------------------------------------------------------
                                                                                  (millions of dollars)
Condensed consolidated statement of cash flows for twelve months ended December 31, 1999
----------------------------------------------------------------------------------------
Cash provided by/(used in) operating activities       $   5,056    $      78    $     104    $  12,916    $  (3,141)   $  15,013
                                                      ---------------------------------------------------------------------------
Cash flows from investing activities
  Additions to property, plant and equipment             (1,968)           -            -       (8,881)           -      (10,849)
  Sales of long-term assets                                 294            -            -          678            -          972
  Net intercompany investing                              2,982         (751)         (95)      (6,468)       4,332            -
  All other investing, net                                  (31)         -              -       (1,077)           -       (1,108)
                                                      ---------------------------------------------------------------------------
     Net cash provided by/(used in) investing
       activities                                         1,277         (751)         (95)     (15,748)       4,332      (10,985)
                                                      ---------------------------------------------------------------------------

Cash flows from financing activities
  Additions to short- and long-term debt                      2            -            -        2,322            -        2,324
  Reductions in short- and long-term debt                    (2)           -           (7)      (2,691)           -       (2,700)
  Additions/(reductions) in debt with less than
    90 day maturity                                        (117)          10            -        2,317            -        2,210
  Cash dividends                                         (5,872)      (2,000)           -       (1,141)       3,141       (5,872)
  Common stock acquired                                    (670)           -            -            -            -         (670)
  Net intercompany financing activity                         -        2,663           (2)       1,671       (4,332)           -
  All other financing, net                                  348            -            -         (419)           -          (71)
                                                      ---------------------------------------------------------------------------
     Net cash provided by/(used in) financing
       activities                                        (6,311)         673           (9)       2,059       (1,191)      (4,779)
                                                      ---------------------------------------------------------------------------
Effects of exchange rate changes on cash                      -            -            -           53            -           53
                                                      ---------------------------------------------------------------------------
Increase/(decrease) in cash and cash equivalents      $      22    $       -    $       -    $    (720)   $       -    $    (698)
                                                      ===========================================================================

A30

16. Incentive Program
The 1993 Incentive Program provides for grants of stock options, stock appreciation rights (SARs), restricted stock and other forms of award. Awards may be granted over a 10-year period to eligible employees of the corporation and those affiliates at least 50 percent owned. The number of shares of stock which may be awarded each year under the 1993 Incentive Program may not exceed seven tenths of one percent (0.7%) of the total number of shares of common stock of the corporation outstanding (excluding shares held by the corporation) on December 31 of the preceding year. If the total number of shares effectively granted in any year is less than the maximum number of shares allowable, the balance may be carried over thereafter. Outstanding awards are subject to certain forfeiture provisions contained in the program or award instrument.

  Options and SARs may be granted at prices not less than 100 percent of market value on the date of grant and have a maximum life of 10 years. Most of the options and SARs normally first become exercisable one year following the date of grant.

  On the closing of the merger on November 30, 1999, outstanding options and SARs granted by Mobil under its 1995 Incentive Compensation and Stock Ownership Plan and prior plans were assumed by ExxonMobil and converted into rights to acquire ExxonMobil common stock with adjustments to reflect the exchange ratio. No further awards may be granted under the former Mobil plans.

  Shares available for granting under the 1993 Incentive Program were 133,115 thousand at the beginning of 2001 and 98,668 thousand at the end of 2001. At December 31, 2000 and 2001, respectively, 2,438 thousand and 2,559 thousand shares of restricted common stock were outstanding.

  Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," was implemented in January 1996. As permitted by the Standard, ExxonMobil retained its prior method of accounting for stock compensation. If the provisions of Statement No. 123 had been adopted, net income and earnings per share (on both a basic and diluted basis) would have been reduced by $285 million, or $0.04 per share in 2001; $296 million, or $0.04 per share in 2000 and $149 million, or $0.02 per share in 1999. For the ExxonMobil plan, the average fair value of each option granted during 2001, 2000 and 1999 was $6.89, $10.18 and $9.85, respectively. The fair value was estimated at the grant date using an option-pricing model with the following weighted average assumptions for 2001, 2000 and 1999, respectively: risk-free interest rates of 4.6 percent, 5.5 percent and 6.2 percent; expected life of 6 years for all years; volatility of 16 percent, 16 percent and 15 percent and a dividend yield of 2.5 percent, 2.0 percent and 2.1 percent. For the Mobil plans, the average fair value of each Mobil option granted during 1999 was $8.51. The fair value was estimated at the grant date using an option-pricing model with the following weighted average assumptions for 1999: risk-free interest rate of 5.2 percent; expected life of 5 years; volatility of 20 percent and a dividend yield of 2.7 percent.

  Changes that occurred in options outstanding in 2001, 2000 and 1999, including the former Mobil plans, are summarized below (shares in thousands):

                                                 2001                   2000                    1999
                                           --------------------------------------------------------------------
                                                   Avg. Exercise          Avg.Exercise            Avg. Exercise
                                            Shares     Price       Shares     Price       Shares       Price
                                           --------------------------------------------------------------------
Outstanding at beginning of year           248,680   $  28.70     242,232   $ 24.81      221,218    $  21.02
Granted                                     34,717      37.12      36,224     45.19       44,198       39.00
Exercised                                  (16,949)     16.63     (28,714)    16.35      (22,500)      15.16
Expired/Canceled                              (753)     39.44      (1,062)    37.13         (684)      33.09
                                           -------                -------                -------
Outstanding at end of year                 265,695      30.54     248,680     28.70      242,232       24.81

Exercisable at end of year                 221,405      29.29     195,144     25.95      174,944       21.08

The following table summarizes information about stock options outstanding, including those from former Mobil plans, at December 31, 2001 (shares in thousands):

                           Options Outstanding                                           Options Exercisable
-------------------------------------------------------------------------       -------------------------------
Exercise Price                          Avg. Remaining      Avg. Exercise                     Avg. Exercise
   Range               Shares           Contractual Life        Price              Shares         Price
-------------------------------------------------------------------------       -------------------------------
$11.64-16.54            48,548             2.5 years         $  15.08              48,548       $ 15.08
 19.06-27.71            63,525             5.1 years            22.92              63,525         22.92
 29.18-45.22           153,622             8.2 years            38.58             109,332         39.30
                       -------                                                    -------
Total                  265,695             6.4 years            30.54             221,405         29.29

                                                                             A31

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

17. Litigation and Other Contingencies
A number of lawsuits, including class actions, were brought in various courts against Exxon Mobil Corporation and certain of its subsidiaries relating to the accidental release of crude oil from the tanker Exxon Valdez in 1989. The vast majority of the claims have been resolved leaving a few compensatory damages cases to be tried. All of the punitive damage claims were consolidated in the civil trial that began in May 1994.

  In that trial, on September 24, 1996, the United States District Court for the District of Alaska entered a judgment in the amount of $5.058 billion. The District Court awarded approximately $19.6 million in compensatory damages to fisher plaintiffs, $38 million in prejudgment interest on the compensatory damages and $5 billion in punitive damages to a class composed of all persons and entities who asserted claims for punitive damages from the corporation as a result of the Exxon Valdez grounding. The District Court also ordered that these awards shall bear interest from and after entry of the judgment. The District Court stayed execution on the judgment pending appeal based on a $6.75 billion letter of credit posted by the corporation. ExxonMobil appealed the judgment.
On November 7, 2001, the United States Court of Appeals for the Ninth Circuit vacated the punitive damage award as being excessive under the Constitution and remanded the case to the District Court for it to determine the amount of the punitive damage award consistent with the Ninth Circuit's holding. The Ninth Circuit upheld the compensatory damage award which has been paid. The letter of credit was terminated on February 1, 2002.

  On January 29, 1997, a settlement agreement was concluded resolving all remaining matters between the corporation and various insurers arising from the Valdez accident. Under terms of this settlement, ExxonMobil received $480 million. Final income statement recognition of this settlement continues to be deferred in view of uncertainty regarding the ultimate cost to the corporation of the Valdez accident.

  The ultimate cost to ExxonMobil from the lawsuits arising from the Exxon Valdez grounding is not possible to predict and may not be resolved for a number of years.

  Under the October 8, 1991, civil agreement and consent decrees with the U.S. and Alaska governments, the corporation made the final payment of $70 million in the third quarter of 2001. This payment, along with prior payments, was charged against the provision that was previously established to cover the costs of the settlement.

  A dispute with a Dutch affiliate concerning an overlift of natural gas by a German affiliate was resolved by payments by the German affiliate pursuant to an arbitration award. The German affiliate had paid royalties on the excess gas and recovered the royalties in 2001. The only substantive issue remaining is the taxes payable on the final compensation for the overlift. Resolution of this issue will not have a materially adverse effect upon the corporation's operations or financial condition.

  On December 19, 2000, a jury in Montgomery County, Alabama, returned a verdict against the corporation in a contract dispute over royalties in the amount of $87.69 million in compensatory damages and $3.42 billion in punitive damages in the case of Exxon Corporation v. State of Alabama, et al. The verdict was upheld by the trial court on May 4, 2001. ExxonMobil has appealed the judgment and believes that it should be set aside or substantially reduced on factual and constitutional grounds. The ultimate outcome is not expected to have a materially adverse effect upon the corporation's operations or financial condition.

  On May 22, 2001, a state court jury in New Orleans, Louisiana, returned a verdict against the corporation and three other entities in a case brought by a landowner claiming damage to his property. The property had been leased by the landowner to a company that performed pipe cleaning and storage services for customers, including the corporation. The jury awarded the plaintiff $56 million in compensatory damages (90 percent to be paid by the corporation) and $1 billion in punitive damages (all to be paid by the corporation). The damage related to the presence of naturally occurring radioactive material (NORM) on the site resulting from pipe cleaning operations. The award has been upheld at the trial court. ExxonMobil will appeal the judgment to the Louisiana Fourth Circuit Court of Appeals and believes that the judgment should be set aside or substantially reduced on factual and constitutional grounds. The ultimate outcome is not expected to have a materially adverse effect upon the corporation's operations or financial condition.

  The U.S. Tax Court has decided the issue with respect to the pricing of crude oil purchased from Saudi Arabia for the years 1979-1981 in favor of the corporation. This decision is subject to appeal. Certain other issues for the years 1979-1993 remain pending before the Tax Court. The ultimate resolution of these issues is not expected to have a materially adverse effect upon the corporation's operations or financial condition.

  Claims for substantial amounts have been made against ExxonMobil and certain of its consolidated subsidiaries in other pending lawsuits, the outcome of which is not expected to have a materially adverse effect upon the corporation's operations or financial condition.

  The corporation and certain of its consolidated subsidiaries were contingently liable at December 31, 2001, for $3,921 million, primarily relating to guarantees for notes, loans and performance under contracts. This included $672 million representing guarantees of non-U.S. excise taxes and customs duties of other companies, entered into as a normal business practice, under reciprocal arrangements. Also included in this amount were guarantees by consolidated affiliates of $1,641 million, representing ExxonMobil's share of obligations of certain equity companies.

  Additionally, the corporation and its affiliates have numerous long-term sales and purchase commitments in their various business activities, all of which are expected to be fulfilled with no adverse consequences material to the corporation's operations or financial condition. The present value of unconditional purchase obligations was $1,296 million at December 31, 2001. On an undiscounted basis, including imputed interest of $733 million, these commitments totaled $2,029 million. Unconditional purchase obligations as defined by accounting standards are those long-term commitments that are noncancelable or cancelable only under certain conditions, and that third parties have used to secure financing for the facilities that will provide the contracted goods or services.

  The operations and earnings of the corporation and its affiliates throughout the world have been, and may in the future be, affected from time to time in varying degree by political developments and laws and regulations, such as forced divestiture of assets; restrictions on production, imports and exports; price controls; tax increases and retroactive tax claims; expropriation of property; cancellation of contract rights and environmental regulations. Both the likelihood of such occurrences and their overall effect upon the corporation vary greatly from country to country and are not predictable.

A32

18. Annuity Benefits and Other Postretirement Benefits

                                                                 Annuity Benefits
                                            -------------------------------------------------------        Other Postretirement
                                                        U.S.                         Non-U.S.                    Benefits
                                            --------------------------       ----------------------     -----------------------
                                              2001      2000      1999       2001     2000     1999     2001      2000     1999
                                            -----------------------------------------------------------------------------------
                                                                                  (millions of dollars)
Components of net benefit cost
  Service cost                              $  200    $  214    $  249    $   232   $  245   $  312    $  27    $   24    $  36
  Interest cost                                579       592       555        598      603      608      205       201      190
  Expected return on plan assets              (623)     (726)     (601)      (629)    (641)    (599)     (43)      (51)     (48)
  Amortization of actuarial loss/(gain)
    and prior service cost                     (25)     (168)      (36)        78       55      167        4         -       14
  Net pension enhancement and
    curtailment/settlement expense              14      (175)        1         27       77       50        -        (5)       -
                                            -----------------------------------------------------------------------------------
  Net benefit cost                          $  145    $ (263)   $  168    $   306   $  339   $  538    $ 193    $  169    $ 192
                                            ===================================================================================

Costs for defined contribution plans were $132 million, $67 million and $69 million in 2001, 2000 and 1999, respectively.

                                                                           Annuity Benefits
                                                               ---------------------------------------------   Other Postretirement
                                                                        U.S.                   Non-U.S.                Benefits
                                                               ------------------    ----------------------   --------------------
                                                                   2001       2000       2001        2000         2001       2000
                                                               --------------------------------------------------------------------
                                                                                        (millions of dollars)
Change in benefit obligation
   Benefit obligation at January 1                             $  7,651   $  8,032    $  11,063    $  11,628   $  2,942   $  2,620
   Service cost                                                     200        214          232          245         27         24
   Interest cost                                                    579        592          598          603        205        201
   Actuarial loss/(gain)                                            638        179          540          429          7        144
   Benefits paid                                                   (868)    (1,534)        (710)        (815)      (258)      (233)
   Foreign exchange rate changes                                      -          -         (678)        (811)       (12)        (8)
   Other                                                             13        168          161         (216)       220        194
                                                               --------------------------------------------------------------------
Benefit obligation at December 31                              $  8,213   $  7,651    $  11,206    $  11,063   $  3,131   $  2,942
                                                               ====================================================================

Change in plan assets
   Fair value at January 1                                     $  6,795   $  7,965    $   7,780    $   8,689   $    446   $    568
   Actual return on plan assets                                    (647)       208         (424)         (12)       (34)       (30)
   Foreign exchange rate changes                                      -          -         (422)        (612)         -          -
   Payments directly to participants                                135        156          225          311        187        166
   Company contribution                                               -          -          299          232         32         38
   Benefits paid                                                   (868)    (1,534)        (710)        (815)      (258)      (233)
   Other                                                              -          -            7          (13)        22        (63)
                                                               --------------------------------------------------------------------
Fair value at December 31                                      $  5,415   $  6,795    $   6,755    $   7,780   $    395   $    446
                                                               ====================================================================

Assets in excess of / (less than) benefit obligation
   Balance at December 31                                      $ (2,798)  $   (856)   $  (4,451)   $  (3,283)  $ (2,736)  $ (2,496)
   Unrecognized net transition liability/(asset)                     (2)       (31)          34           49          -          -
   Unrecognized net actuarial loss/(gain)                         1,142       (788)       2,002          507        108         35
   Unrecognized prior service cost                                  248        281          308          297        381        180
   Intangible asset                                                (226)       (12)        (135)         (82)         -          -
   Equity of minority shareholders                                    -          -          (82)         (36)         -          -
   Minimum pension liability adjustment                            (144)      (163)        (805)        (422)         -          -
                                                               --------------------------------------------------------------------
Prepaid/(accrued) benefit cost                                 $ (1,780)  $ (1,569)   $  (3,129)   $  (2,970)  $ (2,247)  $ (2,281)
                                                               ====================================================================

Assumptions as of December 31 (percent)
   Discount rate                                                   7.25        7.5      2.6-6.8      3.0-7.0       7.25        7.5
   Long-term rate of compensation increase                         3.50        3.5      2.8-4.3      3.0-5.0       3.50        3.5
   Long-term rate of return on funded assets                       9.50        9.5     6.5-10.0     6.5-10.0       9.50        9.5

                                                                             A33

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                Annuity Benefits
                                                                -----------------------------------------------
                                                                         U.S.                    Non-U.S.
                                                                ---------------------    ----------------------
                                                                    2001       2000           2001        2000
                                                                -----------------------------------------------
                                                                              (millions of dollars)
For funded pension plans with accumulated
    ------
  benefit obligations in excess of plan assets:
   Projected benefit obligation                                 $  7,140    $       -    $    4,142    $  2,234
   Accumulated benefit obligation                                  6,226            -         3,828       2,089
   Fair value of plan assets                                       5,247            -         2,855       1,333

For unfunded plans covered by book reserves:
    --------
   Projected benefit obligation                                 $    963    $     885    $    3,197    $  2,918
   Accumulated benefit obligation                                    859          799         2,854       2,587

The preceding data conform with current accounting standards that specify use of a discount rate at which postretirement liabilities could be effectively settled. The discount rate for calculating year-end postretirement liabilities is based on the year-end rate of interest on high quality bonds. The return on the annuity fund's actual portfolio of assets has historically been higher than bonds as the majority of pension assets are invested in equities. The actual rate earned in the U.S. over the past decade has been 12 percent. All funded U.S. plans are fully funded in 2001 under the standards set by the Department of Labor and the Internal Revenue Service. The corporation will continue to make contributions as necessary to maintain the fully funded status of these plans according to those standards. Certain smaller U.S. plans and a number of non-U.S. plans are not funded because local tax conventions and regulatory practices do not encourage funding of these plans. Book reserves have been established for these plans to provide for future benefit payments. All defined benefit pension obligations, regardless of the funding status of the underlying plans, are fully supported by the financial strength of the corporation or the respective sponsoring affiliate.

A34

19. Income, Excise and Other Taxes

                                                     2001                           2000                           1999
-----------------------------------------------------------------------------------------------------------------------------------
                                      United      Non-                 United      Non-                United     Non-
                                      States      U.S.       Total     States      U.S.     Total      States     U.S.      Total
                                     ----------------------------------------------------------------------------------------------
Income taxes                                                                (millions of dollars)
  Federal or non-U.S.
    Current                          $  1,729   $  6,084   $  7,813  $  2,635   $  7,972  $ 10,607    $   369  $  3,973  $   4,342
    Deferred - net                        712        169        881       433       (322)      111        214    (1,489)    (1,275)
  U.S. tax on non-U.S. operations          91          -         91        64          -        64         25         -         25
                                     ----------------------------------------------------------------------------------------------
                                     $  2,532   $  6,253   $  8,785  $  3,132   $  7,650  $ 10,782    $   608  $  2,484  $   3,092
  State                                   229          -        229       309          -       309        148         -        148
                                     ----------------------------------------------------------------------------------------------
       Total income taxes            $  2,761   $  6,253   $  9,014  $  3,441   $  7,650  $ 11,091    $   756  $  2,484  $   3,240
Excise taxes                            7,030     14,877     21,907     6,997     15,359    22,356      7,795    13,851     21,646
All other taxes and duties              1,177     34,485     35,662     1,253     33,685    34,938      1,021    35,616     36,637
                                     ----------------------------------------------------------------------------------------------
       Total                         $ 10,968   $ 55,615   $ 66,583  $ 11,691   $ 56,694  $ 68,385    $ 9,572  $ 51,951  $  61,523
                                     ==============================================================================================

All other taxes and duties include taxes reported in operating and selling, general and administrative expenses. The above provisions for deferred income taxes include net credits for the effect of changes in tax laws and rates of $31 million in 2001, $84 million in 2000 and $205 million in 1999. Income taxes (charged)/credited directly to shareholders' equity were:

                                           2001    2000      1999
-----------------------------------------------------------------
                                          (millions of dollars)
Cumulative foreign exchange
  translation adjustment                  $ 102   $ 221     $ (84)
Minimum pension liability
  adjustment                                139      27      (127)
Unrealized gains and losses on stock
  investments                                40      57       (45)
Other components of
  shareholders' equity                       83     111        50

   The reconciliation between income tax expense and a theoretical U.S. tax computed by applying a rate of 35 percent for 2001, 2000 and 1999, is as follows:

                                           2001      2000       1999
---------------------------------------------------------------------
                                           (millions of dollars)
Earnings before Federal and
  non-U.S. income taxes
    United States                      $  8,310   $  9,016   $  3,187
    Non-U.S.                             15,580     17,756      7,815
                                       ------------------------------
      Total                            $ 23,890   $ 26,772   $ 11,002
                                       ------------------------------
Theoretical tax                        $  8,362   $  9,370   $  3,851
Effect of equity method accounting         (761)      (852)      (576)
Non-U.S. taxes in excess of
  theoretical U.S. tax                    1,354      1,986        201
U.S. tax on non-U.S. operations              91         64         25
Other U.S.                                 (261)       214       (409)
                                       ------------------------------
Federal and non-U.S. income
  tax expense                          $  8,785   $ 10,782   $  3,092
                                       ==============================
Total effective tax rate                   39.3%      42.4%      31.8%

   The effective income tax rate includes state income taxes and the corporation's share of income taxes of equity companies. Equity company taxes totaled $748 million in 2001, $658 million in 2000 and $449 million in 1999, primarily all outside the U.S.

   Deferred income taxes reflect the impact of temporary differences between the amount of assets and liabilities recognized for financial reporting purposes and such amounts recognized for tax purposes.

   Deferred tax liabilities /(assets) are comprised of the following at December 31:

Tax effects of temporary differences for:     2001        2000
-------------------------------------------------------------------
                                             (millions of dollars)
Depreciation                                $  12,738     $  13,358
Intangible development costs                    3,445         3,282
Capitalized interest                            1,989         1,891
Other liabilities                               3,165         2,935
                                            -----------------------
     Total deferred tax liabilities         $  21,337     $  21,466
                                            -----------------------
Pension and other postretirement benefits   $  (1,911)    $  (1,923)
Tax loss carryforwards                         (2,057)       (1,763)
Other assets                                   (2,803)       (3,465)
                                            -----------------------
     Total deferred tax assets              $  (6,771)    $  (7,151)
                                            -----------------------
Asset valuation allowances                        209           380
                                            -----------------------
     Net deferred tax liabilities           $  14,775     $  14,695
                                            =======================

   The corporation had $17 billion of indefinitely reinvested, undistributed earnings from subsidiary companies outside the U.S. Unrecognized deferred taxes on remittance of these funds are not expected to be material.

                                                                             A35

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

20. Disclosures About Segments and Related Information

The functional segmentation of operations reflected below is consistent with ExxonMobil's internal reporting. Earnings include special items and transfers are at estimated market prices. The interest revenue amount relates to interest earned on cash deposits and marketable securities. Interest expense includes non-debt related interest expense of $105 million, $142 million and $123 million in 2001, 2000 and 1999, respectively.

All Other includes smaller operating segments, corporate and financing activities, merger expenses, and extraordinary gains from required asset divestitures of $40 million and $1,730 million in 2001 and 2000, respectively. U.S. chemicals and non-U.S. chemicals after-tax earnings in 2001 include net gains on asset management activities totaling $100 million and $75 million, respectively.

                                                    Upstream              Downstream             Chemicals
                                              --------------------    -------------------    ----------------      All   Corporate
                                                  U.S.   Non-U.S.       U.S.   Non-U.S.       U.S.   Non-U.S.     Other    Total
                                              ------------------------------------------------------------------------------------
                                                                                 (millions of dollars)
As of December 31, 2001
Earnings after income tax                     $  3,932   $  6,497    $  1,924   $ 2,303     $   398   $   484  $  (218)   $ 15,320
Earnings of equity companies included above        482      1,477          89        12          19       118      (23)      2,174
Sales and other operating revenue                5,606     12,889      50,988   123,197       6,918     9,025      794     209,417
Intersegment revenue                             5,408     12,322       4,115    16,880       2,186     2,284      178           -
Depreciation and depletion expense               1,436      3,221         598     1,476         408       289      516       7,944
Interest revenue                                     -          -           -         -           -         -      380         380
Interest expense                                     -          -           -         -           -         -      293         293
Income taxes                                     2,093      5,547       1,075       744          82       149     (676)      9,014
Additions to property, plant and equipment       1,980      4,518         827     1,239         390       243      792       9,989
Investments in equity companies                  1,371      2,043         329       831         333     1,291       18       6,216
Total assets                                    18,809     40,018      12,850    37,617       7,495     9,524   16,861     143,174
                                              ====================================================================================
As of December 31, 2000
Earnings after income tax                     $  4,545   $  7,824    $  1,561   $ 1,857     $   644   $   517  $   772    $ 17,720
Earnings of equity companies included above        753      1,400          71        74          35       139      (38)      2,434
Sales and other operating revenue                5,669     15,774      56,080   132,483       8,198     9,303      932     228,439
Intersegment revenue                             6,557     15,654       8,631    11,684       2,905     2,398      181           -
Depreciation and depletion expense               1,417      3,469         594     1,489         397       281      483       8,130
Interest revenue                                     -          -           -         -           -         -      258         258
Interest expense                                     -          -           -         -           -         -      589         589
Income taxes                                     2,489      7,137         889       850         344       210     (828)     11,091
Additions to property, plant and equipment       1,513      3,501         966       926         288       458      794       8,446
Investments in equity companies                  1,261      1,971         264     1,456         492     1,395       25       6,864
Total assets                                    18,825     39,626      13,516    42,422       8,047    10,234   16,330     149,000
                                              ====================================================================================
As of December 31, 1999
Earnings after income tax                     $  1,842   $  4,044    $    577   $   650     $   738   $   616  $  (557)   $  7,910
Earnings of equity companies included above        299        881           8       148          49        83      178       1,646
Sales and other operating revenue                3,104     11,353      43,376   109,969       6,554     7,223      950     182,529
Intersegment revenue                             3,925      9,093       2,867     5,387       1,624     1,317      796           -
Depreciation and depletion expense               1,330      3,497         697     1,670         402       274      434       8,304
Interest revenue                                     -          -           -         -           -         -      153         153
Interest expense                                     -          -           -         -           -         -      695         695
Income taxes                                     1,008      2,703         343       (22)        338        63   (1,193)      3,240
Additions to property, plant and equipment       1,440      5,025         830     1,201         600     1,093      660      10,849
Investments in equity companies                  1,171      2,647         280     3,304         429     1,537       38       9,406
Total assets                                    18,211     40,906      13,699    43,718       7,605     9,831   10,551     144,521
                                              ====================================================================================

Geographic
Sales and other operating revenue        2001       2000       1999
---------------------------------------------------------------------
                                           (millions of dollars)
United States                          $ 63,603   $ 70,036   $ 53,214
Non-U.S.                                145,814    158,403    129,315
                                       ------------------------------
Total                                  $209,417   $228,439   $182,529

Significant non-U.S. revenue sources include:

   Japan                               $ 21,788   $ 24,520   $ 19,727
   United Kingdom                        18,628     19,904     16,305
   Canada                                14,912     16,059     11,576

 Long-lived assets                       2001       2000      1999
 --------------------------------------------------------------------
                                          (millions of dollars)
 United States                         $ 33,637   $ 33,087   $ 33,913
 Non-U.S.                                55,965     56,742     60,130
                                       ------------------------------
 Total                                 $ 89,602   $ 89,829   $ 94,043

 Significant non-U.S. long-lived assets include:

    United Kingdom                     $  8,390   $  9,024   $ 10,293
    Canada                                7,862      7,922      8,404
    Norway                                4,627      4,383      4,802

A36

QUARTERLY INFORMATION


                                                     2001                                          2000
                                 -------------------------------------------------------------------------------------------
                                   First   Second    Third   Fourth               First   Second    Third   Fourth
                                  Quarter Quarter   Quarter  Quarter    Year     Quarter Quarter   Quarter  Quarter   Year
----------------------------------------------------------------------------------------------------------------------------
Volumes
Production of crude oil                                                 (thousands of barrels daily)
   and natural gas liquids          2,620   2,539     2,484    2,527    2,542      2,602   2,514     2,497    2,600    2,553
Refinery throughput                 5,687   5,406     5,605    5,587    5,571      5,528   5,572     5,736    5,732    5,642
Petroleum product sales             7,985   7,933     7,951    8,016    7,971      7,796   8,035     8,069    8,068    7,993

Natural gas production                                                  (millions of cubic feet daily)
   available for sale              12,119   9,090     8,561   11,373   10,279     12,146   9,247     8,735   11,252   10,343

                                                                        (thousands of metric tons)
Chemical prime product sales        6,533   6,418     6,457    6,372   25,780      6,519   6,596     6,038    6,484   25,637

Summarized financial data
Sales and other operating                                               (millions of dollars)
   revenue                       $ 56,076  55,101    51,132   47,108  209,417   $ 53,273  54,936    57,497   62,733  228,439
Gross profit*                    $ 24,233  22,873    21,855   22,056   91,017   $ 21,896  22,201    23,620   25,506   93,223
Net income before
   extraordinary item            $  4,960   4,285     3,180    2,680   15,105   $  3,025   4,000     4,060    4,905   15,990
Extraordinary gain
   net of income tax             $     40     175         -        -      215   $    455     530       430      315    1,730
Net income                       $  5,000   4,460     3,180    2,680   15,320   $  3,480   4,530     4,490    5,220   17,720

Per share data
Net income per common share                                             (dollars per share)
   before extraordinary item     $   0.71    0.64      0.46     0.39     2.20   $   0.44    0.58      0.57     0.71     2.30
Extraordinary gain
   net of income tax             $   0.01    0.02         -        -     0.03   $   0.06    0.08      0.06     0.05     0.25
Net income per common share      $   0.72    0.66      0.46     0.39     2.23   $   0.50    0.66      0.63     0.76     2.55
Net income per common share
   - assuming dilution           $   0.71    0.65      0.46     0.39     2.21   $   0.49    0.65      0.63     0.75     2.52
Dividends per common share       $   0.22    0.23      0.23     0.23     0.91   $   0.22    0.22      0.22     0.22     0.88

Common stock prices
   High                          $ 44.875  45.835    44.400   42.700   45.835   $ 43.156  42.375    45.375   47.719   47.719
   Low                           $ 37.600  38.500    35.010   36.410   35.010   $ 34.938  37.500    37.563   42.031   34.938


* Gross profit equals sales and other operating revenue less estimated costs associated with products sold.

Note: Prior period per share amounts restated for the two-for-one stock split effective June 20, 2001.

The price range of ExxonMobil common stock is as reported on the composite tape of the several U.S. exchanges where ExxonMobil common stock is traded. The principal market where ExxonMobil common stock (XOM) is traded is the New York Stock Exchange, although the stock is traded on other exchanges in and outside the United States.

   There were 698,770 registered shareholders of ExxonMobil common stock at December 31, 2001. At January 31, 2002, the registered shareholders of ExxonMobil common stock numbered 697,972.

   On January 30, 2002, the corporation declared a $0.23 dividend per common share, payable March 11, 2002.

                                                                         A37

SUPPLEMENTAL INFORMATION ON OIL AND GAS EXPLORATION AND PRODUCTION ACTIVITIES

                                                              Consolidated Subsidiaries
                                        ----------------------------------------------------------------------
                                                                                                                  Non-
                                          United                                                              Consolidated   Total
Results of Operations                     States       Canada   Europe  Asia-Pacific Africa    Other     Total   Interests Worldwide
----------------------------------------------------------------------------------------------------------------------------------
                                                                          (millions of dollars)
2001 - Revenue
         Sales to third parties           $ 4,045     $  1,784  $ 5,017   $  1,269  $    17   $   342   $ 12,474  $  3,326  $ 15,800
         Transfers                          4,547        1,203    3,927      1,917    2,894       250     14,738     1,306    16,044
                                          ------------------------------------------------------------------------------------------
                                          $ 8,592     $  2,987  $ 8,944   $  3,186  $ 2,911   $   592   $ 27,212  $  4,632  $ 31,844
       Production costs excluding taxes     1,389          633    1,425        549      414       210      4,620       580     5,200
       Exploration expenses                   215          109      117        103      217       412      1,173        18     1,191
       Depreciation and depletion           1,392          570    1,644        557      318       148      4,629       354     4,983
       Taxes other than income                545           54      484        410      375         5      1,873     1,160     3,033
       Related income tax                   1,957          543    2,567        622    1,023       (98)     6,614     1,037     7,651
                                          ------------------------------------------------------------------------------------------
       Results of producing activities    $ 3,094     $  1,078  $ 2,707   $    945  $   564   $   (85)  $  8,303  $  1,483  $  9,786
       Other earnings*                        354          (37)     132        (36)      33       (58)       388       255       643
                                          ------------------------------------------------------------------------------------------
          Total earnings                  $ 3,448     $  1,041  $ 2,839   $    909  $   597   $  (143)  $  8,691  $  1,738  $ 10,429
                                          ==========================================================================================
2000 - Revenue
         Sales to third parties           $ 4,060     $  2,423  $ 4,387   $  2,167  $    20   $   366   $ 13,423  $  3,055  $ 16,478
         Transfers                          5,420          771    5,491      2,130    3,212       324     17,348     1,532    18,880
                                          ------------------------------------------------------------------------------------------
                                          $ 9,480     $  3,194  $ 9,878   $  4,297  $ 3,232   $   690   $ 30,771  $  4,587  $ 35,358
       Production costs excluding taxes     1,231          595    1,627        543      400       181      4,577       621     5,198
       Exploration expenses                   145           81      135        164      196       211        932        22       954
       Depreciation and depletion           1,373          586    1,906        556      340       141      4,902       399     5,301
       Taxes other than income                637           33      358        506      446         4      1,984       997     2,981
       Related income tax                   2,419          736    3,274      1,005    1,093        97      8,624       975     9,599
                                          ------------------------------------------------------------------------------------------
       Results of producing activities    $ 3,675     $  1,163  $ 2,578   $  1,523  $   757   $    56   $  9,752  $  1,573  $ 11,325
       Other earnings*                        117          (36)     521        144       31       (31)       746       298     1,044
                                          ------------------------------------------------------------------------------------------
          Total earnings                  $ 3,792     $  1,127  $ 3,099   $  1,667  $   788   $    25   $ 10,498  $  1,871  $ 12,369
                                          ==========================================================================================
1999 - Revenue
         Sales to third parties           $ 2,419     $    925  $ 3,287   $  2,160  $    13   $   178   $  8,982  $  2,123  $ 11,105
         Transfers                          3,237          848    2,965      1,250    1,986       204     10,490       867    11,357
                                          ------------------------------------------------------------------------------------------
                                          $ 5,656     $  1,773  $ 6,252   $  3,410  $ 1,999   $   382   $ 19,472  $  2,990  $ 22,462
       Production costs excluding taxes     1,347          504    1,499        566      394       157      4,467       617     5,084
       Exploration expenses                   232           93      280        144      236       261      1,246        29     1,275
       Depreciation and depletion           1,260          486    1,932        678      318       173      4,847       443     5,290
       Taxes other than income                425           31      246        288      309         2      1,301       591     1,892
       Related income tax                     893          252      929        521      534        (5)     3,124       546     3,670
                                          ------------------------------------------------------------------------------------------
       Results of producing activities    $ 1,499     $    407  $ 1,366   $  1,213  $   208   $  (206)  $  4,487  $    764  $  5,251
       Other earnings*                         42           32      391          6       17       (36)       452       183       635
                                          ------------------------------------------------------------------------------------------
          Total earnings                  $ 1,541     $    439  $ 1,757   $  1,219  $   225   $  (242)  $  4,939  $    947  $  5,886
                                        ============================================================================================

Average sales prices and production costs per unit of production
-----------------------------------------------------------------------------------------------------------------------------------
During 2001
  Average sales prices
    Crude oil and NGL, per barrel         $ 19.92     $ 15.95   $ 22.79   $ 24.36   $ 23.34   $ 20.21   $ 21.30   $  19.64  $  21.10
    Natural gas, per thousand cubic feet     4.36        3.71      3.28      1.80         -      1.44      3.37       3.48      3.39
  Average production costs, per barrel**     3.68        3.88      3.40      2.98      3.32      5.85      3.54       2.53      3.39
During 2000
  Average sales prices
    Crude oil and NGL, per barrel         $ 23.94     $ 21.60   $ 26.96   $ 28.74   $ 28.17   $ 24.57   $ 25.77   $  24.17  $  25.59
    Natural gas, per thousand cubic feet     3.85        3.58      2.69      2.59         -      1.29      3.12       3.11      3.12
  Average production costs, per barrel**     3.08        4.04      3.72      2.72      3.39      5.50      3.43       2.90      3.35
During 1999
  Average sales prices
    Crude oil and NGL, per barrel         $ 14.96     $ 14.47   $ 16.59   $ 17.96   $ 16.81    $18.57   $ 16.16   $  14.52  $  15.97
    Natural gas, per thousand cubic feet     2.21        1.61      2.25      1.88         -      1.21      2.08       2.47      2.15
  Average production costs, per barrel**     3.42        3.69      3.64      2.40      3.31      6.20      3.38       3.02      3.33

*Includes earnings from transportation operations, tar sands operations, LNG operations, technical services agreements, other non-operating activities and adjustments for minority interests.

**Production costs exclude depreciation and depletion and all taxes. Natural gas included by conversion to crude oil equivalent.

A38

Oil and Gas Exploration and Production Costs
The amounts shown for net capitalized costs of consolidated subsidiaries are $5,212 million less at year-end 2001 and $4,852 million less at year end 2000 than the amounts reported as investments in property, plant and equipment for the upstream in note 10. This is due to the exclusion from capitalized costs of certain transportation and research assets and assets relating to the tar sands and LNG operations, and to the inclusion of accumulated provisions for site restoration costs, all as required in Statement of Financial Accounting Standards No. 19.

   The amounts reported as costs incurred include both capitalized costs and costs charged to expense during the year. Total worldwide costs incurred in 2001 were $7,803 million, up $1,740 million from 2000, due primarily to higher development costs. 2000 costs were $6,063 million, down $1,696 million from 1999, due primarily to lower development costs.

                                                                      Consolidated Subsidiaries
                                             ------------------------------------------------------------------
                                                                                                                   Non-
                                              United                                                           Consolidated  Total
Capitalized costs                             States    Canada    Europe Asia-Pacific Africa   Other    Total   Interests  Worldwide
------------------------------------------------------------------------------------------------------------------------------------
                                                                             (millions of dollars)
As of December 31, 2001
  Property (acreage) costs - Proved          $  4,543  $  2,656  $    178 $    689   $   107  $   957  $  9,130  $     11  $  9,141
                           - Unproved             674       196        49      850       630      530     2,929         2     2,931
                                             --------------------------------------------------------------------------------------
          Total property costs               $  5,217  $  2,852  $    227 $  1,539   $   737  $ 1,487  $ 12,059  $     13  $ 12,072
  Producing assets                             33,379     6,662    27,628   11,764     4,300    1,992    85,725     5,710    91,435
  Support facilities                              488        83       449      925       208      159     2,312       257     2,569
  Incomplete construction                       1,050       334     1,306      684     1,433      346     5,153       495     5,648
                                             --------------------------------------------------------------------------------------
          Total capitalized costs            $ 40,134  $  9,931  $ 29,610 $ 14,912   $ 6,678  $ 3,984  $105,249  $  6,475  $111,724
  Accumulated depreciation and depletion       25,754     4,888    19,398    9,705     2,323    1,796    63,864     3,127    66,991
                                             --------------------------------------------------------------------------------------
  Net capitalized costs                      $ 14,380  $  5,043  $ 10,212 $  5,207   $ 4,355  $ 2,188  $ 41,385  $  3,348  $ 44,733
                                             ======================================================================================

As of December 31, 2000
  Property (acreage) costs - Proved          $  4,686  $  2,784  $    161 $    729   $    54  $ 1,187  $  9,601  $     11  $  9,612
                           - Unproved             700       236        50    1,044       641      314     2,985         3     2,988
                                             --------------------------------------------------------------------------------------
          Total property costs               $  5,386  $  3,020  $    211 $  1,773   $   695  $ 1,501  $ 12,586  $     14  $ 12,600
  Producing assets                             31,843     5,958    27,794   11,359     3,920    1,592    82,466     5,528    87,994
  Support facilities                              860       105       447      950        41      119     2,522       260     2,782
  Incomplete construction                         877       682     1,050      678     1,001      497     4,785       430     5,215
                                             --------------------------------------------------------------------------------------
          Total capitalized costs            $ 38,966  $  9,765  $ 29,502 $ 14,760   $ 5,657  $ 3,709  $102,359  $  6,232  $108,591
  Accumulated depreciation and depletion       25,129     4,607    18,666    9,486     1,946    1,646    61,480     2,858    64,338
                                             --------------------------------------------------------------------------------------
  Net capitalized costs                      $ 13,837  $  5,158  $ 10,836 $  5,274   $ 3,711  $ 2,063  $ 40,879  $  3,374  $ 44,253
                                             =======================================================================================


Costs incurred in property acquisitions, exploration and development activities
--------------------------------------------------------------------------------------------------------------------------------
During 2001
  Property acquisition costs - Proved      $      -   $    -    $     -   $    -   $     2   $    -  $     2    $    -   $     2
                             - Unproved          95       17          1       (1)        -       10      122         -       122
  Exploration costs                             352      141        144      148       281      459    1,525        35     1,560
  Development costs                           1,648      664      1,498      666       995      219    5,690       429     6,119
                                           -------------------------------------------------------------------------------------
          Total                            $  2,095   $  822    $ 1,643   $  813   $ 1,278   $  688  $ 7,339    $  464   $ 7,803
                                           =====================================================================================
During 2000
  Property acquisition costs - Proved      $      1   $    1    $     -   $    1   $     -   $    -  $     3    $    -   $     3
                             - Unproved          72       15          4       96         2       49      238         -       238
  Exploration costs                             219      145        187      145       272      297    1,265        23     1,288
  Development costs                           1,236      525      1,262      502       402      224    4,151       383     4,534
                                           -------------------------------------------------------------------------------------
          Total                            $  1,528   $  686    $ 1,453   $  744   $   676   $  570  $ 5,657 $     406   $ 6,063
                                           =====================================================================================
During 1999
  Property acquisition costs - Proved      $      -   $    -    $     1   $   18   $     -   $    -  $    19    $    -   $    19
                             - Unproved           8        5          8        -       459       70      550         -       550
  Exploration costs                             263      106        248      152       304      267    1,340        38     1,378
  Development costs                           1,263      787      1,822      576       547      408    5,403       409     5,812
                                           -------------------------------------------------------------------------------------
          Total                            $  1,534   $  898    $ 2,079   $  746   $ 1,310   $  745  $ 7,312    $  447   $ 7,759
                                           =====================================================================================

                                                                            A39

SUPPLEMENTAL INFORMATION ON OIL AND GAS EXPLORATION AND PRODUCTION ACTIVITIES

Oil and Gas Reserves
The following information describes changes during the years and balances of proved oil and gas reserves at year-end 1999, 2000 and 2001.

   The definitions used are in accordance with applicable Securities and Exchange Commission regulations.

   Proved oil and gas reserves are the estimated quantities of crude oil, natural gas and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made. Prices include consideration of changes in existing prices provided only by contractual arrangements, but not on escalations based upon future conditions. In some cases, substantial new investments in additional wells and related facilities will be required to recover these proved reserves.

   Proved reserves include 100 percent of each majority owned affiliate's participation in proved reserves and ExxonMobil's ownership percentage of the proved reserves of equity companies, but exclude royalties and quantities due others. Gas reserves exclude the gaseous equivalent of liquids expected to be removed from the gas on leases, at field facilities and at gas processing plants. These liquids are included in net proved reserves of crude oil and natural gas liquids.

                                                              Consolidated Subsidiaries
                                           ----------------------------------------------------------    Non-
                                           United                      Asia-                         Consolidated     Total
Crude Oil and Natural Gas Liquids          States   Canada   Europe   Pacific   Africa  Other  Total   Interests    Worldwide
-----------------------------------------------------------------------------------------------------------------------------
                                                                      (millions of barrels)
Net proved developed and undeveloped reserves
  January 1, 1999                           2,804    1,154    1,708       786    1,821    710  8,983      1,970      10,953
    Revisions                                  96       19       96        23      128      6    368         25         393
    Purchases                                   -        -        -         -        -      -      -          -           -
    Sales                                      (3)       -        -         -        -      -     (3)        (9)        (12)
    Improved recovery                           7        1       15         -        3      -     26         72          98
    Extensions and discoveries                 58      277      174        18      191      2    720          -         720
    Production                               (213)     (96)    (232)     (112)    (119)   (18)  (790)      (102)       (892)
                                            -------------------------------------------------------------------------------
December 31, 1999                           2,749    1,355    1,761       715    2,024    700  9,304      1,956      11,260
    Revisions                                 410        9       25        29       50     24    547         33         580
    Purchases                                   -       -         -         -        -      -      -          -           -
    Sales                                      (1)      (5)       -         -        -      -     (6)         -          (6)
    Improved recovery                          40       34       20         -        3      -     97         26         123
    Extensions and discoveries                  8       33        5        39      425      4    514          3         517
    Production                               (220)     (96)    (253)      (93)    (118)   (26)  (806)      (107)       (913)
                                            -------------------------------------------------------------------------------
December 31, 2000                           2,986    1,330    1,558       690    2,384    702  9,650      1,911      11,561
    Revisions                                  89       (9)      68        (1)      94     15    256          8         264
    Purchases                                   -        -        -         -        -      -      -          -           -
    Sales                                      (6)       -        -         -        -      -     (6)        (3)         (9)
    Improved recovery                          57        5        5         -       34      -    101         20         121
    Extensions and discoveries                112       53       79        23       74      -    341        112         453
    Production                               (210)    (102)    (234)      (90)    (125)   (29)  (790)      (109)       (899)
                                            -------------------------------------------------------------------------------
December 31, 2001                           3,028    1,277    1,476       622    2,461    688  9,552      1,939      11,491

Developed reserves, included above
    At December 31, 1999                    2,383      608    1,086       615    1,048    186  5,926      1,333       7,259
    At December 31, 2000                    2,661      630      978       504      989    245  6,007      1,331       7,338
    At December 31, 2001                    2,567      593      881       477    1,022    232  5,772      1,440       7,212

A40

   Net proved developed reserves are those volumes which are expected to be recovered through existing wells with existing equipment and operating methods. Undeveloped reserves are those volumes which are expected to be recovered as a result of future investments to drill new wells, to recomplete existing wells and/or to install facilities to collect and deliver the production from existing and future wells.

   Reserves attributable to certain oil and gas discoveries were not considered proved as of year-end 2001 due to geological, technological or economic uncertainties and therefore are not included in the tabulation.

   Crude oil and natural gas liquids and natural gas production quantities shown are the net volumes withdrawn from ExxonMobil's oil and gas reserves. The natural gas quantities differ from the quantities of gas delivered for sale by the producing function as reported on page A43 due to volumes consumed or flared and inventory changes. Such quantities amounted to approximately 391 billion cubic feet in 1999, 392 billion cubic feet in 2000 and 406 billion cubic feet in 2001.

                                                           Consolidated Subsidiaries
                                         --------------------------------------------------------     Non-
                                         United                     Asia-                          Consolidated   Total
Natural Gas                              States   Canada  Europe   Pacific  Africa  Other   Total   Interests   Worldwide
-------------------------------------------------------------------------------------------------------------------------
                                                                   (billions of cubic feet)
Net proved developed and undeveloped reserves
  January 1, 1999                        13,057    3,489  11,401     9,998     113    615  38,673     19,333       58,006
    Revisions                               781       31     680       131       -     42   1,665        142        1,807
    Purchases                                 -        -       -         -       -      -       -          -            -
    Sales                                   (18)      (1)      -         -       -      -     (19)         -          (19)
    Improved recovery                         2       14     105         -       -      -     121        161          282
    Extensions and discoveries              305      207     192        44      58      6     812         61          873
    Production                           (1,126)    (353) (1,150)     (815)      -    (55) (3,499)      (654)      (4,153)
                                         --------------------------------------------------------------------------------
December 31, 1999                        13,001    3,387  11,228     9,358     171    608  37,753     19,043       56,796
    Revisions                               987       69     970      (113)    147     62   2,122         85        2,207
    Purchases                                 -       10       -         -       -      -      10          -           10
    Sales                                    (3)      (5)      -         -       -      -      (8)         -           (8)
    Improved recovery                        22       24      46         -       -     24     116         50          166
    Extensions and discoveries              195      430      96        11      70     26     828         45          873
    Production                           (1,157)    (399) (1,170)     (710)    (13)   (53) (3,502)      (676)      (4,178)
                                         --------------------------------------------------------------------------------
December 31, 2000                        13,045    3,516  11,170     8,546     375    667  37,319     18,547       55,866
    Revisions                               612      (51)    564      (198)      8     (5)    930        (94)         836
    Purchases                                 -        1       -         -       -      -       1          -            1
    Sales                                   (57)       -      (2)       (8)      -      -     (67)        (2)         (69)
    Improved recovery                         4       15      11         -       2      -      32          7           39
    Extensions and discoveries              242      120     360       590       8    120   1,440      1,991        3,431
    Production                           (1,114)    (418) (1,172)     (629)    (14)   (54) (3,401)      (757)      (4,158)
                                         --------------------------------------------------------------------------------
December 31, 2001                        12,732    3,183  10,931     8,301     379    728  36,254     19,692       55,946

Developed reserves, included above
    At December 31, 1999                 10,820    2,475   7,764     6,471       2    426  27,958      8,643       36,601
    At December 31, 2000                 10,956    2,850   8,222     6,300     125    477  28,930      9,087       38,017
    At December 31, 2001                 10,366    2,517   7,824     6,005     122    404  27,238      8,784       36,022

INFORMATION ON CANADIAN TAR SANDS PROVEN RESERVES NOT INCLUDED ABOVE

In addition to conventional liquids and natural gas proved reserves, ExxonMobil has significant interests in proven tar sands reserves in Canada associated with the Syncrude project. For internal management purposes, ExxonMobil views these reserves and their development as an integral part of total Upstream operations. However, U.S. Securities and Exchange Commission regulations define these reserves as mining related and not a part of conventional oil and gas reserves.

   The tar sands reserves are not considered in the standardized measure of discounted future cash flows for conventional oil and gas reserves, which is found on page A42.

Tar Sands Reserves                       Canada
-----------------------------------------------
                          (millions of barrels)
At December 31, 1999                        577
At December 31, 2000                        610
At December 31, 2001                        821

                                                                             A41

SUPPLEMENTAL INFORMATION ON OIL AND GAS EXPLORATION AND PRODUCTION ACTIVITIES

Standardized Measure of Discounted Future Cash Flows

As required by the Financial Accounting Standards Board, the standardized measure of discounted future net cash flows is computed by applying year-end prices, costs and legislated tax rates and a discount factor of 10 percent to net proved reserves. The corporation believes the standardized measure is not meaningful and may be misleading, due to a number of factors, including significant variability in cash flows due to changes in year-end prices.

                                                   Consolidated Subsidiaries
                               ---------------------------------------------------------------------      Non-
                               United                         Asia-                                   Consolidated     Total
                               States     Canada    Europe   Pacific   Africa     Other      Total      Interests    Worldwide
------------------------------------------------------------------------------------------------------------------------------
                                                            (millions of dollars)
As of December 31, 1999
  Future cash inflows from
    sales of oil and gas      $  82,674  $ 29,360  $ 64,192  $ 34,771  $ 49,247  $ 13,780  $ 274,024      $ 94,767   $ 368,791
  Future production costs        21,219     6,618    13,660     9,754    11,784     2,548     65,583        33,006      98,589
  Future development costs        4,131     2,116     4,904     3,516     4,779       605     20,051         3,104      23,155
  Future income tax expenses     20,103     8,096    23,396     7,680    20,405     2,493     82,173        26,573     108,746
                              ------------------------------------------------------------------------------------------------
  Future net cash flows       $  37,221  $ 12,530  $ 22,232  $ 13,821  $ 12,279  $  8,134  $ 106,217      $ 32,084   $ 138,301
  Effect of discounting
    net cash flows at 10%        20,139     5,884     7,351     5,918     6,275     4,694     50,261        19,473      69,734
                              ------------------------------------------------------------------------------------------------
  Discounted future net cash
    flows                     $  17,082  $  6,646  $ 14,881  $  7,903  $  6,004  $  3,440  $  55,956      $ 12,611   $  68,567
                              ================================================================================================
As of December 31, 2000
  Future cash inflows from
    sales of oil and gas      $ 177,178  $ 41,275  $ 70,208  $ 34,658  $ 52,651  $ 10,317  $ 386,287      $ 93,597   $ 479,884
  Future production costs        26,417     7,857    15,979     9,977    10,953     3,467     74,650        38,011     112,661
  Future development costs        3,977     2,806     5,552     3,405     7,516       798     24,054         3,901      27,955
  Future income tax expenses     55,192    12,731    26,078     7,382    18,949     1,830    122,162        21,333     143,495
                              ------------------------------------------------------------------------------------------------
  Future net cash flows       $  91,592  $ 17,881  $ 22,599  $ 13,894  $ 15,233  $  4,222  $ 165,421      $ 30,352   $ 195,773
  Effect of discounting
    net cash flows at 10%        48,876     6,795     7,779     5,638     8,158     2,450     79,696        18,825      98,521
                              ------------------------------------------------------------------------------------------------
  Discounted future net cash
    flows                     $  42,716  $ 11,086  $ 14,820  $  8,256  $  7,075  $  1,772  $  85,725      $ 11,527   $  97,252
                              ================================================================================================
As of December 31, 2001
  Future cash inflows from
    sales of oil and gas      $  68,713  $ 19,573  $ 58,394  $ 24,452  $ 42,806  $ 10,370  $ 224,308      $ 87,828   $ 312,136
  Future production costs        20,008     6,711    15,807     7,801    10,341     3,217     63,885        31,839      95,724
  Future development costs        4,613     2,695     5,252     3,262     7,839       831     24,492         3,043      27,535
  Future income tax expenses     16,620     3,908    17,416     4,325    13,485     2,091     57,845        22,046      79,891
                              ------------------------------------------------------------------------------------------------
  Future net cash flows       $  27,472  $  6,259  $ 19,919  $  9,064  $ 11,141  $  4,231  $  78,086      $ 30,900   $ 108,986
  Effect of discounting
    net cash flows at 10%        15,065     2,377     7,338     3,552     6,087     2,553     36,972        18,766      55,738
                              ------------------------------------------------------------------------------------------------
  Discounted future net cash
    flows                     $  12,407  $  3,882  $ 12,581  $  5,512  $  5,054  $  1,678  $  41,114      $ 12,134   $  53,248
                              ================================================================================================

Change in Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Gas Reserves

Consolidated Subsidiaries                                                                           2001       2000      1999
--------------------------------------------------------------------------------------------------------------------------------
                                                                                                      (millions of dollars)
Value of reserves added during the year due to extensions, discoveries, improved recovery
  and net purchases less related costs                                                           $   2,660  $  6,029   $   4,245
Changes in value of previous-year reserves due to:
  Sales and transfers of oil and gas produced during the year, net of production (lifting) costs   (20,748)  (24,498)    (13,395)
  Development costs incurred during the year                                                         5,577     4,194       5,313
  Net change in prices, lifting and development costs                                              (79,693)   44,702      59,466
  Revisions of previous reserves estimates                                                           2,520    12,537       3,106
  Accretion of discount                                                                             12,293     7,694       3,056
Net change in income taxes                                                                          32,780   (20,889)    (30,833)
                                                                                                 -------------------------------
      Total change in the standardized measure during the year                                   $ (44,611) $ 29,769   $  30,958
                                                                                                 ===============================

A42

OPERATING SUMMARY

                                                            2001         2000       1999         1998       1997
-----------------------------------------------------------------------------------------------------------------
                                                                         (thousands of barrels daily)
Production of crude oil and natural gas liquids
  Net production
    United States                                             712          733        729          745        803
    Canada                                                    331          304        315          322        287
    Europe                                                    653          704        650          635        641
    Asia-Pacific                                              247          253        307          322        347
    Africa                                                    342          323        326          301        294
    Other Non-U.S.                                            257          236        190          177        155
                                                           ------------------------------------------------------
  Worldwide                                                 2,542        2,553      2,517        2,502      2,527
                                                           ======================================================
                                                                         (millions of cubic feet daily)
Natural gas production available for sale
  Net production
    United States                                           2,598        2,856      2,871        3,140      3,223
    Canada                                                  1,006          844        683          667        600
    Europe                                                  4,595        4,463      4,438        4,245      4,283
    Asia-Pacific                                            1,547        1,755      2,027        2,352      2,632
    Other Non-U.S.                                            533          425        289          213        156
                                                           ------------------------------------------------------
  Worldwide                                                10,279       10,343     10,308       10,617     10,894
                                                           ======================================================
                                                                         (thousands of barrels daily)
Refinery throughput
    United States                                           1,840        1,862      1,930        1,919      2,026
    Canada                                                    449          451        441          445        448
    Europe                                                  1,563        1,578      1,782        1,888      1,899
    Asia-Pacific                                            1,436        1,462      1,537        1,554      1,559
    Other Non-U.S.                                            283          289        287          287        302
                                                           ------------------------------------------------------
  Worldwide                                                 5,571        5,642      5,977        6,093      6,234
                                                           ======================================================
Petroleum product sales
    United States                                           2,751        2,669      2,918        2,804      2,777
    Canada                                                    585          577        587          579        574
    Europe                                                  2,079        2,129      2,597        2,646      2,609
    Asia-Pacific and other Eastern Hemisphere               2,024        2,090      2,223        2,266      2,249
    Latin America                                             532          528        562          578        564
                                                           ------------------------------------------------------
  Worldwide                                                 7,971        7,993      8,887        8,873      8,773
                                                           ======================================================
    Gasoline, naphthas                                      3,165        3,122      3,428        3,417      3,317
    Heating oils, kerosene, diesel oils                     2,389        2,373      2,658        2,689      2,725
    Aviation fuels                                            721          749        813          774        753
    Heavy fuels                                               668          694        706          765        744
    Specialty petroleum products                            1,028        1,055      1,282        1,228      1,234
                                                           ------------------------------------------------------
  Worldwide                                                 7,971        7,993      8,887        8,873      8,773
                                                           ======================================================
                                                                          (thousands of metric tons)
Chemical prime product sales                               25,780       25,637     25,283       23,628     23,838
                                                           ======================================================
                                                                          (millions of metric tons)
Coal production                                                13           17         17           15         15
                                                           ======================================================
                                                                          (thousands of metric tons)
Copper production                                             252          254        248          216        205
                                                           ======================================================

Operating statistics include 100 percent of operations of majority owned subsidiaries; for other companies, crude production, gas, petroleum product and chemical prime product sales include ExxonMobil's ownership percentage, and refining throughput includes quantities processed for ExxonMobil. Net production excludes royalties and quantities due others when produced, whether payment is made in kind or cash.

                                                                             A43

                                   APPENDIX B

BOARD AUDIT COMMITTEE CHARTER

I. PURPOSE

The primary function of the Board Audit Committee (the "committee") is oversight. The committee shall assist the Board of Directors (the "board") in fulfilling its responsibility to oversee management's conduct of the corporation's financial reporting process, the financial reports and other financial information provided by the corporation to the Securities and Exchange Commission and the public, the corporation's system of internal accounting and financial controls, and the annual independent audit of the corporation's financial statements.

The committee, subject to any action that may be taken by the full board, shall have the ultimate authority and responsibility to select (subject to shareholder ratification), evaluate and, where appropriate, replace the independent auditor.

The corporation's management is responsible for preparing the corporation's financial statements. The independent auditors are responsible for auditing those financial statements. Management, including the internal audit function, and the independent auditors have more time, knowledge and detailed information about the corporation than do committee members. Consequently, in carrying out its oversight responsibilities, the committee is not providing any professional certification as to the independent auditors' work or any expert or special assurance as to the corporation's financial statements, including with respect to auditor independence. Each member of the committee shall be entitled to rely on the integrity of people and organizations from whom the committee receives information and the accuracy of such information, including representations by management and the independent auditors regarding information technology and other non-audit services provided by the independent auditor.

In discharging its oversight role, the committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the corporation and the authority to retain outside counsel, auditors or other experts for this purpose.

II. MEMBERSHIP

The committee's composition shall meet the requirements of the Audit Committee Policy of the New York Stock Exchange.

Accordingly, each member of the committee shall:

    have no relationship to the corporation that may interfere with the exercise of his or her independence from management and the corporation; and

    be financially literate or become financially literate within a reasonable period of time after appointment to the committee.

    In addition, at least one member of the committee shall have accounting or related financial management expertise.

                                                                              B1

III. ACTIVITIES

The following shall be the common recurring activities of the committee in carrying out its oversight function. These activities are set forth as a guide with the understanding that the committee may diverge from this guide as appropriate given the circumstances.

     1. The committee shall make a recommendation to the board prior to the end of each year with respect to the appointment of independent auditors to audit the consolidated financial statements of the corporation and its subsidiaries for the coming year.

     2. The committee shall review from time to time, at least annually,
        (a) the results of the audits by the corporation's independent auditors of the corporation's consolidated financial statements, (b) the costs of such audits including the fees paid to the independent auditors,
        (c) any significant deficiency in the design or the operation of internal accounting controls identified by the independent auditors and any resulting recommendations, and (d) the arrangements for and the scope of the independent auditors' audits of the corporation's consolidated financial statements. The committee shall report the foregoing to the board with such recommendations as it may deem appropriate.

     3. The committee shall confer with the Controller, the General Auditor, management and the independent auditors as requested by any of them or by the committee, at least annually, and review their reports with respect to the functioning, quality and adequacy of programs for compliance with the corporation's policies and procedures regarding business ethics, financial controls and internal auditing, including information regarding violations or probable violations of such policies. The committee shall report the foregoing to the board with such recommendations as it may deem appropriate.

     4. The committee shall review with the Controller and the General Auditor, at least annually, the activities, budget, staffing and structure of the internal auditing function of the corporation and its subsidiaries, including their evaluations of the performance of that function and any recommendations with respect to improving the performance of or strengthening that function. As appropriate, the committee shall review the reports of any internal auditor on a financial safeguard problem which has not resulted in corrective action or has not otherwise been resolved to the auditor's satisfaction at any intermediate level of audit management.

     5. The committee, along with the other members of the board, shall review with management and the independent auditors the audited financial statements to be included in the corporation's annual report on Form 10-K. The committee shall review and consider with the independent auditors the matters required to be discussed by Statement of Auditing Standards No. 61 ("SAS No. 61"), including deficiencies in internal controls, fraud, illegal acts, management judgments and estimates, audit adjustments, audit difficulties, and the independent auditors' judgments about the quality of the corporation's accounting practices.

B2

     6. As a whole, or through the committee chairman, the committee shall review with the independent auditors and management the corporation's interim financial results to be included in each quarterly report on Form 10-Q. Each such review shall include any matters required to be discussed by SAS No. 61 and shall occur prior to the corporation's filing of the related Form 10-Q, with the Securities and Exchange Commission.

     7. The committee shall: (a) request annually from the independent auditors a formal written statement delineating all relationships between the independent auditors and the corporation consistent with Independence Standards Board Standard Number 1; (b) consider, with a view to auditor independence, the fees payable to the independent auditor for audit services, information technology services, and all other services, for such periods, in such categories and on such bases as the committee may request; (c) discuss with the independent auditors any such disclosed relationships and their impact on the independent auditors' independence; and (d) recommend that the board take appropriate action in response to the independent auditors' report to satisfy itself of the auditors' independence.

     8. The committee shall deliver any report or other disclosure by the committee required to be included in any proxy statement for the election of the corporation's directors under the rules of the Securities and Exchange Commission.

     9. The committee shall review the adequacy of this charter on an annual basis.

    10. The committee shall review major changes to the corporation's auditing and accounting principles and practices based on advice of the independent auditor, the Controller, the General Auditor or management.

    11. The committee shall evaluate, along with the other members of the board, the performance of the independent auditor.

    12. The committee shall review the expenses of officers of the corporation who are also members of the board and such other officers as it may deem appropriate.

    13. The committee shall take such other actions and do such other things as may be referred to it from time to time by the board.

                                                                              B3

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EXXONMOBIL                                                   2002 ANNUAL MEETING
                                                                ADMISSION TICKET
c/o EquiServe                  This ticket will admit shareholder and one guest.
P.O. Box 43068
Providence, RI 02940-3068

ANNUAL MEETING OF SHAREHOLDERS

TIME:         Wednesday, May 29, 2002, 9:30 a.m.
PLACE:        Morton H. Meyerson Symphony Center
              Dallas, Texas (MAP ON BACK)
AUDIOCAST:    Live on the Internet at WWW.EXXONMOBIL.COM.
              Instructions on the Web site one week prior to the event.

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                          -----------------------------
                          VOTE BY INTERNET OR TELEPHONE
                                  QUICK    EASY
                          -----------------------------

 IF YOU VOTE BY INTERNET OR TELEPHONE, YOU WILL BE ASKED TO ENTER YOUR CONTROL
      NUMBER LOCATED ABOVE YOUR NAME ON THE PROXY/VOTING INSTRUCTION CARD.

VOTE BY INTERNET:   The Web address is WWW.EPROXYVOTE.COM/XOM

VOTE BY PHONE:      Call toll-free on a touch-tone phone 1-877-779-8683 anytime.

VOTE BY CARD:       Complete, sign, date, and return your proxy/voting
                    instruction card in the enclosed envelope.
                    Check the appropriate box below to discontinue duplicate annual report mailings.

                    To access the Summary Annual Report and Proxy Statement on the Internet, visit our Web site at WWW.EXXONMOBIL.COM

                      IF YOU VOTE BY INTERNET OR PHONE --
                 DO NOT MAIL THE PROXY/VOTING INSTRUCTION CARD
                                  DETACH HERE
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

    PLEASE MARK
|X| VOTES AS IN
    THIS EXAMPLE.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.
--------------------------------------------------------------------------------
                                               FOR ALL   WITHHELD FROM ALL
1.  ELECTION OF DIRECTORS (PAGE 3).              | |            | |




                   For all nominees except as noted above.
--------------------------------------------------------------------------------
                                                        FOR   AGAINST   ABSTAIN
2.  RATIFICATION OF INDEPENDENT AUDITORS (PAGE 24).     | |     | |       | |
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      THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEMS 3 THROUGH 10.
--------------------------------------------------------------------------------
                                                        FOR   AGAINST   ABSTAIN
3.  GOVERNMENT SERVICE (PAGE 25).                       | |     | |       | |

4.  POLICY ON BOARD DIVERSITY (PAGE 26).                | |     | |       | |

5.  HUMAN RIGHTS POLICY (PAGE 28).                      | |     | |       | |

6.  EXECUTIVE COMPENSATION FACTORS (PAGE 30).           | |     | |       | |

7.  ADDITIONAL REPORT ON ANWR DRILLING (PAGE 32).       | |     | |       | |

8.  RENEWABLE ENERGY SOURCES (PAGE 35).                 | |     | |       | |

9.  AMENDMENT OF EEO POLICY (PAGE 39).                  | |     | |       | |

10. SHAREHOLDER VOTE ON POISON PILLS (PAGE 42).         | |     | |       | |
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                                 MARK BOX IF COMMENTS APPEAR ON THIS         | |
                                 CARD OR AN ATTACHMENT.

                                 MARK BOX TO DISCONTINUE ANNUAL REPORT       | |
                                 MAILING FOR THIS ACCOUNT.



Signature:__________________________________  Date:_______________________, 2002

Signature:__________________________________  Date:_______________________, 2002

NOTE: Please sign exactly as name appears hereon. When signing as attorney, executor, administrator, trustee, or guardian, please give full name as such.
--------------------------------------------------------------------------------

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                         EXXONMOBIL 2002 ANNUAL MEETING
                       MORTON H. MEYERSON SYMPHONY CENTER
                               2301 FLORA STREET
                              DALLAS, TEXAS 75201

           ----------------------------------------------------------



                                     [MAP]



           ----------------------------------------------------------

   Free parking is available in the Arts District Garage. Have your parking ticket validated at the annual meeting. Traffic in the area may cause a delay; please allow extra time for parking.



- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -

EXXONMOBIL                                       PROXY/VOTING INSTRUCTION
                                                 SOLICITED BY BOARD OF DIRECTORS
c/o Proxy Services
P.O. Box 43054                                    ANNUAL MEETING, MAY 29, 2002
Providence, RI 02940-3054                                DALLAS, TEXAS

The undersigned hereby appoints, and instructs the appropriate account trustee(s), if any, to appoint, J.R. Houghton, W.R. Howell, P.E. Lippincott, M.C. Nelson, and L.R. Raymond, or each or any of them, with power of substitution, proxies to act and vote shares of common stock of the undersigned at the 2002 annual meeting of shareholders of Exxon Mobil Corporation and at any adjournments thereof, as indicated, upon all matters referred to on the reverse side and described in the proxy statement for the meeting and, at their discretion, upon any other matters that may properly come before the meeting.

    Election of Directors(1)
    NOMINEES:
    (01) M.J. Boskin        (05) W.R. Howell            (09) H.J. Longwell
    (02) W.T. Esrey         (06) H.L. Kaplan            (10) M.C. Nelson
    (03) D.V. Fites         (07) R.C. King              (11) L.R. Raymond
    (04) J.R. Houghton      (08) P.E. Lippincott        (12) W.V. Shipley

This proxy covers shares of common stock registered in the name of the undersigned and held in the name of the undersigned in the ExxonMobil Shareholder Investment Program. This proxy also provides voting instructions for any shares held in the name of the undersigned in the ExxonMobil Savings Plan and/or ExxonMobil Shareholder Investment Program IRA (SIP IRA).

IF NO OTHER INDICATION IS MADE, THE PROXIES/TRUSTEES SHALL VOTE (a) FOR THE ELECTION OF THE DIRECTOR NOMINEES AND (b) IN ACCORDANCE WITH THE
RECOMMENDATIONS OF THE BOARD OF DIRECTORS ON THE OTHER MATTERS REFERRED TO ON THE REVERSE SIDE.



(1)See item 1 on reverse side. The numbers in front of the nominees' names
are provided to assist in Internet and telephone voting                   (OVER)
================================================================================

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